AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1997

                                                 REGISTRATION NO. 333-05955
     ==========================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                              -------------------------

                                   AMENDMENT NO. 5

                                         TO
                                       FORM S-1
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                              -------------------------
                             GRAND COURT LIFESTYLES, INC.
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
          Delaware                       8059                         22-3423087
          --------                      ----                         -----------
          (State or other     (Primary standard industrial      (I.R.S. employer
          jurisdiction of     classification code number)         identification
          incorporation or                                               number)
          organization)
                      ------------------------------------------
                                2650 N. Military Trail
                                      Suite 350
                              Boca Raton, Florida 33431
                                    (561) 997-0323
                 (Address, including zip code, and telephone number,
                         including area code, of registrant's
                             principal executive offices)
                       ---------------------------------------
                    John W. Luciani, III, Executive Vice President
                             Grand Court Lifestyles, Inc.
                                2650 N. Military Trail
                                      Suite 350
                              Boca Raton, Florida 33431
                                    (561) 997-0323
                  (Name, address, including zip code, and telephone
                  number, including area code, of agent for service)
                         -----------------------------------
                                      Copies to:
                    John T. Hood, Esq.            Stephen A. Weiss, Esq.
                    Reid & Priest LLP             Greenberg Traurig Hoffman
                    40 West 57th Street           Lipoff Rosen & Quentel
                    New York, New York  10019     153 East 53rd Street
                    (212) 603-2000 New York,      (212) 801-9200
                    New York  10022

          Approximate date of commencement of proposed distribution to the public: As promptly as practicable after the effective date of this registration statement.
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [] ____________
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [] ____________
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: []


                        CALCULATION OF REGISTRATION FEE
     ===========================================================================
                                              PROPOSED   PROPOSED
                                              MAXIMUM     MAXIMUM
         TITLE OF EACH CLASS                  OFFERING   AGGREGATE   AMOUNT OF
         OF SECURITIES TO BE    AMOUNT TO BE PRICE PER   OFFERING  REGISTRATION
             REGISTERED          REGISTERED   SHARE(1)   PRICE(1)     FEE(2)
     --------------------------------------------------------------------------
     Common Stock, $.01 par      3,162,500     $10.00   $17,250,000    None
     value per share             shares(3)
     --------------------------------------------------------------------------
     Preferred Stock, $.0001     1,725,000     $10.00   $17,250,000    None
     par value per share           shares

     --------------------------------------------------------------------------
     Common Stock, $.01 par       275,000      $16.50   $2,475,000     None
     value per share            shares(4)(5)
     --------------------------------------------------------------------------
     Preferred Stock, $.0001      150,000      $16.50   $2,475,000     None
     par value per share         shares(6)
     ===========================================================================


     (1)  Estimated solely for the purpose of computing the registration fee.


     (2) Excludes a registration fee of $32,374.71 which previously has been paid and, pursuant to Rule 457(i), was calculated on the basis of the proposed offering price of the Common Stock and the Convertible Preferred Stock, excluding any shares of Common Stock issuable upon conversion of Convertible Preferred Stock.


     (3) Includes 1,437,500 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; provided however that the number of shares of Common Stock issuable upon the conversion of Convertible Preferred Stock is subject to adjustment in certain circumstances pursuant to anti-dilution provisions of the Convertible Preferred Stock, and any additional shares issued pursuant to such provisions shall be deemed to be covered by this Registration Statement, pursuant to Rule 416(a).


     (4) Includes 125,000 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock issuable upon exercise of the Representative's Warrants; provided however that the number of shares of Common Stock issuable upon the conversion of Convertible Preferred Stock is subject to adjustment in certain circumstances pursuant to anti-dilution provisions of the Convertible Preferred Stock, and any additional shares issued pursuant to such provisions shall be deemed to be covered by this Registration Statement, pursuant to Rule 416(a).


     (5) Represents shares of Common Stock issuable upon exercise of Representative's Warrants.


     (6) Represents shares of Convertible Preferred Stock issuable upon exercise of Representative's Warrants.

                        -------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                     SUBJECT TO COMPLETION, DATED MARCH 10, 1997


        1,500,000 SHARES OF   % SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                         AND
                           1,500,000 SHARES OF COMMON STOCK

                             GRAND COURT LIFESTYLES, INC.


          This Prospectus relates to an offering (the "Offering") of (a)
     1,500,000 shares of    % Senior Convertible Redeemable Preferred Stock,
     $.0001 par value, and $10.00 liquidation preference per share (the "Convertible Preferred Stock") and (b) 1,500,000 shares of Common Stock, $.01 par value per share ("Common Stock") of Grand Court Lifestyles, Inc. (the "Company"), of which 1,200,000 shares are being sold by the Company and 300,000 shares are being sold by certain principal stockholders of the Company (the "Selling Stockholders"). The Convertible Preferred Stock and Common Stock are sometimes collectively referred to as the "Securities". The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

          The Convertible Preferred Stock is convertible into Common Stock at any time prior to redemption at the rate determined by dividing $10.00 (the initial offering price per share of Common Stock) by $12.00 (120% of the initial offering price per share of Common Stock), an effective conversion rate of approximately 0.8333 shares of Common Stock for each share of Convertible Preferred Stock (subject to adjustment under certain
     circumstances).  Commencing March   , 2000, the Convertible Preferred Stock
     is subject to redemption by the Company, in whole or in part, at $10.00 per share, plus accumulated and unpaid dividends, on 30 days' prior written notice, provided that the closing bid price of the Common Stock for at least 20 consecutive trading days ending not more than 10 trading days prior to the date of the notice of redemption equals or exceeds $15.00 per
     share (150% of the per share initial offering price), or after March   ,
     2001, at the cash redemption prices set forth herein, plus accumulated and unpaid dividends. Cumulative dividends on the Convertible Preferred Stock
     at the rate of $    per share per annum are payable quarterly, out of funds
     legally available therefor, on the last business day of January, April, July and October of each year, commencing April 30, 1997.


          The holders of Convertible Preferred Stock have the right, voting as a class, to approve or disapprove of the issuance of any class or series of stock ranking senior to or on a parity with the Convertible Preferred Stock wtih respect to declaration and payment of dividends or the distribution of assets on liquidation, dissolution or winding-up.



          Prior to this Offering, there has been no market for the Securities and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is anticipated that the initial offering price of both the Convertible Preferred Stock and the Common Stock will be $10 per share. For information regarding the factors considered in determining the initial public offering price of the Securities and the terms of the Convertible Preferred Stock, see "Risk Factors" and "Underwriting." The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "GCLI," subject to certain conditions. The Company has applied for listing of the Convertible Preferred Stock on the Nasdaq National Market under the symbol "GCLIP."

           AN INVESTMENT IN THE SECURITIES INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN
             MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            -----------------------------
       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
            AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
               HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                   ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.

         ===================================================================
                                                    PROCEEDS    PROCEEDS TO
                                                       TO         SELLING
                           PRICE TO  UNDERWRITING  COMPANY(2)   STOCKHOLDERS
                            PUBLIC   DISCOUNTS(1)      (3)         (2)(3)
         ------------------------------------------------------------------
         Per Share of
         Convertible
          Preferred Stock
                              $            $            $            $

         ------------------------------------------------------------------
         Per Share of         $            $            $            $
         Common Stock  .
         ------------------------------------------------------------------
         Total                $            $            $            $
         ===================================================================
                                              (see footnotes on following page)
                       ---------------------------------------
          The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities will be made in
     Seattle, Washington, on or about March   , 1997.
                       ----------------------------------------
                           NATIONAL SECURITIES CORPORATION

                    The date of this Prospectus is March   , 1997

    	INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.
	A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRAITON STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     (continued from cover page)


     (1) Does not include additional compensation payable to National Securities Corporation, the representative of the several Underwriters (the "Representative"), in the form of (i) a non-accountable expense allowance of up to 2.15% of the gross proceeds of the Offering, of which $50,000 has been paid by the Company to date and (ii) warrants to purchase from the Company up to 150,000 shares of Common Stock and 150,000 shares of Convertible Preferred Stock ("Representative's Warrants") at a price equal to 165% of the per share price to the public of the Common Stock and the Convertible Preferred Stock, respectively, exercisable over a period of four years commencing one year after the date of this Prospectus. In addition, the Company and the Selling Stockholders have agreed to indemnify the Underwriters for certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


     (2) Before deducting expenses (which include, but are not limited to, (i) the 2.15% non-accountable expense allowance payable to the Representative and (ii) a finders fee payable to Norbert J. Zeelander, a third party, of $250,000), estimated at approximately $2,915,000. All expenses of the Offering will be paid by the Company, except that the Selling Stockholders will pay underwriting discounts and a pro rata share of the non-accountable expense allowance with respect to shares sold by them.


     (3) The Company and the Selling Stockholders have granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to 225,000 additional shares of Common Stock, of which up to 180,000 shares will be sold by the Company and up to 45,000 shares will be sold by the Selling Stockholders, and up to 225,000 additional shares of Convertible Preferred Stock, upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-allotment Option"). If such Over-allotment Option is exercised in full, the total Price to Public, Underwriting Discounts, Proceeds to the Company and Proceeds to
          Selling Stockholders will be $           , $           , $
          and $           , respectively.







          IN CONNECTION WTIH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CONVERTIBLE PREFERRED STOCK AND COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."


          CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CONVERTIBLE PREFERRED STOCK AND THE COMMON STOCK, INCLUDING SYNDICATE COVERING TRANSACTIONS, PENALTY BIDS AND SHORT SALES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  PROSPECTUS SUMMARY


          The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, (i) all references herein to the "Company" include the Company, its subsidiaries and its predecessors taken as a whole, (ii) all references herein to a "fiscal" year refer to the fiscal year beginning on February 1 of that year (for example, "fiscal 1995" refers to the fiscal year beginning on February 1, 1995) and (iii) all information in this Prospectus assumes an initial offering price of $10.00 per share of Common Stock and $10.00 per share of Convertible Preferred Stock and no exercise of the Over-allotment Option, and (iv) all information in this Prospectus assumes a dividend rate on the Convertible Preferred Stock of 8.5%, the mid-point in the range for the dividend rate of between 8% and 9%. Other than in the consolidated financial statements, all share and per share data has been restated to give effect to a 1,626.19-for-1 stock split and reduction in par value per share of Common Stock from $.10 to $.01 which will occur on the date of this Prospectus. This Prospectus contains certain forward-looking statements which involve certain risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of the factors set forth under "Risk Factors" and elsewhere in this Prospectus.


                                     THE COMPANY

     General

          Grand Court Lifestyles, Inc. (the "Company"), a fully integrated provider of adult living accommodations and services, acquires, finances, develops and manages adult living communities. The Company's revenues have been, and are expected to continue to be, primarily derived from sales of partnership interests in partnerships it organizes to finance the acquisition of existing adult living communities. The Company manages such adult living communities and, as a result, is one of the largest operators of adult living communities in the United States, operating communities offering both independent and assisted-living services. The Company currently operates 32 adult living communities containing 4,646 apartment units in 11 states in the Sun Belt and the Midwest. The Company also operates one nursing home and one residential apartment complex. To the extent that the development plan to construct new adult living communities, as described below, is successfully implemented, the Company anticipates that the percentage of its revenues derived from sales of partnership interests would decrease and the percentage of its revenues derived from newly constructed communities would increase. As a result of anticipated start-up losses from the Company's new adult living communities, the Company anticipates that it will incur operating losses for at least two years.

     Partnership Offerings

          The Company has derived, and it expects to continue to derive, a substantial portion of its revenues from sales of partnership interests in partnerships it organizes to finance the acquisition of existing adult living centers. The Company has financed the acquisition and development of the 32 adult living communities and other properties that it operates by utilizing mortgage financing and by arranging for the sale of limited partnership interests in 37 limited partnerships ("Investing Partnerships") formed to acquire interests in the 32 other partnerships that own adult living communities and other properties ("Owning Partnerships"). The Company is the managing general partner of all but one of the Owning Partnerships and manages all of the adult living communities, the one nursing home and the one residential apartment complex in its portfolio. The Company is also the general partner of 26 of the 37 Investing Partnerships. As a result of its financing acquisitions by arranging for the sale of partnership interests, the Company retains a participation in the cash flow, sale proceeds and refinancing proceeds of the properties after certain priority payments to the limited partners. The limited partners typically agree to pay their capital contributions over a five-year period. Past offerings have provided, and it is anticipated that future offering will provide, that the limited partners will receive guaranteed distributions during each of the first five years of their investment equal to between 11% to 12% of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Owning Partnerships, for such five-year period, the Company is required to pay to the Owning Partnerships, amounts sufficient to fund (i) any operating cash deficiencies of such Owning Partnerships and (ii) any part of such guaranteed return not paid from cash flow from the related property (which the Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners). During the fiscal year ended January 31, 1996 and the nine months ended October 31, 1996, the Company paid approximately $917,000 and $4.0 million, respectively, with respect to guaranteed return obligations, and paid approximately $1.6 million and $1.6 million, respectively, with respect to operating cash deficiencies. The Company anticipates that for at least the next two years, the aggregate guaranteed return obligations with respect to existing and future Investing Partnerships will exceed the aggregate cash flow generated by the related properties, which will result in the need to utilize cash generated by the Company to meet its guaranteed return obligations. The Company's obligations with respect to guaranteed returns and operating cash deficiencies are contractual obligations of the Company to make payments under the management contracts to the Owning Partnerships. In general, the accrual of expenses arising from obligations of the Company, including such obligations under the management contracts, reduces the amount of earnings that might otherwise be available for distribution to stockholders. The aggregate amount of guaranteed return obligations for each of the fiscal years 1996 through 2002 based on existing management contracts is $12.4 million, $14.8 million, $13.7 million, $15.1 million, $13.3 million, $7.4 million and $300,000, respectively. Such amounts of guaranteed return obligation are calculated based upon paid-in capital contributions of limited partners as of January 31, 1996 with respect to fiscal 1996 and remaining scheduled capital contributions (as adjusted to reflect certain property refinancings that resulted in the return of capital to limited partners) with respect to fiscal years 1997 through 2002. Actual amounts of guaranteed return obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of guaranteed return obligations are calculated without regard to the cash flow the related properties will generate that can be used to meet such obligations.


          In the past, limited partners have been allowed to prepay capital contributions. The amount of the prepayments received upon the closings of the sales of limited partnership interests in Investing Partnerships, as a percentage of total sales revenue and syndication fee income, averaged 63.9% in fiscal 1993, 64.6% in fiscal 1994, 52.6% in fiscal 1995 and 54.7%
     for the nine months ended October 31, 1996. Prepayments of capital contributions do not result in the prepayment of the related purchase notes held by the Company. Instead, such amounts are loaned to the Company by the Investing Partnership. As a result of such loans and crediting provisions of the related purchase agreements, the Company records the purchase notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's note receivables and reduce interest income received by the Company. Pursuant to the terms of offerings, the Company has the option not to accept future prepayments by limited partners of capital contributions. The Company has not determined whether it will continue to accept prepayments by limited partners of capital contributions.


          The existing adult living communities and the other properties managed by the Company are owned by the Owning Partnerships and not by the Company. Future revenues, if any, of the Company relating to such communities would primarily arise in the form of (i) deferred income earned on sales of interests in the Owning Partnership for such communities, (ii) management fees and (iii) amounts payable by the Investing Partnerships to the Company in the event of the subsequent sale or refinancing of such communities.


          At October 31, 1996, the Company had approximately $23.8 million principal amount of debt ("Investor Note Debt") secured by notes from investors in offerings of limited partnership interests, which debt has an average interest rate of 10.51% per annum. The average collection rate with respect to such investor notes in the last five years was in excess of 99% of the principal amount thereof that became due and such collections have been sufficient to pay interest and principal with respect to the Company's related Investor Note Debt. There can be no assurance that future collections will continue at such rate. In the event that future collections are not sufficient to pay interest and principal with respect to the Company's related Investor Note Debt, the Company would need to pay the shortfall from cash generated by its operations and, as a result, the Company's business, operating results and financial condition could be adversely affected.


          Although the Company is no longer either a general or limited partner in the partnerships relating to multi-family properties, the Company holds promissory notes from Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own multi-family properties. As of October 31, 1996, the recorded value, net of deferred income, of multi-family notes was $106.5 million. All but $348,000 of the $52.6 million of "Other Partnership Receivables" recorded on the Company's Consolidated Balance Sheet as of October 31, 1996 relate to multi-family notes. Twenty-seven of the Owning Partnerships for such multi-family properties are in default on their respective mortgages. Nine of such Owning Partnerships have filed bankruptcy petitions seeking protection from foreclosure actions. The Company anticipates that one of such Owning Partnerships will lose its property pursuant to an uncontested foreclosure sale of such property (such Owning Partnership, together with the nine Owning Partnerships that have filed bankruptcy petitions, are referred to herein as the "Protected Partnerships"). The Selling Stockholders and one of their affiliates have assigned certain interests they owned personally to the Investing Partnerships which own controlling interests in the Protected Partnerships, which assigned interests provide additional security for the multi-family notes issued to the Company by such Investing Partnerships. The Company has recorded a loss for the nine months ended October 31, 1996 in the amount of $18.4 million, representing the recorded value, net of deferred income and net of any previously established reserves, due to the impairment of these multi-family notes. As a result of the transfers by the Selling Stockholders and their affiliate of these assigned interests to the Investing Partnerships that issued such multi-family notes, the Company recorded a contribution to capital in the amount of $21.3 million and the recorded value of such multi-family notes remains unchanged. The Company believes that it will collect these multi-family notes due to the additional security provided by the assigned interests.


          There are 17 remaining Owning Partnerships which own multi-family properties that are in default of their mortgages. As of October 31, 1996, the recorded value, net of deferred income, of the multi-family notes and "Other Partnership Receivables" held by the Company in said properties was $33.8 million. The Company has established reserves of $10.1 million to address the possibility that these notes may not be collected in full. It is possible that such other Owning Partnerships that own multi-family properties that are in default on their mortgages will file bankruptcy petitions or take similar actions seeking protection from their creditors.

          In addition, many of the multi-family properties are dependent to varying degrees on housing assistance payment contracts with United States government, most of which will expire over the next few years. In view of the foregoing, there can be no assurance that other Owning Partnerships that own multi-family properties will not default on their mortgages, file bankruptcy petitions, and/or lose their properties through foreclosure. The Company could be required to realize a loss if any such property is considered impaired under applicable accounting rules, which loss would be reduced by any deferred income recorded for the related note and any reserve for said note previously established by the Company. Such losses, if any, could adversely affect the Company's business, operating results and financial condition.

     Business Development Strategy

          Senior management formed the first predecessor of the Company over 25 years ago and, in the aggregate, have over 80 years of experience in the acquisition, financing, development and management of residential real property. Prior to 1986, the Company acquired, developed, arranged for the sale of interests in partnerships owning, and in most cases managed, multi-family properties containing approximately 20,000 apartment units, primarily in the Sun Belt and the Midwest. Beginning in 1986, the Company has focused primarily on adult living communities. According to a study conducted by the American Senior Housing Association, the Company currently operates one of the largest portfolios of adult living communities in the United States. The Company has become an experienced provider of both independent and assisted-living services. The Company operates 32 adult living communities containing 4,646 apartment units. The Company also operates one nursing home and one residential apartment complex. The Company believes that its experience in the acquisition, development and management of adult living communities positions it to take advantage of social and economic trends that are projected to increase demand for adult living services. The Company's operating objective is to provide high-quality, personalized living services to senior residents, primarily persons over the age of 75.


          The Company plans to continue to acquire existing adult living communities, and currently plans to acquire between four to eight existing communities over the next two years. The Company has recently acquired an adult living community in Mesa, Arizona containing 166 apartment units and has entered into contracts to acquire one adult living community in Winter Haven, Florida containing 133 apartment units and one adult living community in Westland, Michigan containing 153 apartment units. In addition, the Company has acquired two adult living communities from existing Owning Partnerships, and may engage in other similar transactions. The Company intends to continue to finance its future acquisitions of adult living communities by utilizing mortgage financing and by arranging for the sale of limited partnership interests in new Investing Partnerships which will own interests in new Owning Partnerships. It is anticipated that the Company will be the managing general partner of the new Owning Partnerships that own adult living communities acquired in the future.

          The Company has instituted a development plan pursuant to which it currently intends to commence construction on between 18 and 24 adult living communities during the next two years containing between 2,556 and 3,408 apartment units. The Company plans to own or operate pursuant to long-term leases or similar arrangements the adult living communities that will be developed under the plan. The Company's development plan contemplates its first new communities being built in Texas. The Company has entered into an agreement with Capstone Capital Corporation ("Capstone") pursuant to which Capstone will provide up to $39 million for development of up to four new adult living communities that will be operated by the Company pursuant to long-term leases with Capstone. The Company has closed the development financing with Capstone and has begun construction on all four of these adult living communities which are located in San Angelo, Wichita Falls, El Paso and Abilene, Texas. The Company also has commenced construction, with mortgage financing from Bank United of Texas ("Bank United"), for up to $7 million on an adult living community in Corpus Christi, Texas, and for up to $7.3 million on an adult living community in Temple, Texas. The Company also holds options to acquire three additional sites in Texas and is actively negotiating with several additional lenders to obtain financing to develop these sites. The Company generally plans to concentrate on developing projects in only a limited number of states at any given time. The Company believes that this focus will allow it to realize certain efficiencies in the development and management of communities.

          The Company's development plan is based upon a "prototype" adult living community that it has designed. The prototype incorporates attributes of the various facilities managed by the Company, which it believes appeal to the elderly. The prototype contains 142 apartment units and will be located on sites of up to seven acres. The Company believes that its development prototype is larger than most assisted-living facilities, which typically range from 40 to 80 units. The Company believes that the greater number of units will allow the Company to achieve economies of scale in operations, resulting in lower operating costs per unit, without sacrificing quality of service. Each such community will offer residents a choice between independent-living and assisted-living services. As a result, the market for each facility will be broader than for facilities that offer only either independent-living or assisted-living services. Due to licensing requirements and the expense and difficulty of converting existing independent-living units to assisted-living units, independent-living and assisted-living units generally are not interchangeable. However, the Company's prototype is designed to allow, at any time, for conversion of units, at minimum expense, for use as either independent-living or assisted-living units. Each community therefore may adjust its mix of independent-living and assisted-living units as the
     market or existing residents demand.   The Company believes that part of
     the appeal of this type of community is that residents will be able to "age in place" with the knowledge that they need not move to another facility if they require assistance with "activities of daily living." The Company believes that the ability to retain residents by offering them higher levels of services will result in stable occupancy with enhanced revenue streams. The Company believes that the common areas and amenities offered by its prototype represent the state of the art for independent-living facilities and are superior to those offered by smaller independent-living facilities or by most assisted-living facilities. The Company believes that this will make its prototype adult living communities attractive to both independent-living residents who foresee their future need for assisted-living services and residents who initially seek assisted-living services.

          The effectuation of the development plan will expose the Company to additional risk. The Company anticipates that the construction of each community will require at least 12 months and expects each newly constructed community to incur start-up losses for at least nine months after commencing operations. There can be no assurance that newly constructed communities will generate positive cash flow. In addition, there can be no assurance that the Company will not suffer delays or cost overruns in instituting its development plan. The Company's development plan has placed, and increasingly will place, a significant burden on the Company's management and operating personnel. The Company's ability to manage its growth effectively will require it to attract, train, motivate, manage and retain key employees. Moreover, in implementing its growth strategy, the Company expects to face competition in its efforts to develop and acquire adult living communities. As a result of any of the foregoing factors, the Company's business, operating results and financial condition could be adversely affected.

          The Company believes that management and marketing are critical to the success of an adult living community. In order to attain high occupancy rates at newly developed properties, the Company plans to continue its marketing program which has resulted in an average occupancy rate at January 24, 1997 at its existing adult living communities of approximately 91%. In addition, the Company plans to use the common facility design of its prototype and its "The Grand Court" trademarked name to promote recognition of its properties nationally. The Company focuses exclusively on "Private-pay" residents who pay for housing or related services out of their own funds, rather than relying on the few states that have enacted legislation which enables assisted-living facilities to receive Medicaid funding similar to funding generally provided to skilled nursing facilities. The Company believes this "Private-pay" focus will allow the Company to increase rental revenues as demographic pressure increases demand for adult living facilities and to avoid potential financial difficulties it might encounter if it were dependent on Medicaid or other reimbursement programs that may be scaled back as a result of health care reform, budget deficit reduction or other pending or future state or Federal government initiatives.

          Grand Court Lifestyles, Inc. is a Delaware corporation formed in 1996 to consolidate substantially all of the assets of its predecessors, J&B Management Company, Leisure Centers, Inc., and their affiliates. Unless the context otherwise indicates, all references to the Company include Grand Court Lifestyles Inc., its subsidiaries and predecessors. The Company's principal executive offices are located at 2650 N. Military Trail, Suite 350, Boca Raton, Florida 33431 and its telephone number is
     (561) 997-0323.

          The following diagram illustrates the typical relationship among the Company, the Owning Partnerships and the Investing Partnerships.


               {Diagram illustrating the relationship among the Company, the Owning Partnerships and the Investing Partnerships appears here. At the top of the diagram is a box containing the name "Grand Court Lifestyles, Inc." (the "Company box"). An arrow with the words "Manager of Adult Living Community" is drawn to the left of the diagram from the Company box to a box appearing at the bottom of the page entitled "Adult Living Community" (the "Adult Living Community box". An arrow with the words "Sale of a General Partnership Interest in Owning Partnership" is drawn from the Company box to a box below it entitled "Investing Partnership" (the "Investing Partnership box"). In return, an arrow with the words "Cash, Purchase Note and Investor Notes as Consideration for Sale" is drawn from the Investing Partnership box to the Company box. An arrow with the words "Sale of Limited Partnership Interest" is drawn from the Investing Partnership box to a box appearing to its left entitled "Limited Partners" (the "Limited Partners box"). In return, an arrow with the words "Cash and Investor Notes as Consideration for Sale" is drawn from the Limited Partners box to the Investing Partnership box. An arrow with the words "General Partner" is drawn from the Investing Partnership box to a box below entitled "Owning Partnership" (the "Owing Partnership box"). An arrow with the words "Owner of Adult Living Community" is drawn from the Owning Partnership box to the Adult Living Community box appearing directly below the Owning Partnership box. Arrows with the words "Directly or Through A Wholly-Owned Subsidiary - General Partner" is drawn to the right of the diagram from the Company box to the Investing Partnership box and the Owning Partnership box.}

                                     THE OFFERING


     Securities Offered(1)              1,500,000 shares of Convertible
                                        Preferred Stock and 1,500,000 shares of
                                        Common Stock


       Common Stock to be sold by
         the Company(1)                 1,200,000 shares


       Common Stock to be sold by
         Selling Stockholders(1)        300,000 shares


       Convertible Preferred Stock to be
         Sold by the Company(1)         1,500,000 shares


     Securities outstanding before
       this Offering                    15,000,000 shares of Common Stock; no
                                        shares of Convertible  Preferred Stock

      Securities to be outstanding
       after this Offering(1)(2):


       Prior to conversion of the
        Convertible Preferred Stock     16,200,000 shares of Common Stock;
                                        1,500,000 shares of Convertible
                                        Preferred Stock


      Giving effect to full conversion
          of the Convertible Preferred
          Stock                         17,450,000 shares of Common Stock


     Terms of Convertible
       Preferred Stock:

       Dividend Rate and Payment Dates  Cumulative dividends on the Convertible
                                        Preferred Stock are payable at the rate
                                        of $   per share per annum, quarterly on
                                        the last business day of January, April, July and October of each year, commencing April 30, 1997, before any dividends are declared or paid on the Common Stock or any capital ranking junior to the Convertible Preferred Stock. See "Dividend Policy" and "Description of Capital Stock - Convertible Preferred Stock."

     Conversion Rights                  Convertible into Common Stock at any
                                        time prior to redemption at a conversion rate determined by dividing $10.00 (the initial offering price per share of Common Stock) by $12.00 (120% of the initial offering price per share of Common Stock), an effective conversion rate of approximately 0.8333 shares of Common Stock for each share of Convertible Preferred Stock. See
                                        "Description of Capital Stock -
                                        Convertible Preferred Stock."

     Optional Cash Redemption           Redeemable, in whole or in part on a pro
                                        rata basis, by the Company upon 30 days'
                                        prior written notice (i) after March
                                        , 2000 at $10.00 per share, plus
                                        accumulated and unpaid dividends,
                                        provided that the closing bid price of
                                        the Common Stock for at least 20
                                        consecutive trading days ending not more
                                        than 10 trading days prior to the date
                                        of the notice of redemption equals or
                                        exceeds $15.00 per share (150% of the
                                        initial public offering price per share)
                                        or, (ii) after March   , 2001, at the
                                        cash redemption prices set forth herein, plus accumulated and unpaid dividends.
                                        See "Description of Capital Stock -
                                        Convertible Preferred Stock."

     Voting Rights                      The holders of Convertible Preferred
                                        Stock have the right, voting as a class, to approve or disapprove of the issuance of any class or series of stock ranking senior to or on a parity with the Convertible Preferred Stock with respect to declaration and payment of dividends or the distribution of assets on liquidation, dissolution or winding-up.
                                        In addition, if the Company fails to pay dividends on the Convertible Preferred
                                        Stock for four consecutive quarterly
                                        dividend payment periods, holders of
                                        Convertible Preferred Stock voting
                                        separately as a class will be entitled
                                        to elect one director; such voting right will be terminated as of the next annual meeting of stockholders of the Company following payment of all accrued dividends. See "Description of Capital
                                        Stock - Convertible Preferred Stock."

     Liquidation Preference             Upon liquidation, dissolution or winding
                                        up of the Company, holders of
                                        Convertible Preferred Stock are entitled to receive liquidation distributions equivalent to $10.00 per share (plus accumulated and unpaid dividends) before any distribution to holders of the Common Stock or any capital stock ranking junior to the Convertible
                                        Preferred Stock.  See "Description of
                                        Capital Stock - Convertible Preferred
                                        Stock."

     Priority The Convertible Preferred Stock will be senior to and have priority over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company.


     Use of proceeds                    The Company intends to use (i)
                                        approximately $3 million of such
                                        proceeds for working capital and general corporate purposes and (ii) the balance of approximately $19.1 million to finance development of new adult living communities.

     _____________

     (1) Excludes a maximum of 180,000 additional shares of Common Stock to be sold by the Company, a maximum of 225,000 additional shares of Convertible Preferred Stock to be sold by the Company and a maximum of 45,000 additional shares of Common Stock to be sold by the Selling Stockholders upon exercise of the Over-allotment Option. See "Underwriting".


     (2) Excludes 2,500,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans. As of the date hereof, there were not any options granted under the Company's stock option plans. See "Management - Stock Plans".

                         SUMMARY CONSOLIDATED FINANCIAL DATA
                 (in thousands, except per share data and other data)

          The summary consolidated financial data have been taken or derived from, and should be read in conjunction with, the Company's consolidated financial statements and the related notes thereto, and the capitalization data included elsewhere in this Prospectus. The results of operations for an interim period have been prepared on the same basis as the year end financial statements and, in the opinion of management, contain all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of the results of operations for such period. The results of operations for an interim period may not give a true indication of results for the full year. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                   YEARS ENDED JANUARY 31, (AS RESTATED)(6)
                                  ------------------------------------------
                                1992      1993      1994       1995      1996
                                ----      ----      ----      -----      -----
     STATEMENT OF OPERATIONS
     DATA:
     Revenues:
      Sales  . . . . . . . .   $17,200   $18,170   $21,807    $23,413   $32,804
      Syndication Fee Income     5,888     6,484     7,654      5,587     8,603
      Deferred income earned       253       792     6,668      3,518     9,140
      Interest income  . . .    25,584    13,209    13,315      9,503    12,689
      Property management
       fees from related
        parties  . . . . . .       499       560     3,899      4,360     4,379

      Equity in
       Earnings/Loss from
        Partnership  . . . .        16       129       206        276       356
                                     -         -         -          -     1,013
      Other income . . . . .   -------   -------  --------    -------  --------
                                49,440    39,344    53,549     46,657    68,984
                               -------   -------  --------    -------  --------
     Costs and expenses:
      Cost of sales  . . . .    15,972    14,411    26,876     21,514    27,406
      Selling  . . . . . . .     6,256     7,027     6,706      6,002     7,664
      Interest . . . . . . .    14,021    11,874    10,991     13,610    15,808
      General and
       administrative  . . .     5,836     5,617     5,226      6,450     7,871
      Property Management
       Expense . . . . . . .         -         -        45        238       604
      Loss on Impairment of
       Receivables . . . . .         -         -         -          -         -

      Officers'
       Compensation(1) . . .     1,200     1,200     1,200      1,200     1,200
      Depreciation and             412       975     1,433      2,290     2,620
       amortization  . . . .    ------   -------   -------    -------  --------
                                43,697    41,104    52,477     51,304    63,173
                                ------   -------   -------    -------  --------
     Income (loss) before
      provision for income
       taxes . . . . . . . .     5,743    (1,760)    1,072     (4,647)    5,811
     Provision for income            -         -         -          -         -
      taxes  . . . . . . . .   -------    ------   -------    ------- ---------
     Net income (loss)           5,743    (1,760)    1,072     (4,647)    5,811
     Pro-forma income tax        2,297      (704)      429     (1,859)    2,324
      provisions (benefit)(2)
                               -------    ------   -------    ------- ---------
     Pro-forma net income       $3,446   $(1,056)  $   643    $(2,788) $  3,487
      (loss)(2)  . . . . . .   =======   =======   =======   ======== =========

     Pro-forma earnings
      (loss) per common         $  .23     $(.07)  $   .04    $  (.19) $    .23
       share(2)  . . . . . .   =======   =======   =======   ======== =========

     Pro-forma weighted
      average common shares     15,000    15,000    15,000     15,000    15,000
       used  . . . . . . . .   =======   =======   =======   ========  ========
     Ratio of earnings to
      combined fixed charges
       and preferred stock        1.40         -      1.09          -      1.32
        dividends  . . . . .   =======   =======   =======   ========  ========
     Deficiency in combined
      fixed charges and
       preferred stock               -     1,760         -      4,647         -
        dividends  . . . . .    ======   =======   =======   ========  ========
     OTHER DATA:
       Adult living
        communities
         operated (end of            9        14        18         24        28
         period) . . . . . .   =======   =======   =======   ========  ========
       Number of units (end      1,639     2,336     2,834      3,683     4,164
       of period)  . . . . .   =======   =======   =======   ========  ========
       Average occupancy         83.3%     90.6%     90.4%      89.3%     94.7%
         percentage (3)  . .  ========   =======   =======   ========  ========


                                               NINE MONTHS ENDED
                                                  OCTOBER 31,
                                           -------------------------
                                            1995             1996
                                            ----             ----
     STATEMENT OF OPERATIONS DATA:
     Revenues:
       Sales . . . . . . . . . . . . .     $22,986            $22,232

       Syndication Fee Income  . . . .       5,819              4,976
       Deferred income earned  . . . .       6,855                  -
       Interest income . . . . . . . .       9,137             11,043
       Property management fees from
          related parties  . . . . . .       3,324              2,420
       Equity in Earnings/Loss from
          Partnership  . . . . . . . .         269                250
                                               943                  -
       Other income  . . . . . . . . .      ------           --------

                                            49,333             40,921
                                            ------           --------
     Costs and expenses:
       Cost of sales . . . . . . . . .      19,844             17,493
       Selling . . . . . . . . . . . .       5,413              4,603
       Interest  . . . . . . . . . . .      11,636             12,017
       General and administrative  . .       5,419              5,687
       Property Management Expense . .         320              2,791
       Loss on Impairment of
        Receivables  . . . . . . . . .           -             18,442
       Officers' Compensation(1) . . .         900                900

                                             1,886              2,539
       Depreciation and amortization .     -------           --------
                                            45,418             64,472
                                           -------           --------
     Income (loss) before provision for
       income taxes  . . . . . . . . .       3,915            (23,551)
                                                 -                  -
     Provision for income taxes  . . .      ------           --------
     Net income (loss)                       3,915            (23,551)
     Pro-forma income tax provisions         1,566             (2,093)
       (benefit)(2)  . . . . . . . . .      ------           --------
                                          $  2,349           $(21,458)
     Pro-forma net income (loss)(2)  .    ========           ========
     Pro-forma earnings (loss) per        $    .16           $  (1.43)
       common share(2) . . . . . . . .    ========           ========
     Pro-forma weighted average             15,000             15,000
       common shares used  . . . . . .    ========           ========
     Ratio of earnings to combined
       fixed charges and preferred            1.29                  -
       stock dividends . . . . . . . .    ========           ========
     Deficiency in combined fixed
       charges and preferred stock               -             23,776
       dividends . . . . . . . . . . .    ========           ========
     OTHER DATA:

       Adult living communities                 26                 29(4)
         operated (end of period)  . .    ========           ========
                                             3,920              4,119(4)
       Number of units (end of period)    ========           ========
       Average occupancy                     94.9%              92.3%
         percentage (3)  . . . . . . .    ========           ========

                                 AS OF JANUARY 31, (AS RESTATED)(6)
                              -----------------------------------------
                          1992       1993       1994        1995       1996
                         -----       -----      -----      -----       ----
       BALANCE SHEET
       DATA:
        Cash and cash
       equivalents . .     $3,477   $6,455      $9,335    $10,950    $17,961

        Notes and
        receivables-
         net . . . . .    230,760  234,115     227,411    220,014    223,736
        Total assets .    240,842  250,648     248,386    248,085    259,555
        Total
         liabilities .    191,234  203,990     211,647    217,879    225,238
        Stockholders'
         equity  . . .     49,608   46,658      36,739     30,206     34,317




                                             AS OF OCTOBER 31, 1996
                                            ------------------------
                                              ACTUAL     ADJUSTED(5)
                                              -------    -----------

                BALANCE SHEET DATA:
                  Cash and cash equivalents
                                                $8,860      $30,985
                  Notes and receivables-net
                                               224,377      224,377
                  Total assets  . . . . . .    255,315      277,440
                  Total liabilities . . . .    224,010      224,010
                  Stockholders' equity  . .     31,305       53,430

     ------------------------

     (1) John Luciani and Bernard M. Rodin, the Chairman of the Board and President, respectively, of the Company received dividends and distributions from the Company's predecessors but did not receive compensation. Officers' Compensation is based upon the aggregate compensation currently received by such officers, $600,000 a year for each such officer. Amounts received by such officers in excess of such amount are treated as dividends for purposes of the Company's financial statements. In the first nine months of fiscal 1996, such officers also received $397,000 each as a dividend. See "Management."

     (2) The Company's predecessors were Sub-chapter S corporations and a partnership. The pro forma statement of operations data reflects provisions for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C corporation during each of the periods presented.

     (3) Average occupancy percentages were determined by adding all of the occupancy percentages of the individual communities and dividing that number by the total number of communities. The average occupancy percentage for each particular community was determined by dividing the number of occupied apartment units in the particular community on the given date by the total number of apartment units in the particular community.

     (4) Three adult living communities containing 527 units in the aggregate were acquired by the Company after October 31, 1996.

     (5) "Adjusted" amounts give effect to the application by the Company of its net proceeds of this Offering (based upon an assumed initial public offering price of $10.00 per share of Common Stock and $10.00 per share of Convertible Preferred Stock, after deducting underwriting discounts and other offering expenses payable by the Company, and excluding the Over-allotment Option). See "Capitalization."

     (6) Subsequent to the issuance of the Company's fiscal 1995 Consolidated Financial Statements, the Company discovered that a mathematical error had occurred in the calculation of the Company's initial investment in partnerships. As a result, the Company's Consolidated Financial Statements have been restated from the amounts previously reported to reflect the correction of this error.

                                     RISK FACTORS

          Prospective purchasers of the Securities offered hereby should consider carefully the factors set forth below, as well as other information contained in this Prospectus, before making a decision to purchase the Securities offered hereby.

     RECENT NET LOSSES AND ANTICIPATED OPERATING LOSSES

          The Company incurred net losses of approximately $1.8 million, $4.6 million and $23.6 million for the fiscal years ended January 31, 1993 and 1995 and the nine months ended October 31, 1996, respectively. As a result of start-up losses anticipated to result from the implementation of the Company's development plan for the construction of new adult living communities, the Company anticipates that it will incur operating losses for at least two years.

          The Company began construction of the first of its new adult living communities in November 1996. The Company anticipates that the construction of each community will take at least 12 months and expects each newly constructed community to incur start-up losses for at least nine months after commencing operations. During the past ten years the Company's revenues have been derived principally from arranging for the sale of partnership interests to finance the acquisition of existing adult living communities. Factors that have impacted earnings related to existing adult living communities during a particular period have included
     (i) the amount of partnership interests sold, (ii) the terms for the sale of such partnership interests and (iii) the amount of deferred income recognized. Competition to acquire existing adult living communities has intensified, and the Company anticipates that, for at least the next two years, it will not be able to arrange for the acquisition of such communities on terms favorable enough to offset both the anticipated start-up losses associated with newly developed communities and the costs and cash requirements arising from the Company's existing and expected additional overhead and debt and guaranty obligations. As a result the Company expects to incur operating losses until, at least, its newly constructed communities are completed, leased up and begin generating positive cash flow. There can be no assurance that such newly constructed communities will generate positive cash flow at any time, and the resulting operating losses could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations" and "-Liquidity and Capital Resources" and "Business
     - Partnership Offerings" and "- Strategy."

     SUBSTANTIAL DEBT OBLIGATIONS OF THE COMPANY

          At October 31, 1996 the Company had approximately $137.9 million principal amount of debt, excluding accrued interest of $900,000 ("Total Debt"), at an average interest rate of 11.90% per annum. Of the principal amount of Total Debt, $9.4 million becomes due in the fiscal year ending January 31, 1997; $22.9 million becomes due in the fiscal year ending January 31, 1998; $32.8 million becomes due in the fiscal year ending January 31, 1999; $17.6 million becomes due in the fiscal year ending January 31, 2000; $18.8 million becomes due in the fiscal year ending January 31, 2001, and the balance of $36.4 million becomes due thereafter.

          Of the Total Debt, $77.9 million principal amount were debentures ("Debenture Debt") issued in eleven separate series, secured by notes owed to the Company by partnerships formed to invest in multi-family housing (the "Multi-family Notes"), investor notes and limited partnership interests arising from offerings arranged by the Company in connection with acquisitions of multi-family housing (the "Purchase Note Collateral"). The Debenture Debt has an average interest rate of 11.95% per annum and has maturities ranging from 1996 through 2004. During the fiscal year ended January 31, 1996 and the nine months ending October 31, 1996, total interest expense with respect to Debenture Debt was approximately $8.7 million and $7.0 million, respectively, the Purchase Note Collateral produced approximately $2.0 million and $2.1 million of interest and related payments to the Company, respectively, which was approximately $6.7 million and $4.9 million less than the amount required to pay interest on the Debenture Debt, respectively. The Company paid the shortfall from cash generated by its operations. Debenture Debt in the aggregate principal amount of approximately $8.0 million, $2.1 million, $19.5 million, $10.3 million and $15.1 million will mature in the respective fiscal years 1996 through 2000. There can be no assurance that amounts received with respect to the Purchase Note Collateral will be sufficient to pay the Company's future debt service obligations with respect to the Debenture Debt. Fifty-one of the 169 Multi-family Notes have reached their final maturity dates and, due to the inability, in view of the current cash flows of the properties, to maximize the value of the underlying property at such maturity dates, either through a sale or refinancing, these final maturity dates have been extended by the Company. The Company expects that it may need to extend maturities of other Multi-family Notes.

          Of the Company's Total Debt, an additional $31.2 million principal amount was unsecured, having an average interest rate of 13.24% per annum ("Unsecured Debt") and an additional $5.0 million of such debt is mortgage debt ("Mortgage Debt") with an average interest rate of 12% per annum. The Company incurred the Mortgage Debt, which is secured by an adult living community, in order to facilitate the acquisition financing for such community. At October 31, 1996, the Company had approximately
     $23.8 million principal amount of debt ("Investor Note Debt") secured by promissory notes from investors in offerings of limited partnership interests, which debt has an average interest rate of 10.51% per annum.
     The average collection rate with respect to such investor notes in the last 5 years was in excess of 99% of the principal amount thereof that became due and such collections have been sufficient to pay interest and principal with respect to the Company's related Investor Note Debt. There can be no assurance that future collections will continue at such rate. In the event that future collections are not sufficient to pay interest and principal with respect to the Company's related Investor Note Debt, the Company would need to pay the shortfall from cash generated by its operations and, as a result, the Company's business, operating results and financial condition could be adversely affected. The Company intends to continue to incur Investor Note Debt, utilizing as collateral investor notes generated by future sales of limited partnership interests in Investing Partnerships formed in connection with acquisitions of existing adult living communities. The Company is in the process of issuing additional Unsecured Debt in the amount of $15 million of which $7.7 million was issued as of October 31, 1996 to refinance other indebtedness. Although the Company currently does not anticipate incurring additional Debenture Debt or Unsecured Debt, there can be no assurance that this will be the case. For example, the Company may incur additional Debenture Debt or Unsecured Debt as a means of refinancing its existing debt or for working capital purposes. Neither the Company nor the Owning Partnerships have policies limiting the amount or proportion of indebtedness incurred.

          The Company's debt obligations contain various covenants and default provisions, including provisions relating to, in some obligations, certain Investing Partnerships, Owning Partnerships or affiliates of the Company. Certain obligations contain provisions requiring the Company to maintain a net worth of, in the most restrictive case, $30,000,000, except that, under the Capstone agreements the Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of this Offering. Certain obligations of the Company contain covenants requiring the Company to maintain a debt for borrowed money to consolidated net worth ratio of, in the most restrictive case, no more than 5 to 1. At January 31, 1996 and at October 31, 1996, the Company's debt for borrowed money to consolidated net worth ratio was
     4.08 to 1 and 4.44 to 1, respectively. In addition, certain obligations of the Company provide that an event of default will arise upon the occurrence of a material adverse change in the financial condition of the Company.

     POTENTIAL INCREASES IN DEBT SERVICE OBLIGATIONS RELATING TO VARIABLE RATE DEBT

          The Investor Note Debt, which totaled $23.8 million in aggregate principal amount at October 31, 1996, bears interest at variable rates determined by reference to the prime rate of the lending banks. Each 1% increase or decrease of the interest rate on such debt would result in an increase or decrease in the annual debt service obligation of the Company of approximately $238,000. Therefore, increases in interest rates could adversely affect the operating results and financial condition of the Company.

     GUARANTEED RETURN OBLIGATIONS, OPERATING CASH DEFICIENCIES OF OWNING PARTNERSHIPS AND PREPAYMENT RIGHTS OF LIMITED PARTNERS

          The Company has financed the acquisition of existing adult living communities it operates by arranging for the private placement of limited partnership interests in Investing Partnerships and intends to continue this practice for future acquisitions of existing adult living communities. The limited partners typically agree to pay their capital contributions over a five-year period. Past offerings have provided, and it is anticipated that future offerings will provide, that the limited partners will receive guaranteed distributions during each of the first five years of their investment equal to between 11% to 12% of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Owning Partnerships, for such five-year period, the Company is required to pay to the Owning Partnerships, amounts sufficient to fund (i) any operating cash deficiencies of such Owning Partnerships and (ii) any part of such guaranteed return obligation not paid from cash flow from the related property (which the Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners). During the fiscal year ended January 31, 1996 and the nine months ended October 31, 1996, the Company paid approximately $917,000 and $4.0 million, respectively, with respect to guaranteed return obligations, and paid approximately $1.6 million and $1.6 million, respectively, with respect to operating cash deficiencies. The increase in the amount the Company paid with respect to guaranteed return obligations in the nine month period ended October 31, 1996 resulted from an increase in the amount of capital contributions from limited partners which were subject to guaranteed return obligations and an increase in debt service payments due to the refinancing of a number of its adult living communities, an acceleration of the maintenance and repairs of various adult living communities, including certain adult living communities which were not refinanced, and the establishment of capital improvement reserves pursuant to the terms of the newly refinanced loans, which reduced the cash flow and incentive management fees these properties generate. The amount paid by the Company with respect to its guaranteed return obligations for the nine months ending October 31, 1996 was offset by an increase in interest income received by the Company during the nine months ended October 31, 1996, which was also the result of such refinancings. The refinancings resulted in the return of over $43 million of capital to limited partners, which reduced the amount of capital upon which the Company is obligated to make payments in respect of guaranteed returns. The refinancings (which include the initial mortgage financing of certain communities that were previously acquired without mortgage financing) also resulted in increased debt service payments by the Owning Partnerships which own the refinanced adult living communities. These debt service payments reduced the cash flow available to pay the guaranteed return to limited partners during the nine months ended October 31, 1996. The decrease in available cash flow exceeded the reduction in the guaranteed return obligations for the current year and, therefore, increased the amount required to be paid by the Company with respect to such guaranteed return obligations. The aggregate amount which the Company will be required to pay with respect to guaranteed return obligations and operating cash deficiencies will depend upon a number of factors, including, among others, the expiration of such obligations for certain partnerships, the cash flow generated by the properties the Company currently operates, the terms of future offerings by Investing Partnerships and the cash flow to be generated by the related properties. Based upon its estimates of these factors, which estimates may vary materially from actual results, the Company anticipates that for at least the next two years, the aggregate guaranteed return obligations with respect to existing and future
     Investing Partnerships will exceed the aggregate cash flow generated by the related properties, which will result in the need to utilize cash generated by the Company to meet guaranteed return obligations. The aggregate amount of guaranteed return obligations for each of the fiscal years 1996 through 2002 based on existing management contracts is $12.4 million, $14.8 million, $13.7 million, $15.1 million, $13.3 million,
     $7.4 million and $300,000, respectively.    Such amounts of  guaranteed
     return obligation are calculated based upon paid-in capital contributions of limited partners as of January 31, 1996 with respect to fiscal 1996 and remaining scheduled capital contributions (as adjusted to reflect the refinancings) with respect to fiscal years 1997 through 2002. Actual amounts of guaranteed return obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of guaranteed return obligations are calculated without regard to the cash flow the related properties will generate that can be used to meet such obligations.

          To the extent that the Company must expend funds to meet its guaranteed return obligations and operating cash deficiencies, the Company will have fewer funds available to utilize for other business purposes, including funds for application to its new development plan, to meet other liquidity and capital resource commitments and for dividends. The Company will attempt to structure future offerings by Investing Partnerships to minimize the likelihood that it will be required to utilize the cash it generates to pay guaranteed returns and operating cash deficiencies, but there can be no assurance that this will be the case.


          In the past, limited partners have been allowed to prepay capital contributions. The amount of these prepayments received upon the closings of the sales of limited partnership interests in Investing Partnerships, as a percentage of total sales revenue and syndication fee income, averaged 63.9% in fiscal 1993, 64.6% in fiscal 1994, 52.6% in fiscal 1995 and 54.7%
     for the nine months ended October 31, 1996. Prepayments of capital contributions do not result in the prepayment of the related purchase notes. Instead, such amounts are loaned to the Company by the Investing Partnership. As a result of such loans and crediting provisions of the related purchase agreements, the Company records the notes receivable corresponding to the purchase notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's note receivables and reduce interest income received by the Company. Pursuant to the terms of offerings, the Company, as the general partner of such Investing Partnership, has the option not to accept future prepayments by limited partners of capital contributions. The Company has not determined whether it will continue to accept prepayments by limited partners of capital contributions. In addition, by financing the acquisition of existing adult living communities through, and acting as the general partner of, partnerships, the potential exists for claims by limited partners for violations of the terms of the partnership or guaranty agreements and of applicable federal and state securities and blue sky laws and regulations.

          The Company's obligations with respect to guaranteed returns and operating cash deficiencies are contractual obligations of the Company to make payments under the management contracts to the Owning Partnerships.
     In general, the accrual of expenses arising from obligations of the Company, including such obligations under the management contracts, reduces the amount of earnings that might otherwise be available for distribution to stockholders. Payments in respect of operating cash deficiencies are recorded as a cost of sales expense in the period such amounts are paid.
     As described under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview - Deferred Income Earned", the Company has deferred income on sales of interests in Owning Partnerships in respect of such guaranteed return obligations. As a result of such deferrals, the revenues relating to sales are reduced and actual payments of such guaranteed return obligations will generally not result in the recognition of expense unless the underlying property's cash flows are less than anticipated and, as a result thereof, the amount paid by the Company in respect of the guaranteed return obligations is greater than the amount assumed in establishing the amount of such deferred income. If the underlying property's cash flow is greater than the amount utilized in determining deferred income, the Company's earnings will be enhanced by the recognition of deferred income earned and, to the extent cash flow exceeds guaranteed returns, management fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Revenues," "- Liquidity and Capital Resources" and "Business - Partnership Offerings."

     PROPERTY ENCUMBERED WITH MORTGAGE FINANCING

          The adult living communities currently operated by the Company are generally encumbered with mortgage financing. While these mortgage loans are obligations of the Owning Partnerships rather than direct obligations of the Company, the Company typically provides a guaranty of certain obligations under the mortgages including, for example, any costs incurred for the correction of hazardous environmental conditions. As of October 31, 1996, the aggregate principal amount of the mortgage debt of the Owning Partnerships was approximately $148.2 million and the aggregate annual debt service obligations, excluding any balloon amounts payable at maturity, was approximately $13.6 million. Most of this debt contains provisions which limit the ability of the respective Owning Partnerships to further encumber the property. Through January 31, 2001, approximately $125.3 million of balloon payments under the mortgages will become due and payable. The Company anticipates that the Owning Partnerships will make these balloon payments by refinancing the mortgages on their respective properties. The debt service payments on such mortgage debt reduces the cash flow available for distribution by partnerships to limited partners who are typically guaranteed an annual distribution of between 11% and 12% of their paid-in capital during the first five years of any partnership, to the extent not paid from cash flow from the related property. The Company anticipates that it will continue to finance its future acquisitions of existing adult living communities through mortgage financing and partnership offerings. The Company intends to finance its development of new adult living communities through mortgage financing and other types of financing, including long-term operating leases arising through sale/leaseback transactions. The financing of Company-developed communities will be direct obligations of the Company and, accordingly, the amount of mortgage indebtedness is expected to increase and the Company expects to have substantial debt service and annual lease payment requirements in the future as the Company pursues its growth strategy. As a result, a substantial portion of the Company's cash flow will be devoted to debt service and fixed lease payments. There can be no assurance that the Company will generate sufficient cash flow from operations to pay its interest and principal obligations on its mortgage debt or to make its lease payments. In addition, the Company arranged for the sale of limited partnership interests in two partnerships organized to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities.

     EXISTING DEFAULTS AND BANKRUPTCIES OF OWNING PARTNERSHIPS OWNING MULTI-FAMILY PROPERTIES

          The Company holds promissory notes ("Purchase Notes") from Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living properties ("Adult Living Notes") and Purchase Notes from Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own multi-family properties ("Multi-Family Notes"). As of October 31, 1996, the recorded value, net of deferred income, of Multi-Family Notes was $106.5 million. All but approximately $348,000 of the $52.6 million of "Other Partnership Receivables" recorded on the Company's Consolidated Balance Sheet as of October 31, 1996 relate to Multi-Family Notes. (See Note 4 to Consolidated
     Financial Statements.)   The Company holds 169 Multi-Family Notes which are
     secured by controlling interests in 126 multi-family properties (the "Multi-Family Properties"). As a result of the Company not being the sole payee with regard to 28 of the 169 Multi-Family Notes, the values reflected on the Company's Consolidated Financial Statements relate to only the Company's proportionate interests in these 28 Multi-Family Notes, which is typically a 50% interest. Due to the interests of third parties in these 28 Multi-Family Notes, the Company will not have sole discretion as to certain actions taken with regard to said notes, as it would if it were the only payee on the notes. The Company is not a partner in any of the Owning Partnerships which own Multi-Family Properties or in any of the corresponding Investing Partnerships.


          Twenty-seven of the Multi-Family Properties are in default on their respective mortgages. The Owning Partnerships that own these properties have been negotiating with the respective mortgage lenders and, in some cases, have obtained workout agreements pursuant to which the lenders generally agree during the term of the agreement not to take any action regarding the mortgage default and to accept reduced debt service payments for a period of time, with the goal of increasing property cash flow to enable the property to fully service its mortgage. Nine of these Owning Partnerships have filed petitions seeking protection from foreclosure actions under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11 Petitions") and the Company anticipates that in the near future one additional Owning Partnership will lose its property pursuant to an uncontested foreclosure sale of such property (said ten Owning Partnerships are, collectively, the "Protected Partnerships"). As of October 31, 1996, the recorded value, net of deferred income, of the Multi-Family Notes and "Other Partnership Receivables" relating to the Protected Partnerships was $21.3 million.


          The Selling Stockholders and one of their affiliates have assigned certain interests which they owned personally in various partnerships that own multi-family properties (the "Assigned Interests") to the Investing Partnerships that own interests in the Protected Partnerships, which Assigned Interests provide additional assets at the Investing Partnership level and, as a result, additional security for the related Multi-Family Notes. Each of the Investing Partnerships that has filed a Chapter 11 Petition has agreed to transfer the specific Assigned Interest back to the Selling Stockholders and their affiliate if the applicable Protected Partnership emerges from its bankruptcy proceeding with possession of the real property and improvements which it owned at the time of its Chapter 11 Petition.

          The Company has recorded a loss of $18.4 million to reflect the impairment of the Multi-Family Notes, for which the Assigned Interests provide additional security, and the related "Other Partnership Receivables." As a result of the transfers by the Selling Stockholders and their affiliate of the Assigned Interests to the Investing Partnerships which issued such Multi-Family Notes, the Company has recorded a contribution to capital of $21.3 million and the recorded value of such Multi-Family Notes and "Other Partnership Receivables" is unchanged. Due to a re-evaluation by one of the Protected Partnerships of the value of its real property and of the likelihood of successfully confirming a plan of reorganization, said Protected Partnership has converted its bankruptcy proceeding to a Chapter 7 liquidation proceeding. The Company, therefore, does not anticipate a successful reorganization of such property, but expects that this Multi-Family Note and the other Multi-Family Notes relating to the Protected Partnerships will be collected due to the additional collateral provided by the Assigned Interests.


          There are 17 remaining Owning Partnerships which own Multi-Family Properties that are in default of their mortgages. As of October 31, 1996, the recorded value, net of deferred income, of the Multi-Family Notes and "Other Partnership Receivables" relating to these 17 properties was $33.8 million. The Company has established reserves of $10.1 million to address the possibility that these notes may not be collected in full. It is possible that the 17 Owning Partnerships that own Multi-Family Properties that are in default on their mortgages will file Chapter 11 Petitions or take similar actions seeking protection from their creditors.

          The Multi-Family Properties were typically built or acquired with the assistance of programs administered by the United States Department of Housing and Urban Development ("HUD") that provide mortgage insurance, favorable financing terms and/or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, including limiting rents on these properties to amounts approved by HUD. Most of the rental assistance payment contracts relating to the Multi-Family Properties will expire over the next few years. HUD has introduced various initiatives to restructure its housing subsidy programs by increasing reliance on prevailing market rents, and by reducing spending on future rental assistance payment contracts by, among other things, not renewing expiring contracts and by restructuring mortgage debt on those properties where a decline in rental revenues is anticipated. Due to uncertainty regarding the final policies that will result from these initiatives and numerous other factors that affect each property which can change over time (including the local real estate market, the provisions of the mortgage debt encumbering the property, prevailing interest rates and the general state of the economy) it is impossible for the Company to determine whether these initiatives will have an impact on the Multi-Family Properties and, if there is an impact, whether the impact will be positive or negative.

          In view of the foregoing, there can be no assurance that other Owning Partnerships that own Multi-Family Properties will not default on their mortgages, file Chapter 11 Petitions, and/or lose their properties through foreclosure. Any such future mortgage defaults could, and, any such future filings of Chapter 11 petitions or losses of any such property through foreclosure would, cause the Company to realize a loss equal to the recorded value of the applicable Multi-Family Note plus any related advances, net of any deferred income recorded for such Multi-Family Note and any reserves for such note previously established by the Company, which would reduce such loss. In addition, the Company could be required to realize such a loss even in the absence of mortgage defaults, Chapter 11 Petitions or the loss of any such property through foreclosure if, at any time in which the Company's financial statements are issued, such property is considered impaired under applicable accounting rules. Such losses could result in a default by the Company in its covenants under various debt obligations to maintain a specified net worth or debt-to-net worth ratio and could adversely affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources".

     LIABILITIES ARISING FROM GENERAL PARTNER STATUS

          The Company is a general partner of all but one of the Owning Partnerships and the general partner of 26 of 37 Investing Partnerships. The mortgage financing of the adult living communities and other properties is without recourse to the general credit or assets of the Company except with respect to certain specified obligations, including, for example, costs incurred for the correction of hazardous environmental conditions. However, except for such non-recourse obligations, as a general partner, the Company is fully liable for all partnership obligations, including those presently unknown or unobserved, and unknown or future environmental liabilities. The cost of any such obligations or claims, if partially or wholly borne by the Company, could adversely affect the Company's business, operating results and financial condition.


     DEVELOPMENT DELAYS AND COST OVERRUNS

          The Company has instituted a development plan pursuant to which it has commenced construction of six new adult living communities and intends to commence construction of between 18 and 24 additional new adult living communities during the next two years. There can be no assurance that the Company will not suffer delays in its development program, which could adversely affect the Company's growth. To date, the Company has not opened any newly developed adult living communities. Development of adult living communities can be delayed or precluded by various zoning, healthcare licensing and other applicable governmental regulations and restrictions. Real estate development projects generally are subject to various risks, including permitting, licensing and construction delays, that may result in construction cost overruns and longer periods of operating losses. The Company intends to rely on third-party general contractors to construct new communities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, any of which difficulties also could result in increased construction costs and delays. Furthermore, project development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including inability to obtain construction financing, shortages of or the inability to obtain labor or materials, the inability of the general contractors or subcontractors to perform under their contracts, strikes, adverse weather conditions, delays in property lease-ups and changes in applicable laws or regulations or in the method of applying such laws and regulations. If the Company's development schedule is delayed, the Company's business, operating results and financial condition could be adversely affected. See "Business - Strategy" and "- Operations."

     DIFFICULTIES OF MANAGING RAPID EXPANSION

          The Company will pursue an aggressive expansion program, and it expects that its rate of growth will increase as it implements its development program for new adult living communities. The Company's success will depend in large part on identifying suitable development opportunities, and its ability to pursue such opportunities, complete development, and lease up and effectively operate its adult-living communities. The Company's growth has placed a significant burden on the Company's management and operating personnel. The Company's ability to manage its growth effectively will require it to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage its growth effectively, its business, operating results and financial condition could be adversely affected. See "Business - Strategy" and "Management - Directors and Executive Officers."

     RIGHT OF PARTNERSHIPS TO TERMINATE MANAGEMENT CONTRACTS

          All of the adult living communities, the nursing home and the residential apartment complex operated by the Company are managed by the Company pursuant to written management contracts, which generally have a five year term coterminous with the Company's obligation under such contracts to pay the Owning Partnerships amounts sufficient to fund any part of guaranteed return obligations not paid from cash flow. The five-year guaranteed return period has terminated for eight of the 37 Investing Partnerships. After the initial five year term, the management contracts are automatically renewed each year, but are cancelable on 30 to 60 days notice at the election of either the Company or the Owning Partnership. In general, under the terms of the Investing Partnership's partnership agreement, limited partners have only limited rights to take part in the conduct, control or operation of the partnership. The Company is the general partner of 31 of the 32 Owning Partnerships that own the adult living communities, the nursing home and the residential apartment complex operated by the Company. The Company is also the general partner of 26 of the 37 Investing Partnerships formed to acquire 98.5% to 99% of the equity interests in said Owning Partnerships. The termination of any management contracts would result in the loss of fee income, if any, under those contracts. See "- Conflicts of Interest" and "Business - Partnership Offerings."

     RIGHT TO REMOVE GENERAL PARTNER

          The partnership agreements for the 26 Investing Partnerships where the Company is the general partner provide that a majority in ownership interests of the limited partners can remove the Company as the general partner at any time. It is anticipated that all future Investing Partnership agreements will contain the same right to remove the Company as the general partner. The Investing Partnerships, acting through their general partners, have various rights relating to matters affecting the business and affairs of the Owning Partnerships. In addition, the partnership agreements for two Owning Partnerships which are limited partnerships and for which the Company is the managing general partner provide that a majority in interest of the limited partners of the Investing Partnership and the general partner of the Investing Partnership can remove the Company as the managing general partner of the Owning Partnership. The removal of the Company as the general partner of an Investing Partnership or as the managing general partner of such an Owning Partnership could have adverse effects on the business, operating results and financial condition of the Company, especially if such removal occurs during the five-year guaranteed return period for the respective Investing Partnership. Such period has expired with respect to such Owning Partnerships and such period has not expired with respect to any such Investing Partnerships.

     CONFLICTS OF INTEREST

          Messrs. Luciani and Rodin, the Chairman of the Board and President of the Company, respectively, and entities controlled by them serve as general partners of partnerships directly and indirectly owning multi-family properties. As a result of their general partner status, such persons have personal liability for recourse partnership obligations and own small equity ownership interests in the partnerships. The Company held notes, aggregating $106.5 million, net of deferred income, at October 31, 1996 that were secured by the limited partnership interests in such partnerships. These individuals have provided personal guarantees in certain circumstances to obtain mortgage financing for certain adult living communities operated by the Company and for certain of the Company's Investor Note Debt, and the obligations thereunder may continue. In addition, Messrs. Luciani and Rodin and certain employees will devote a portion of their time to overseeing the third-party managers of multi-family properties and one adult living community in which Messrs. Luciani and Rodin have financial interests but the Company does not. Mr. Luciani devotes approximately 20% of his time to such activities and Mr. Rodin devotes approximately 5% of his time to such activities, although these amounts can vary from year to year. These activities, ownership interests and general partner interests create actual or potential conflicts of interest on the part of these officers. See "Certain Transactions" and
     Note 11 of Notes to the Company's Consolidated Financial Statements.

          The Company is the managing general partner for 31 of the 32 Owning Partnerships which own the 32 adult living communities, one nursing home and the one residential apartment complex which the Company operates. The general partner of the remaining partnership is Terrace Lion Corp., a Missouri corporation whose sole officer, director and shareholder is Maurice Barksdale, a consultant to the Company. The Company also is the general partner for 26 of the 37 Investing Partnerships that own partnership interests of 98.5% to 99% in these Owning Partnerships. In addition, the Company is the managing agent for the 32 adult living communities, one nursing home and one residential apartment complex that the Company operates. The Company has financed the acquisition of adult living communities through the sales of limited partnership interests in the Investing Partnerships. By serving in all of these capacities, the Company may have conflicts of interest in that it has both a duty to act in the best interests of partners of various partnerships, including the limited partners of the Investing Partnerships, and the desire to maximize earnings for the Company's stockholders in the operation of such adult living communities and other properties. See "Business - Partnership Offerings" and Note 11 of Notes to the Company's Consolidated Financial Statements.

          The Company has acquired two adult living communities from existing Owning Partnerships. The Company financed these acquisitions using mortgage financing and by arranging for the sale of limited partnership interests in new Investing Partnerships. The Company obtained the consent to these transactions of the limited partners in the existing Investing Partnerships that own interests in the Owning Partnerships from which the communities were acquired. The Company may engage in similar transactions in the future. Potential conflicts of interest may exist because of the Company's roles as general partner of each of the selling and acquiring Owning Partnerships and of each of the acquiring Investing Partnerships and, in some cases, the selling Investing Partnerships.

          The Company also may have a conflict of interest in that certain of the adult living communities operated by the Company may face direct competition from other communities operated by the Company. Decisions made by the Company to benefit one such community may not be beneficial to the other, thus exposing the Company to a claim of a breach of fiduciary duty by limited partners. See "Business - Communities."

     DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

          The Company depends, and will continue to depend, on the service of its principal executive officers. The loss of the services of one or more of them could have a material adverse effect on the Company's operating results and financial condition. Certain of the Company's officers or entities controlled by them are general partners of partnerships that own or invest in real property and they may be required to devote time to such partnerships. The Company also depends on its ability to attract and retain management personnel who will be responsible for the day-to-day operations of each of its adult living communities. If the Company is unable to hire qualified management to operate such communities, the Company's business, operating results and financial condition could be adversely affected. See "- Conflicts of Interest" and "Management."

     COMPETITION

          The long-term care industry is highly competitive, and the Company believes that the assisted-living segment, in particular, will become even more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives such as home healthcare agencies, community-based service programs, adult living communities and convalescent centers. The Company expects that, as the provision of assisted-living services receives increased attention and the number of states providing reimbursement for assisted-living rises, competition will intensify as a result of new market entrants. The Company also faces potential competition from skilled-nursing facilities that provide long-term care services. Moreover, in implementing its growth strategy, the Company expects to face competition in its efforts to develop and acquire adult living communities. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future that could limit its ability to attract residents or expand its business and therefore have a material adverse effect on its business, operating results and financial condition. Moreover, if the development of new adult living communities outpaces demand for those facilities in certain markets, such markets may become saturated. Such an oversupply of such communities could cause the Company to experience decreased occupancyand depressed cashflows andoperating results. See "Business - Competition."

     STAFFING AND LABOR COSTS

          The Company competes with other providers of independentand assisted-living services with respect to attracting and retaining qualified personnel. The Company also is dependent upon the available labor pool of employees. A shortage of trained or other personnel may require the Company to enhance its wage and benefits package in order to compete. No assurance can be given that the Company's labor costs will not increase, or that if they do increase, they can be matched by corresponding increases in rental or management revenue. Any significant failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company's business, operating results and financial condition. See "Business - Employees."

     DEPENDENCE ON ATTRACTING SENIORS WITH SUFFICIENT RESOURCES TO PAY

          The Company currently, and for the foreseeable future, expects to rely primarily on its residents' ability to pay the Company's fees from their own or familial financial resources. Inflation or other circumstances that adversely affect the ability of seniors to pay for the Company's services could have an adverse effect on the Company. If the Company encounters difficulty in attracting seniors with adequate resources to pay for its services, its business, operating results and financial condition could be adversely affected. See "Business - Operations."

     GOVERNMENT REGULATION

          Healthcare is heavily regulated at the Federal, state and local levels and represents an area of extensive and frequent regulatory change. Currently no federal rules explicitly define or regulate independentor assisted-living communities. A number of legislative and regulatory initiatives relating to long-term care are proposed or under study at both the federal and state levels that, if enacted or adopted, could have an adverse effect on the Company's business and operating results. The Company cannot predict whether and to what extent any such legislative or regulatory initiative will be enacted or adopted, and therefore cannot assess what effect any current or future initiative would have on the Company's business and operating results. Changes in applicable laws and new interpretations of existing laws can significantly affect the Company's operations, as well as its revenues and expenses. The Company's adult living communities are subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities specific to their location. While regulations and licensing requirements often vary significantly from state to state, they typically relate to fire safety, sanitation, staff training, staffing levels and living accommodations such as room size, number of bathrooms and ventilation, as well as regulatory requirements relating specifically to certain of the Company's health-related services. The Company's success will depend in part on its ability to satisfy such regulations and requirements and to acquire and maintain any required licenses. Federal, state and local governments occasionally conduct unannounced investigations, audits and reviews to determine whether violations of applicable rules and regulations exist. Devoting management and staff time and legal resources to such investigations, as well as any material violation by the Company that is discovered in any such investigation, audit or review, could have a material adverse effect on the Company's business and operating results. See "Business - Strategy" and "- Governmental Regulation."

     CONTROL BY CERTAIN STOCKHOLDERS

          Each share of Common Stock is entitled to one vote on all matters submitted to a vote of the holders of the Common Stock. After giving effect to this Offering, John Luciani and Bernard M. Rodin will collectively beneficially own shares of Common Stock representing approximately 90.74% of the Company's Common Stock (approximately 84.2% assuming conversion of all Convertible Preferred Stock), excluding any additional shares of Common Stock and Convertible Preferred Stock issued pursuant to the Over-allotment Option. As a result, they will maintain control over the election of a majority of the Company's directors and, thus, over the operations and business of the Company as a whole. In addition, such stockholders will have the ability to prevent certain types of material transactions, including a change of control of the Company.
     The control by John Luciani and Bernard M. Rodin over a substantial majority of the Company's Common Stock may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal or a tender offer. See "Principal and Selling Stockholders."


     POSSIBLE ENVIRONMENTAL LIABILITIES

          Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knows of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations, and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or any entity who arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company could have an adverse effect on the Company's business, operating results and financial condition. See "Business - Government Regulation."

     GENERAL REAL ESTATE RISKS

          The performance of the Company's adult living communities is influenced by factors affecting real estate investments, including the general economic climate and local conditions, such as an oversupply of, or a reduction in demand for, adult living communities. Other factors include the attractiveness of properties to tenants, zoning, rent control, environmental quality regulations or other regulatory restrictions, competition from other forms of housing and the ability of the Company to provide adequate maintenance and insurance and to control operating costs, including maintenance, insurance premiums and real estate taxes. Real estate investments also are affected by such factors as applicable laws, including tax laws, interest rates and the availability of financing. The performance of the Company's adult living communities also may be adversely affected by energy shortages and the costs attributable thereto, strikes and other work stoppages by employees of the adult living communities, damage to or destruction of the adult living communities, various catastrophic or other uninsurable losses and defaults by a substantial number of tenants under their leases. The potential for operating losses and the risk of development delays and cost overruns have been previously described. In addition, real estate investments are relatively illiquid and, therefore, limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

     RESTRICTIONS IMPOSED BY LAWS BENEFITING DISABLED PERSONS

          Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional Federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While the Company believes that its existing properties and its prototype for new development are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial. See "Business - Government Regulation."

     LIABILITY AND INSURANCE

          The Company's business entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal claims, many of which seek large amounts and result in significant legal costs. The Company expects that from time to time it will be subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company's operating results and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually, and there can be no assurance that the Company will be able to obtain liability insurance coverage in the future or, if available, that such coverage will be on acceptable terms. See "Business - Legal Proceedings."

     LIMITED UNDERWRITING HISTORY

          The Representative has participated in only 17 public offerings as an underwriter in the last 18 months and had not participated in any public offerings prior to that time. In evaluating an investment in the Company, prospective investors in the Securities offered hereby should consider the Representative's limited experience. See "Underwriting."

     ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF MARKET PRICE OF SECURITIES

          Prior to the Offering, there have been no public markets for Securities and there can be no assurance that active trading markets will develop or, if developed, be sustained after the Offering. The Common Stock has been approved for quotation on the NASDAQ National Market, subject to certain conditions. After completion of the Offering, the market prices of the Securities could be subject to significant fluctuations in response to various factors and events, including the liquidity of the markets for the shares of Securities, market sales of shares of Securities, the conversion of the Convertible Preferred Stock, the exercise of the Representative's Warrants, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the healthcare industry in general or the independent or assisted-living industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market prices of the shares of Securities. See "Shares Eligible for Future Sale" and "Underwriting."

     NEGOTIATED OFFERING PRICE

          The initial public offering prices of the Securities were determined based upon negotiations between the Company and the Representative and do not necessarily bear any relationship to the Company's assets, book value, results of operations or any other generally accepted criteria. Among the factors considered in determining the price were the history of, and the prospects for, the Company and the industry in which it competes, its past and present operations, its past and present earnings and the trend of such earnings, the present state of the Company's development, the general condition of the securities markets at the time of this offering and the recent market prices of publicly traded securities of comparable companies. There can be no assurance that the Securities can be resold at the initial offering price, if at all. Purchasers of the Securities will be exposed to a substantial risk of a decline in the market price of the Securities after the Offering, if a market develops. See "Underwriting."

     INADEQUATE DIVIDEND COVERAGE

          The annual dividend requirement on the Convertible Preferred Stock is $1,275,000 ($1,466,250 if the Over-allotment Option is exercised in full). The Company anticipates that the future earnings of the Company, if any, will not initially be adequate to pay the dividends on the Convertible Preferred Stock out of earnings, and, although the Company has the right and intends to pay quarterly dividends out of available surplus, there can be no assurance that the Company will maintain sufficient surplus or that future earnings, if any, will be adequate to pay the dividends on the Convertible Preferred Stock. Under the Delaware General Corporation Law, dividends may be paid only out of legally available funds, which includes current and the prior fiscal year's net profits as well as surplus.
     Failure to pay a total of four consecutive quarterly dividends will entitle the holders of the Convertible Preferred Stock, voting separately as a class, to elect one director. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent or in default under the terms of senior securities by virtue of such dividend or distribution. See -"Recent Net Losses and Anticipated Operating Losses", "Substantial Debt Obligations of the Company", "Dividend Policy" and "Description of Capital Stock - Convertible Preferred Stock."


     POLICY NOT TO PAY DIVIDENDS ON COMMON STOCK AND POTENTIAL LIMITATIONS ON ABILITY TO PAY DIVIDENDS

          The Company does not anticipate paying dividends on its Common Stock subsequent to October 31, 1996. Furthermore, pursuant to terms governing the Convertible Preferred Stock, the Company's Board of Directors may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past annual dividend payment date have been paid in full to holders of the Convertible Preferred Stock. Earnings of the Company, if any, not paid as dividends to holders of the Convertible Preferred Stock are expected to be retained to finance the expansion of the Company's business. The payment of dividends on its Common Stock in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors. In addition, certain provisions of future indebtedness of the Company may prohibit or limit the Company's ability to pay dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     POSSIBLE ISSUANCE OF ADDITIONAL PREFERRED STOCK SENIOR TO THE CONVERTIBLE PREFERRED STOCK

          In addition to the Convertible Preferred Stock, the Company will have approximately 13,125,000 shares of Preferred Stock authorized after the designation of Convertible Preferred Stock which may be issued with dividend, liquidation, voting and redemption rights senior to the Convertible Preferred Stock; provided, however, that any such issuance of senior preferred stock must be approved by the holders of a majority of the outstanding shares of Convertible Preferred Stock. See "Description of Capital Stock - Convertible Preferred Stock."

     ADVERSE EFFECT OF POSSIBLE REDEMPTION OF CONVERTIBLE PREFERRED STOCK

          Commencing March   , 2000 [the third anniversary of the date of the
     Prospectus] and extending through March   , 2001 [the fourth anniversary of
     the date of the Prospectus], the Convertible Preferred Stock may be redeemed by the Company in whole or in part, provided certain market
     conditions are met.  After March   , 2001, the Convertible Preferred Stock
     may be redeemed by the Company in whole or in part at any time at specified premiums in excess of the initial public offering price of the Convertible Preferred Stock. The Company may choose to redeem the Convertible Preferred Stock rather than incur the cost of keeping a registration statement current with the Securities and Exchange Commission (the "Commission") for the shares of Common Stock underlying the Convertible Preferred Stock. Redemption or automatic conversion of the Convertible Preferred Stock could force the holders to convert the Convertible Preferred Stock at a time when it may be disadvantageous for the holders to do so, to sell the Convertible Preferred Stock at the then current market price when they might otherwise wish to hold the Convertible Preferred Stock for possible additional appreciation and receipt of dividends, or to accept the redemption price, which is likely to be substantially less than the market value of the Convertible Preferred Stock at the time of redemption. See "Description of the Capital Stock - Convertible Preferred Stock."

     DISCRETIONARY USE OF PROCEEDS

          The Company intends to use all of its net proceeds from the Offering to finance the development of new adult living communities except for approximately $3 million which the Company intends to use for working capital and general corporate purposes. However, delays or difficulties in project development could cause the Company to use such net proceeds to acquire existing adult living communities and for general corporate purposes. The Company's management will, therefore, retain broad discretion in allocating all of the net proceeds of the Offering. See "Use of Proceeds."


     ANTI-TAKEOVER CONSIDERATIONS AND POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF SECURITIES FROM ISSUANCE OF PREFERRED STOCK

          The Company's Board of Directors (the "Board of Directors") has the authority to issue up to 13,125,000 additional shares of Preferred Stock, par value $.0001 per share and to fix the rights and preferences of such shares. Such issuance could occur without action by the holders of the Common Stock and, in certain circumstances, without action of the holders of the Convertible Preferred Stock. Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Convertible Preferred Stock and/or Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Convertible Preferred Stock and/or Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Convertible Preferred Stock and/or Common Stock. This authority, together with certain provisions in the Company's Restated Certificate of Incorporation (the "Certificate") and By-Laws (including provisions that limit stockholder ability to call a stockholders meeting or to remove directors and require a two-thirds vote of stockholders for amendment of certain provisions of the Certificate or approval of certain business combinations), may delay, deter or prevent a change in control of the Company, may discourage bids for the Convertible Preferred Stock and/or Common Stock at a premium over the market price of the Convertible Preferred Stock and/or Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, Convertible Preferred Stock and/or the Common Stock. Additionally, the Company is subject to the anti-takeover provisions of
     Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock."

     IMMEDIATE AND SUBSTANTIAL DILUTION

          The existing stockholders of the Company acquired their shares of Common Stock at an average cost substantially below the assumed initial public offering price set forth on the cover page of this Prospectus. Therefore, purchasers of Common Stock in the Offering will experience immediate and substantial dilution, which, assuming an initial public offering price of $10.00 per share, will be $8.03 per share, excluding exercise of the Over-allotment Option. Additional dilution may occur upon exercise of the Representative's Warrants and may occur, in addition, if the Company issues additional equity securities in the future, including issuances of Common Stock pursuant to the conversion of the Convertible Preferred Stock. See "Dilution."


     SHARES ELIGIBLE FOR FUTURE SALE

          Sales of substantial amounts of shares of Common Stock in the public market after the Offering or the perception that such sales could occur could adversely affect the market price of the Securities and the Company's ability to raise equity. Upon completion of the Offering, the Company will have 16,200,000 shares of Common Stock outstanding (excluding the Over-allotment Option and the exercise of the Representative's Warrants). Of the shares of Common Stock outstanding after this Offering, all shares sold in the Offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as such term is defined in Rule 144 promulgated under the Securities Act. The remaining shares of Common Stock are "restricted securities" within the meaning of Rule 144. Such restricted securities may be sold subject to the limitations of Rule 144. Furthermore, the Company intends to register approximately 2,500,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans. However, the Company and the Selling Stockholders have agreed that, except under limited circumstances, they will not, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or securities convertible into Common Stock, whether or not owned, or dispose of any interest therein under Rule 144 or otherwise for a period of 13 months following the date of this Prospectus without the prior written consent of the Representative. In addition, the Representative holds the Representative's Warrants which entitle it to purchase up to 150,000 shares of the Company's Common Stock and 150,000 shares of Convertible Preferred Stock at a price equal to 165% of the per share price to the public of the Common Stock and Convertible Preferred Stock, respectively. The Representative's Warrants are exercisable for a period of four years, commencing one year after their issuance. The Company has agreed that, under certain circumstances, it will use its best efforts to register the Representative's Warrants and/or the underlying Common Stock for sale in the public market. See "Shares Eligible for Future Sale."

                                   USE OF PROCEEDS

          The net proceeds to the Company from the Offering (excluding the Over-allotment Option and the exercise of the Representative's Warrants), after deducting estimated underwriting discounts and offering expenses payable by the Company, are estimated to be approximately $22.1 million. The Company intends to use (i) approximately $3 million of such proceeds for working capital and general corporate purposes and (ii) the balance of approximately $19.1 million to finance the development of new adult living communities. However, delays or difficulties in project development could cause the Company to use such net proceeds to acquire existing adult living communities and for general corporate purposes. The Company anticipates that most of the construction loans it obtains to finance the development and lease-up costs of the new adult living communities will fund between 75% to 80% of such costs, requiring the Company to contribute 20% to 25% of such costs. The Company arranged for the sale of limited partnership interests in two partnerships organized to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities. The Company will use approximately $19.1 million of its net proceeds of the Offering plus funds generated by its operations to fund the 20% to 25% of development costs not provided by construction loans. See "Risk Factors - Discretionary Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Business - Strategy".

          Pending the uses outlined above, funds will be placed into short term investments such as governmental obligations, bank certificates of deposit, banker's acceptances, repurchase agreements, short term debt obligations, money market funds, and interest bearing accounts. The Company will not receive any proceeds from the sale of any shares by the Selling Stockholders.

                                   DIVIDEND POLICY

          The Company does not anticipate paying dividends on its Common Stock subsequent to October 31, 1996. Pursuant to the terms governing the Convertible Preferred Stock, the Company's Board of Directors may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past quarterly payment date have been paid in full to holders of the Convertible Preferred Stock. Earnings of the Company, if any, not paid as dividends to holders of the Convertible Preferred Stock are expected to be retained to finance the expansion of the Company's business. The payment of dividends on its Common Stock in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors. In addition, certain provisions of proposed and future indebtedness of the Company may prohibit or limit the Company's ability to pay dividends. The Company anticipates that its future earnings, if any, for at least the next two years will not be adequate for the payment of dividends on the Convertible Preferred Stock out of earnings, in which event such dividends will be paid out of the Company's then surplus (the Company's net assets minus the aggregate par or stated value of the outstanding shares of the Company's capital stock), if any. On a pro forma basis, after giving effect to this Offering, the Company's surplus as of October 31, 1996 was approximately $53 million. The payment of dividends or any future operating losses will reduce such surplus, which may adversely affect the Company's ability to continue to pay dividends on the Convertible Preferred Stock. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent or in default under the terms of senior securities by virtue of such dividend or distribution. During fiscal 1994, fiscal 1995 and the nine months ended October 31, 1996, the Company and its predecessors paid dividends and other distributions of $1,886,000, $1,700,000, and $794,000, respectively, exclusive of amounts reflected as officers' compensation.
     See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Certain Transactions."

                                    CAPITALIZATION

          The following table sets forth the actual consolidated capitalization of the Company at October 31, 1996, and as adjusted to reflect (i) the sale of the Securities by the Company in this Offering (excluding the Over-allotment Option and the exercise of the Representative's Warrants) and
     (ii) the application of the estimated net proceeds thereof. The table should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                      AS OF OCTOBER 31, 1996
                                                 -------------------------
                                                 Actual          As Adjusted
                                               ---------         -----------
                                                      (IN THOUSANDS)
                                                      ---------------
     Bank Debt . . . . . . . . . . . .             $33,008            $33,008

     Other debt, principally debentures
                                                   105,840            105,840
     Stockholders' equity:
      Preferred Stock, $.0001 par
      value; 15,000,000 shares
      authorized; none issued and
       outstanding; 1,500,000 shares
       issued and outstanding as
       adjusted  . . . . . . . . . . .                   -                   .15
      Common Stock, $.01 par value;
       40,000,000 shares authorized;
       15,000,000 shares issued and
       outstanding; 16,200,000 shares
       issued and outstanding as
       adjusted(1) . . . . . . . . . .                 150                162
       Accumulated deficit . . . . . .             (22,698)           (22,698)
      Additional paid-in capital (1)               53,853             75,965.85
                                                  ------------       ----------
                                                    31,305             53,430
           Total stockholders' equity             --------            -------
                                                  $170,153           $192,278
             Total capitalization  . .            ========           ========


     (1) Does not include 2,500,000 shares reserved for issuance under the Company's stock option plan.

                                       DILUTION

          The net tangible book value of the Company's Common Stock at October 31, 1996 was approximately $21,958,000, or $1.46 per share of Common Stock. Net tangible book value per share of Common Stock is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total net assets of $31,305,000 less intangible assets of $9,347,000). After giving effect to the sale of the Securities offered hereby (based upon an assumed initial public offering price of $10.00 per share of Common Stock, and after deduction of underwriting discounts and estimated offering expenses payable by the Company), pro forma net tangible book value of the Common Stock as of October 31, 1996 would have been $31,840,000 or $1.97 per share, representing an immediate increase in pro forma net tangible book value of $.51 per share to existing shareholders and an immediate dilution of $8.03 per share to new investors purchasing Common Stock. The following table illustrates the immediate per share dilution:



     Assumed initial public offering price per share . .             $10.00
       Net tangible book value per share as of
         October 31, 1996  . . . . . . . . . . . . . . .               1.46
       Increase per share attributable to new investors                 .51
                                                                       -----
     Pro forma net tangible book value per share
       after offering  . . . . . . . . . . . . . . . . .               1.97
                                                                      -----
     Net tangible book value dilution per share to new
     investors . . . . . . . . . . . . . . . . . . . . .              $8.03
                                                                     ------


          In the event the Over-allotment Option is exercised in full, the net tangible book value at October 31, 1996 would have been approximately $33,472,000 and the dilution of net tangible book value per share to new investors would have been approximately $7.96.

          The following tables summarize, on a pro forma basis at October 31, 1996, the difference between the number of shares purchased from the Company, total consideration paid and the average price paid per share by existing stockholders (based upon Total Stockholders' Equity at October 31,
     1996) and new investors after giving effect to the Offering:


                          SHARES PURCHASED     TOTAL CONSIDERATION PAID
                          ----------------      -----------------------
                           NUMBER    PERCENT        AMOUNT         PERCENT
                           ------    -------        ------         -------
     SELLING             14,700,000   90.74          $31,305,000    67.6
     STOCKHOLDERS(1) .
     New investors(1)     1,500,000    9.26           15,000,000    32.4
                        -----------   ----          ------------    ----
          Total  . . .   16,200,000    100         $46,305,000(2)    100
                        ===========   ====         =============    ====


                                                   AVERAGE PRICE
                                                     PER SHARE
                                                    -----------
                  SELLING STOCKHOLDERS(1) . . .           $2.13
                  New investors(1)  . . . . . .          $10.00
                       Total  . . . . . . . . .


     (1) Upon completion of the Offering (excluding the Over-allotment Option), the Selling Stockholders will own 14,700,000 shares of Common Stock, and the new investors will own 1,500,000 shares of Common Stock, representing 100% of the outstanding shares of Common Stock.


     (2) Does not include $15,000,000 paid by new investors for 1,500,000 shares of Convertible Preferred Stock. If all such shares of Convertible Preferred Stock are subsequently converted into Common Stock at an assumed conversion price of $12.00 per share, the new investors would own an aggregate of approximately 2,750,000 shares of Common Stock or 15.8% of the aggregate number of shares of Common Stock which would be then outstanding.

                         SELECTED CONSOLIDATED FINANCIAL DATA

                 (in thousands, except per share data and other data)

               The following selected consolidated financial data, except as noted herein, have been taken or derived from the Company's consolidated financial statements and should be read in conjunction with the consolidated financial statements and the related notes thereto included herein. The results of operations for an interim period have been prepared on the same basis as the year end financial statements and, in the opinion of management, contain all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of the results of operations for such period. The results of operations for an interim period may not give a true indication of results for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                   YEARS ENDED JANUARY 31, (AS RESTATED)(5)
                                 -------------------------------------------
                                1992     1993      1994       1995       1996
                                ----     ----      ----       ----       ----
     STATEMENT OF OPERATIONS
     DATA:
     Revenues:

      Sales  . . . . . . . .   $17,200  $18,170   $21,807   $23,413     $32,804
       Syndication Fee Income
                                 5,888    6,484     7,654     5,587       8,603
       Deferred income earned
                                   253      792     6,668     3,518       9,140
       Interest income . . .    25,584   13,209    13,315     9,503      12,689
       Property management
        fees from related
        parties  . . . . . .       499      560     3,899     4,360       4,379
      Equity in Earnings/Loss
       from Partnerships . .        16      129       206       276         356

                                     -        -         -         -       1,013
       Other income  . . . .    ------  -------   -------  --------     -------
                                49,440   39,344    53,549    46,657      68,984
                               -------  -------   -------  --------     -------
     Costs and expenses:
       Cost of sales . . . .    15,972   14,411    26,876    21,514      27,406
       Selling . . . . . . .     6,256    7,027     6,706     6,002       7,664
       Interest  . . . . . .    14,021   11,874    10,991    13,610      15,808
       General and
        administrative . . .     5,836    5,617     5,226     6,450       7,871

       Property Management
        Expense  . . . . . .         -        -        45       238         604
       Loss on Impairment of
        Receivables  . . . .         -        -         -         -           -
      Officers'
        Compensation(1)  . .     1,200    1,200     1,200     1,200       1,200
      Depreciation and             412      975     1,433     2,290       2,620
        amortization . . . .    ------  -------  --------  --------    --------
                                43,697   41,104    52,477    51,304      63,173
                                ------  -------  --------  --------    --------

     Income (loss) before
      provision for income
       taxes . . . . . . . .     5,743   (1,760)    1,072    (4,647)      5,811
     Provision for income            -        -         -         -           -
      taxes  . . . . . . . .   -------  -------   -------  --------    --------
     Net income (loss)           5,743   (1,760)    1,072    (4,647)      5,811
     Pro-forma income tax        2,297     (704)
      provisions (benefit)(2)
                               -------  -------       429    (1,859)      2,324
     Pro-forma net income       $3,446  $(1,056)     $643   $(2,788)     $3,487
      (loss)(2)  . . . . . .   =======  =======    ======  ========    ========
     Pro-forma earnings
      (loss) per common           $.23    $(.07)     $.04     $(.19)       $.23
       share(2)  . . . . . .   =======  =======    ======  ========    ========
     Pro-forma weighted
      average common shares     15,000   15,000    15,000    15,000      15,000
       used  . . . . . . . .   =======  =======    ======  ========    ========
     Ratio of earnings to
      fixed charges and
      preferred stock             1.40        -      1.09         -        1.32
      dividends  . . . . . .   =======   ======    ======  ========    ========
     Deficiency in combined
      fixed charges and
      preferred stock                -    1,760         -     4,647           -
      dividends  . . . . . .   =======   ======    ======  ========    ========
     Other Data:
     Adult living communities
      operated (end of               9       14        18        24          28
     period) . . . . . . . .    ======   ======   =======   =======    ========
      Number of units (end of    1,639    2,336     2,834     3,683       4,164
       period) . . . . . . .    ======   ======   =======   =======    ========
       Average occupancy         83.3%    90.6%     90.4%     89.3%       94.7%
         percentage (3)  . .    ======   ======   =======   =======    ========




                                                   NINE MONTHS ENDED
                                                      OCTOBER 31,
                                          ----------------------------------
                                                1995              1996
                                                -----            -----
     STATEMENT OF OPERATIONS DATA:
     Revenues:
       Sales . . . . . . . . . . . . . .          $22,986          $22,232
       Syndication Fee Income  . . . . .            5,819            4,976

       Deferred income earned  . . . . .            6,855                -
       Interest income . . . . . . . . .            9,137           11,043
       Property management fees from
     related parties . . . . . . . . . .            3,324            2,420

       Equity in Earnings/Loss from
        Partnerships . . . . . . . . . .              269              250
                                                      943                -
       Other income  . . . . . . . . . .          -------         --------
                                                   49,333           40,921
                                                  -------         --------
     Costs and expenses:

       Cost of sales . . . . . . . . . .           19,844           17,493
       Selling . . . . . . . . . . . . .            5,413            4,603
       Interest  . . . . . . . . . . . .           11,636           12,017
       General and administrative  . . .            5,419            5,687
       Property Management Expense . . .              320            2,791
       Loss on Impairment of
         Receivables . . . . . . . . . .                -           18,442

       Officers' Compensation(1) . . . .              900              900
                                                    1,886            2,539
       Depreciation and amortization . .          -------          -------
                                                   45,418           64,472
                                                  -------          -------
     Income (loss) before provision
       for income taxes  . . . . . . . .            3,915          (23,551)
                                                        -                -
     Provision for income taxes  . . . .          -------          -------
     Net income (loss)                              3,915          (23,551)
     Pro-forma income tax                           1,566           (2,093)
       provisions (benefit)(2) . . . . .          -------         --------

                                                   $2,349         $(21,458)
     Pro-forma net income (loss)(2)  . .          =======         ========
     Pro-forma earnings (loss) per                   $.16           $(1.43)
       common share(2) . . . . . . . . .          =======          =======
     Pro-forma weighted average                    15,000           15,000
       common shares used  . . . . . . .          =======          =======
     Ratio of earnings to fixed charges              1.29                -
       and preferred stock dividends . .          =======          =======
     Deficiency in combined fixed
       charges and preferred stock                      -           23,776
       dividends . . . . . . . . . . . .          =======          =======
     Other Data:

       Adult living communities                        26               29(4)
         operated (end of period)  . . .          =======          =======
       Number of units (end of                      3,920            4,119(4)
         period) . . . . . . . . . . . .          =======          =======
       Average occupancy                            94.9%            92.3%
         percentage (3)  . . . . . . . .         ========           ======

                                         AS OF JANUARY 31, (AS RESTATED)(5)
                                        1992      1993        1994      1995
                                        -----     -----       ----      ----
     BALANCE SHEET DATA:

      Cash and cash  equivalents . . . $3,477   $6,455      $9,335    $10,950
      Notes and receivables-net  . . .230,760  234,115     227,411    220,014
       Total assets  . . . . . . . . .240,842  250,648     248,386    248,085
       Total liabilities . . . . . . .191,234  203,990     211,647    217,879

       Stockholders' equity  . . . . . 49,608   46,658      36,739     30,206

                                                            AS OF
                                                         OCTOBER 31,
                                                         -----------
                                            1996            1996
                                            ----            ----
     BALANCE SHEET DATA:

       Cash and cash equivalents . .       $17,961          $8,860
       Notes and receivables-net . .       223,736         224,377
       Total assets  . . . . . . . .       259,555         255,315
       Total liabilities . . . . . .       225,238         224,010
       Stockholders' equity  . . . .        34,317          31,305


     ----------------------

     (1) John Luciani and Bernard M. Rodin, the Chairman of the Board and President, respectively, of the Company received dividends and distributions from the Company's predecessors but did not receive compensation. Officers' Compensation is based upon the aggregate compensation currently received by such officers, $600,000 a year for each such officer. Amounts received by such officers in excess of such amounts are treated as dividends for purposes of the Company's financial statements. In the first nine months of fiscal 1996, such officers also received $397,000 each as a dividend. See "Management."

     (2) The Company's predecessors were Sub-chapter S corporations and a partnership. The pro forma statement of operations data reflects provisions for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C corporation during each of the periods presented.

     (3) Average occupancy percentages were determined by adding all of the occupancy percentages of the individual communities and dividing that number by the total number of communities. The average occupancy percentage for each particular community was determined by dividing the number of occupied apartment units in the particular community on the given date by the total number of apartment units in the particular community.

     (4) Three adult living communities containing 527 units in the aggregate were acquired by the Company after October 31, 1996.

     (5) Subsequent to the issuance of the Company's fiscal 1995 Consolidated Financial Statements, the Company discovered that a mathematical error had occurred in the calculation of the Company's initial investment in partnerships. As a result, the Company's Consolidated Financial Statements have been restated from the amounts previously reported to reflect the correction of this error.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     OVERVIEW

          The Company is a fully integrated provider of adult living accommodations and services which acquires, finances, develops and manages adult living communities. The Company's revenues have been, and are expected to continue to be, primarily derived from sales of partnership interests in partnerships it organizes to finance the acquisition of existing adult living communities. The Company manages such adult living communities and, as a result, is one of the largest operators of adult living communities in the United States, operating communities offering both independent and assisted living services. The Company currently operates 32 adult living communities containing 4,646 apartment units in 11 states in the Sun Belt and the Mid-West. The Company also operates one 57-bed skilled nursing facility and one 237-unit residential apartment complex. To the extent that the development plan described below is successfully implemented, the Company anticipates that the percentage of its revenues derived from sales of partnership interests would decrease and that the percentage of revenues derived from newly constructed communities would increase.

          The Company was formed pursuant to the merger of various Sub-Chapter S corporations which were wholly owned by the Selling Stockholders and the transfer of certain assets by and assumption of certain liabilities of (i) a partnership that was wholly owned by the Selling Stockholders and (ii) the Selling Stockholders individually. In exchange for the transfer of such stock and assets, the Selling Stockholders received shares of the Company's Common Stock. These transactions are collectively called the "reorganization". All of the assets and liabilities of the reorganization were transferred at historical cost. The reorganization was effective as of April 1, 1996. Prior to the reorganization, the various Sub-chapter S corporations and the partnership, which were wholly-owned by the Selling Stockholders were historically reported on a combined basis.


          Historically, the Company has financed the acquisition and development of multi-family and adult living communities by utilizing mortgage financing and by arranging for the sale of limited partnership interests. The Company is the general partner of all but one of the partnerships that owns the adult living communities in the Company s portfolio and the Company manages all of the adult living communities in its portfolio. The Company has a participation in the cash flow, sale proceeds and refinancing proceeds of the properties after certain priority payments to the limited partners. The existing adult living communities managed by the Company are not owned by the Company. Future revenues, if any, of the Company relating to such communities would primarily arise in the form of (i) deferred income earned on sales of interests in the Owning Partnerships for such communities, (ii) management fees and (iii) amounts payable by the Investing Partnerships to the Company in the event of the subsequent sale or refinancing of such communities. The Company intends to continue to finance its future acquisitions of existing adult living communities by utilizing mortgage financing and by arranging for the sale of partnership interests, and anticipates acquiring four to eight such communities during the next two years. The Company has recently acquired an adult living community in Mesa, Arizona containing 166 apartment units and has entered into contracts to acquire one adult living community in Winter Haven, Florida containing 133 apartment units and one adult living community in Westland, Michigan containing 153 apartment units. In addition, the Company has acquired two adult living communities from existing Owning Partnerships, and may engage in other similar transactions.

          The Company has adopted a development plan pursuant to which it intends to commence construction of between 18 and 24 adult living communities during the next two years containing between 2,556 and 3,408 apartment units. Construction on six new adult living communities has already commenced. The Company plans to own or operate pursuant to long-term leases or similar arrangements the adult living communities that will be developed under the plan. The Company will use a portion of the proceeds of this Offering, mortgage financing and long-term leases or similar arrangements to finance the development, construction and initial operating costs of these new adult living communities.

          The Company derives its revenues from sales of interests in adult living real estate limited partnerships, recognition of deferred income with respect to such partnerships, interest on notes received by the Company from such partnerships as part of the purchase price for the sale of interests, and property management fees received by the Company:

     o Sales. Sales of interests in adult living real estate partnerships are recognized when the profit on the transaction is determinable, that is, the collectibility of the sales price is reasonably assured and the earnings process is virtually complete. The Company determines the collectibility of the sales price by evidence supporting the buyers' substantial initial and continuing investment in the adult living communities as well as other factors such as age, location and cash flow of the underlying property.


     o Syndication Fee Income. The Company earns syndication fee income equal to the expenses of the syndication which include commissions.


     o Deferred Income Earned. The Company has deferred income on sales to Investing Partnerships of interests in Owning Partnerships. The Company has arranged for the private placement of limited partnership interests in Investing Partnerships. Offerings of interests in Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living properties ("Adult Living Owning Partnerships") provide that the limited partners will receive guaranteed distributions during each of the first five years of their investment equal to between 11% to 12% of their then paid-in capital contributions. Pursuant to management contracts with the Adult Living Owning Partnerships, for such five-year period, the Company is required to pay to the Adult Living Owning Partnerships, and the Adult Living Owning Partnerships distribute to the Investing Partnership for distribution to limited partners, amounts sufficient to fund any part of such guaranteed return not paid from cash flow from the related property. The amount of deferred income for each property is calculated at the beginning of each fiscal year in a multi-step process. First, based on the property's cash flow in the previous fiscal year, the probable cash flow for the property for the current fiscal year is determined and that amount is initially assumed to be constant for each remaining year of the guaranty period (the "Initial Cash Flow"). The Initial Cash Flow is then compared to the guaranteed return obligation for the property for each remaining year of the guaranty period. If the Initial Cash Flow exceeds the guaranteed return obligation for any fiscal year, the excess Initial Cash Flow is added to the assumed Initial Cash Flow for the following fiscal year and this adjusted Initial Cash Flow is then compared to the guaranteed return obligation for said following fiscal year. If the Initial Cash Flow is less than the guaranteed return obligation for any fiscal year, a deferred income liability is created in an amount equal to such shortfall and no adjustment is made to the Initial Cash Flow for the following year. As this process is performed for each property every year, changes in a property's actual cash flow will result in changes to the assumed Initial Cash Flow utilized in this process and will result in increases or decreases to the deferred income liability for the property. Any deferred income liability created in the year the interest in the Owning Partnership is sold reduces revenues relating to the sale. The payment of the guaranteed obligations, however, will generally not result in the recognition of expense unless the property's actual cash flow for the year is less than the Initial Cash Flow for the year, as adjusted, and as a result thereof, the amount paid by the Company in respect of the guaranteed return obligations is greater than the amount assumed in establishing the deferred income liability (the amount of any such excess being recognized as property management expense). If, however, the property's actual cash flow is greater than the Initial Cash Flow for the year, as adjusted, the Company's earnings will be enhanced by the recognition of deferred income earned and, to the extent cash flow exceeds guaranteed returns, management fees. The Company accounts for the sales of controlling interests in Owning Partnerships which own multi-family properties ("Multi-Family Owning Partnerships") under the installment method. Under the installment method the gross profit is determined at the time of sale. The revenue recorded in any given year would equal the cash collections multiplied by the gross profit percentage. The Company has deferred all future income to be recognized on these transactions. Losses on these properties are recognized immediately upon sale. Sales of controlling interests in Multi-Family Owning Partnerships account for 86% of the Company's deferred income.

     o Interest Income. The Company has note receivables from Investing Partnerships which were formed to acquire interests in Owning Partnerships which own adult living communities. Such notes generally have interest rates ranging from 11% to 13.875% per annum and are due in installments over five years from the date the Investing

     Partnership acquired its interest in the Owning Partnership. The notes represent senior indebtedness of the related limited partnership and are collateralized by Investing Partnership's interest in the Owning Partnership that owns the related adult living community. These properties are generally encumbered by mortgages. The mortgages generally bear interest at rates ranging from 8% to 9.5% per annum.
     The mortgages are generally collateralized by a mortgage lien on the related adult living communities. Principal and interest payments on each note are also collateralized by the investor notes payable to the Investing Partnership to which the limited partners are admitted.

          The Company also has note receivables from Investing Partnerships which were formed to acquire controlling interests in multi-family properties. The notes have maturity dates ranging from ten to fifteen years from the date the partnership interests were sold. Fifty-one of the 169 notes have reached their final maturity dates and, due to the inability, in view of the current cash flows of the properties, to maximize the value of the underlying property at such maturity dates, either through a sale or refinancing, these final maturity dates have been extended by the Company. The Company expects that it may need to extend maturities of other Multi-family Notes. The notes represent senior indebtedness of the related Investing Partnership and are collateralized by a 99% partnership interest in the Owning Partnership that owns the related multi-family property. These properties are encumbered by mortgages, which generally bear interest at rates ranging from 7% to 12% per annum. The mortgages are collateralized by a mortgage lien on the related multi-family property. Interest payments on each note also are collateralized by the investor notes.

     o Management fees. Property management fees earned for services provided to related parties are recognized as revenue when related services have been performed.


     o Equity in Earnings/Loss from Partnerships. The Company accounts for its interest in limited partnerships under the equity method of accounting. Under this method the Company records its share of income and loss of the entity based upon its general partnership interest.


     o Existing Defaults and Bankruptcies of Owning Partnerships. As described in "Liquidity and Capital Resources", a number of the Owning Partnerships that own Multi-Family Properties are in default on their mortgages and nine of them have filed, or are expected soon to file, petitions seeking protection from foreclosure under Chapter 11 of the U.S. Bankruptcy Code. It is possible that the other Owning Partnerships that own Multi-Family Properties that are in default on their mortgages will also file Chapter 11 Petitions. In addition, there can be no assurance that other Owning Partnerships that own Multi-Family Properties will not default on their mortgages, file Chapter 11 Petitions, and/or lose their properties through foreclosure. Any such future mortgage defaults could, and any such future filings of Chapter 11 Petitions or the loss of any such property through foreclosure would, cause the Company to realize a loss of up to the recorded value for such Multi-Family Note plus any related advances, net of any deferred income recorded for such Multi-Family Note and any reserve for said note previously established by the Company (which would reduce such loss).

     RESULTS OF OPERATION

     o Revenues

          Revenues for the three months ended October 31, 1996 were $12.6 million compared to $13.9 million for the three months ended October 31, 1995, a decrease of $1.3 million or 9.4%. Revenues for the nine months ended October 31, 1996 were $40.9 million compared to $49.3 million for the nine months ended October 31, 1995, a decrease of $8.4 million or 17.0%. Revenues for the fiscal year ended January 31, 1996 ("Fiscal 1995") were $69.0 million compared to $46.7 million for the year ending January 31, 1995 ("Fiscal 1994"), representing an increase of $22.3 million or 47.8%. Revenues for Fiscal 1994 were $46.7 million compared to $53.5 million for the year ended January 31, 1994 ("Fiscal 1993"), representing a decrease of $6.8 million or 12.7%.


          Sales for the three months ended October 31, 1996 were $6.9 million compared to $7.1 million for the three months ended October 31, 1995, a decrease of $200,000 or 2.8%. The decrease is attributable to slightly less favorable terms when arranging for the sale of partnership interests relating to 90.5% of one adult living community and 17% of a second adult living community in the three months ended October 31, 1996 as compared to the terms when arranging for the sale of partnership interests relating to one adult living community in the three months ended October 31, 1995. Sales for the nine months ended
     October 31, 1996 were $22.2 million compared to $23.0 million for the nine months ended October 31, 1995, a decrease of $800,000 or 3.5%.
     This decrease is attributable to slightly less favorable terms on the sale of partnership interests relating to 3 adult living communities in the nine months ended October 31, 1996 as compared to the terms on the sale of partnership interests relating to 4 adult living communities in the nine months ended October 31, 1995. Sales for Fiscal 1995 were $32.8 million compared to $23.4 million for Fiscal 1994, representing an increase of $9.4 million or 40.2%. The increase is attributable to the sale of partnership interests relating to six adult living communities in Fiscal 1995 compared to four in Fiscal 1994. Sales for Fiscal 1994 were $23.4 million compared to $21.8 million for Fiscal 1993, representing a decrease of $1.6 million or 7.4%. The increase is attributable to more favorable terms when arranging for the sale of partnership interests relating to four adult living communities in Fiscal 1994 as compared to the terms when arranging for the sale of partnership interests relating to four adult living communities in Fiscal 1993.


         Syndication fee income for the three months ended October 31, 1996 was $1.5 million compared to $1.7 million for the three months ended October 31, 1995, a decrease of $200,000 or 11.8%. The decrease is attributable to a slightly lower commission rate for the sale or partnership interests relating to 90.5% of one adult living community and 17% of a second adult living community during the three months ended October 31, 1996 as compared to the commission rate for the sale of partnership interests in one adult living community during the three months ended October 31, 1995. Syndication fee income for the nine months ended October 31, 1996 was $5.0 million as compared to $5.8 million for the nine months ended October 31, 1995, a decrease of $800,000, or 13.8%. The decrease is attributable to a lower commission rate for the sale of partnership interests relating to three adult living communities and 90.5% of a fourth adult living community during the nine months ended October 31, 1996 as compared to the commission rate for the sale of partnership interests relating to four adult living communities during the nine months ended October 31, 1995. Syndication fee income for Fiscal 1995 was $8.6 million as compared to $5.6 million for Fiscal 1994, an increase of $3.0 million, or 53.6%. The increase is attributable to higher total commissions paid for the sale of partnership interests relating to six adult living communities in Fiscal 1995 as compared to the total commissions paid for the sale of partnership interest relating to four adult living communities in Fiscal 1994. Syndication fee income was $5.6 million in Fiscal 1994 as compared to $7.7 million in Fiscal 1993, a decrease of $2.1 million, or 27.2%. The decrease is attributable to a lower commission rate for the sale of partnership interests relating to four adult living communities in Fiscal 1994 as compared to the commission rate for the sale of partnership interests relating to four adult living communities in Fiscal 1993.

          There was no deferred income earned in the three months ended October 31, 1996 compared to $2.3 million for the three months ended October 31, 1995, a decrease of $2.3 million or 100.0%. There was no deferred income earned in the nine months ended October 31, 1996 compared to $6.9 million for the nine months ended October 31, 1995, a decrease of $6.9 million or 100.0%. In that the Company's estimate of cash flows from its adult living communities did not increase during the three months ended October 31, 1996 and the nine months ended October 31, 1996, the Company earned no deferred income in these periods. In February and March 1996, the Company arranged for the refinancing of existing mortgages on seven adult living communities and initial mortgage financing on four adult living communities which had previously been acquired on an all cash basis, which resulted in the return of over $43.0 million of capital to limited partners and which reduced the Company's obligations with respect to the guarantee of annual returns to such limited partners. Because the refinancings were completed or committed to before the completion of the Company's financial statements for Fiscal 1995, the Company recognized the effect on deferred income with respect to such refinanced properties in Fiscal 1995 rather than in the nine months ended October 31, 1996. Deferred income earned increased to $9.1 million in Fiscal 1995 from $3.5 million in Fiscal 1994, representing an increase of $5.6 million or 160%. The increase in the recognition of deferred income earned is primarily as a result of increased cash flows from adult living communities and the refinancing of a number of adult living communities in March 1996, as described above. Deferred income earned in Fiscal 1994 was $3.5 million compared to $6.7 million for Fiscal 1993, representing a decrease of $3.2 million or 47.8%. This decrease is principally due to the high amount of deferred income earned in Fiscal 1993 because of a significant increase in the cash flow of a number of adult living communities in that year as compared to previous years, thus allowing for the realization of a substantial amount of deferred income in Fiscal 1993. While cash flow from adult living communities continued to increase in Fiscal 1994, it did not increase at the same rate as in Fiscal 1993, resulting in the realization of less deferred income in Fiscal 1994 than in Fiscal 1993.

          Interest income for the three months ended October 31, 1996 was $3.2 million compared to $2.1 million for the three months ended October 31, 1995, an increase of $1.1 million or 52.4%. This increase was due to the increase in the three months ended October 31, 1996 in the cash flow generated by various multi-family properties (and, in particular, the proceeds from the refinancing of one multi-family property) which the Company receives as interest income on the related Purchase Notes, as compared to such cash flow generated in the three months ended October 31, 1995. This increase was partially offset by a reduction of interest income due to the prepayment of mortgages held by the Company and a reduction in scheduled interest payments resulting from the refinancings of a number of adult living communities, as discussed below. Interest income for the nine months ended October 31, 1996 was $11.0 million compared to $9.1 million for the nine months ended October 31, 1995, an increase of $1.9 million or 20.9%. The refinancing of a number of adult living communities in February and March 1996 resulted in the return of over $43.0 million of capital to limited partners, thereby accelerating the receipt of scheduled interest payments received by the Company in the three months ending April 30, 1996. This accelerated receipt of scheduled interest payments in the three months ended April 30, 1996 caused interest income for the nine months ended October 31, 1996 to be greater than interest income for the nine months ended October 31, 1995, but was partially offset by
     (a) a reduction of the scheduled interest payments and (b) a reduction of interest income due to the prepayment of mortgages held by the Company, which resulted from the refinancings. In addition, this increase in interest income was partially offset by a decrease in the nine months ended October 31, 1996 of the cash flow generated by various multi-family properties, which the Company receives as interest income, as compared to such cash flows generated in the nine months ended
     October 31, 1995. Interest income for Fiscal 1995 was $12.7 million compared to $9.5 million for Fiscal 1994, representing an increase of $3.2 million or 33.7%. Such increase reflects the increased aggregate interest received on notes from limited partnerships as a result of an increase in the aggregate principal amount of such notes. The increase in aggregate principal amount reflects an increase in the number of existing adult living communities operated by the Company and in the number of offerings in connection with acquisitions of adult living communities to six in Fiscal 1995, compared to four in Fiscal 1994. The increase in interest income in Fiscal 1995 also reflects an interest payment realized in connection with a mortgage debt restructuring for a Multi-Family Property. Interest income for Fiscal 1994 was $9.5 million compared to $13.3 million for Fiscal 1993, representing a decrease of $3.8 million or 28.6%. This decrease was primarily attributable to the continuing decline in the amounts receivable and collected of investor notes relating to offerings in connection with acquisitions of Multi-Family Properties (which decline reflects the Company's discontinuance of multi-family property acquisitions and offerings after 1986), which investor note collections were applied as interest payments under their respective limited partnership notes payable to the Company. The revenues of the Company in the periods covered in the Consolidated Financial Statements reflect little or no cash flow throughout such periods (which the Company would receive as interest income on Multi-Family Notes) from those Multi-Family Properties with respect to which there are existing mortgage defaults.


          Property management fees from related parties for the three months ended October 31, 1996 were $1.0 million compared to $600,000 for the three months ended October 31, 1995, an increase of $400,000 or 66.7%. The increase is primarily attributable to increased incentive management fees generated by an adult living community the Company acquired from an existing Owning Partnership. Property management fees from related parties for the nine months ended October 31, 1996 were $2.4 million compared to $3.3 million for the nine months ended October 31, 1995, a decrease of $900,000 or 27.3%. This decrease is primarily due to (i) an acceleration of the maintenance and repairs to various adult living communities, which reduced cash flow and the incentive management fees the properties generated, (ii) the increased debt service on various adult living communities due to the refinancing of such properties (which include the initial mortgage financing of certain properties that had been previously acquired without mortgage financing) in March 1996, which reduced the cash flow produced by such properties and the incentive management fees these properties generate to a greater extent than the reduction of the Company's guaranteed return obligation due to said refinancing, and (iii) the establishment of capital improvement reserves pursuant to the terms of the newly refinanced loans, which reserves reduce the cash flow and incentive management fees these properties generate. There was no change in property management fees from related parties from Fiscal 1994 to Fiscal 1995. Property management fees from related parties increased to $4.4 million in Fiscal 1994 compared to $3.9 million in Fiscal 1993, representing an increase of $500,000 or 12.8%. The increase is attributable to additional properties under management during the period.


          There was no change in equity in earnings/loss from partnerships during the three and nine months ended October 31, 1996 as compared to the three and nine months ended October 31, 1995. Equity in earnings/loss from partnerships was $400,000 in Fiscal 1995 as compared to $300,000 in Fiscal 1994, representing an increase of $100,000 or 33.3%. The increase is attributable to additional properties in which the Company retains a general partnership interest. Equity in earnings/loss from partnerships was $300,000 in Fiscal 1994 as compared to $200,000 in Fiscal 1993, representing an increase of $100,000 or 50%. The increase is attributable to additional properties in which the Company retains a general partnership interest.

          There was no other income for the three months ended October 31, 1996 or the three months ended October 31, 1995. There was no other income for the nine months ended October 31, 1996 as compared to $1.0 million for the nine months ended October 31, 1995, a decrease of $1.0 million or 100.0%. The decreases are due to the non-recurring nature of the other income recognized in the three months and nine months ended October 31, 1995, which resulted from the restructuring and reduction of a development fee obligation of the Company. Other income increased to $1.0 million in Fiscal 1995 from no other income earned in Fiscal 1994, representing an increase of $1.0 million. The increase is due to the restructuring and reduction of said development fee obligation of the Company. There was no other income in Fiscal 1994 or Fiscal 1993.

     o Cost of Sales


          Cost of sales, which include the cash portion of the purchase price for properties plus related transaction costs, expenses and any payments by the Company in respect of operating cash deficiencies of Owning Partnerships and any deferred income liabilities that are established during the applicable period, for the three months ended October 31, 1996 were $8.2 million compared to $5.0 million for the three months ended October 31, 1995, an increase of $3.2 million or 64.0%. The increase is primarily due to the establishment in the three months ended October 31, 1996 of a deferred income liability relating to the acquisitions occurring in said period and in the first three months of Fiscal 1996, which increased the cost of sales, as compared to the three months ended October 31, 1995, where no such liability was established. Cost of sales as a percentage of sales and syndication fee income increased from 56.6% for the three months ended October 31, 1995 to 97.6% for the three months ended October 31, 1996. The increase can be attributed to the establishment in the three months ended October 31, 1996 of a deferred income liability relating to the acquisitions occurring in said period and in the first three months of Fiscal 1996, which increased the cost of sales, as compared to the three months ended October 31, 1995, where no such liability was established. Cost of sales for the nine months ended October 31, 1996 were $17.5 million compared to $19.8 million for the nine months ended October 31, 1995, a decrease of $2.3 million or 11.6%. The decrease is primarily due to the establishment in the nine months ended October 31, 1995 of greater deferred income liabilities relating to the acquisitions occurring in said period, which increased the cost of sales, as compared to the nine months ended October 31, 1996, where lesser deferred income liabilities were established, and is also due to the Company's ability to acquire properties on more favorable terms and to obtain more favorable mortgage financings for its acquisitions (i.e. higher loan-to-value ratios and preferred interest rates). Cost of sales as a percentage of sales and syndication fee income decreased from 68.8% for the nine months ended October 31, 1995 to 64.3% for the nine months ended October 31, 1996. The decrease is primarily due to the establishment in the nine months ended October 31, 1995 of greater deferred income liabilities referred to above. Cost of sales for Fiscal 1995 was $27.4 million compared to $21.5 million in Fiscal 1994, representing an increase of $5.9 million or 27.4%. The increase can be primarily attributed to the acquisition by the Company of six properties in Fiscal 1995 with combined purchase prices of $35 million as compared to the acquisition of four properties in Fiscal 1994 with combined purchase prices of $22.3 million. The increase in the aggregate purchase price of properties acquired was partially offset by an increased use of mortgage financing for acquisitions in Fiscal 1995 from levels of mortgage financing for Fiscal 1994, which reduced cash expenditures by the Company for such acquisitions. Cost of sales as a percentage of sales and syndication fee income decreased from 74.1% in Fiscal 1994 to 66.2% in Fiscal 1995. The decrease can be attributed principally to the Company's ability to obtain more favorable mortgage financing for its acquisitions (i.e. higher loan-to-value ratios and preferred interest rates), which has contributed to the decrease in the cost of sales, and has enabled the Company to also obtain more favorable terms when arranging for the sale of partnership interests, which has contributed to the increase in sales, thus creating larger gross margins. Cost of sales for Fiscal 1994 were $21.5 million compared to $26.9 million for Fiscal 1993, a decrease of $5.4 million or 20.1%. This decrease was due primarily to the use of mortgage financing for property acquisitions in Fiscal 1994, which reduced cash expenditures by the Company for property acquisitions from such expenditures for Fiscal 1993 where no such mortgage financing was used. Cost of sales as a percentage of sales and syndication fee income decreased from 91.2% in Fiscal 1993 to 74.1% in Fiscal 1994. This decrease is principally due to the use of mortgage financing for property acquisitions in Fiscal 1994, which reduced cash expenditures by the Company for property acquisitions from such expenditures for Fiscal 1993, in which mortgage financing was not used.

          Several factors, including the collapse of the real estate market in the late 1980's and early 1990's, which resulted in a number of distressed property sales and limited competition from other prospective purchasers, allowed the Company to acquire existing adult living communities at such time on relatively favorable terms. Mortgage financing, however, was generally either not available or available only on relatively unattractive terms during this period, which made acquisitions more difficult because they either required large outlays of cash or the use of mortgage financing on relatively unfavorable terms. During the last several years, several factors have contributed towards a trend to less favorable terms for acquisitions of adult living communities, including a recovery in the market for adult living communities and increased competition from other prospective purchasers of adult living communities. The Company, however, has been able to obtain mortgage financing on increasingly favorable terms (i.e. the Company has obtained mortgages for a greater percentage of the purchase price and at preferred rates). These factors, combined with an overall reduction of interest rates, have partially offset the factors that have led to more unfavorable acquisition terms. A significant change in these or other factors (including, in particular, a significant rise in interest rates) could prevent the Company from acquiring communities on terms favorable enough to offset the start-up losses of newly-developed communities as well as the Company's debt service obligations, guaranty obligations, operating cash deficiencies and the Company's selling, general and administrative expenses. Although the Company has been able to acquire adult living communities on more favorable terms in the nine months ended October 31, 1996, there can be no assurance that this recent trend towards improving acquisition terms will continue. Although the Company does not expect that this trend towards improving acquisition terms will continue, if it does continue, the Company may increase the number of existing adult living communities it acquires and decrease the number it develops in that the continuation of this trend would eventually result in it being more affordable to buy existing communities than to build new ones.

     o Selling Expenses

          Selling expenses for the three months ended October 31, 1996 were $1.1 million compared to $1.6 million for the three months ended October 31, 1995, a decrease of $500,000 or 31.3%. The decrease is attributable to lower commissions and related selling costs in connection with the sale of limited partnership interests in connection with 90.5% of one adult living community and 17% of another adult living community in the three months ended October 31, 1996 compared to the sale of limited partnership interests in connection with one adult living community in the three months ended October 31, 1995. Selling expenses for the nine months ended October 31, 1996 were $4.6 million compared to $5.4 million for the nine months ended October 31, 1995, a decrease of $800,000 or 14.8%. The decrease was attributable to the lower sales volume, and the resulting lower commissions and related selling costs in connection with, limited partnership interests in partnerships that acquired 3 adult living communities and 90.5% of a fourth in the nine months ended October 31, 1996 compared to limited partnership interests in partnerships that acquired 4 adult living communities in the nine months ended October 31, 1995. Selling expenses for Fiscal 1995 were $7.7 million compared to $6.0 million in Fiscal 1994, representing an increase of $1.7 million or 28.3%. The increase was attributable to additional commissions paid for assistance in the sale of limited partnership interests and related selling costs in connection with the sale of limited partnership interests in partnerships that acquired six adult living communities in Fiscal 1995 for $41.4 million compared to the sale of limited partnership interests in partnerships that acquired four adult living communities in Fiscal 1994 for $29.0 million. Selling expenses for Fiscal 1994 were $6.0 million compared to $6.7 million in Fiscal 1993, representing a decrease of $700,000 or 10.4%. This decrease is due primarily to reductions in the rate of commissions paid for assistance in the sale of limited partnership interests.


     o Interest Expense

          Interest expense for the three months ending October 31, 1996 was $4.2 million compared to $3.7 million for the three months ended October 31, 1995, an increase of $500,000 or 13.5%. Interest expense for the nine months ended October 31, 1996 was $12.0 million as compared to $11.6 million for the nine months ended October 31, 1995 an increase of $400,000 or 3.4%. The increases can be primarily attributed to increases in debt and related interest rates on such debt during the period as partially offset by decreases in debt due to the refinancing of two adult living communities in March 1996. Until the refinancings, the mortgages on the communities were direct obligations of the Company and the corresponding interest payments were included in the Company's interest expense. These mortgages are now direct obligations of the Owning Partnerships that own these properties and the corresponding interest payments are no longer included in interest expense. Interest expense for Fiscal 1995 was $15.8 million compared to $13.6 million for Fiscal 1994, representing an increase of $2.2 million or 16.2%. Interest Expense included interest payments on Debenture Debt which had an average interest rate of 11.95% per annum and was secured by the Purchase Note Collateral. During Fiscal 1995, total interest expense with respect to Debenture Debt was approximately $8.7 million and the Purchase Note Collateral produced approximately $2.0 million of interest and related payments to the Company, which was $6.7 million less than the amount required to pay interest on the Debenture Debt. Interest expense for Fiscal 1994 was $13.6 million compared to $11.0 million for Fiscal 1993, an increase of $2.6 million or 23.6%. The increases can be attributed to increases in debt during the periods and was somewhat offset by reductions in interest rates during the periods. See "Liquidity and Capital Resources."

     o General and Administrative Expenses

          General and administrative expenses were $2.0 million for the three months ended October 31, 1996 as compared to $2.1 million for the three months ended October 31, 1995, a decrease of $100,000 or 4.8%. The decrease is due to the capitalization of expenses relating to the implementation of the Company's development program, which became significant in the current fiscal year, as partially offset by increases in professional fees and salary costs associated with the new development program. General and administrative expenses were $5.7 million for the nine months ended October 31, 1996 as compared to $5.4 million for the nine months ended October 31, 1995, an increase of $300,000 or 5.6%. The increase reflects additional professional fees and additional salary costs incurred in instituting the Company's development program and in managing and financing the Company's portfolio of adult living communities and other properties, which increased by two in the nine months ended October 31, 1996. General and administrative expenses were $7.9 million in Fiscal 1995 compared to $6.5 million in Fiscal 1994, representing an increase of $1.4 million or 21.5%. The increase primarily reflects additional salary costs incurred in instituting the Company's new development program and in managing and financing the Company's portfolio of properties, which increased by six in Fiscal 1995, and also reflects increases in various office expenses. General and administrative expenses were $6.5 million in Fiscal 1994 compared to $5.2 million in Fiscal 1993, an increase of $1.3 million or 25.0%. The increase reflects increased professional fees and salary costs incurred in managing and financing the Company's portfolio of properties which increased by six in fiscal 1994 and the reimbursement to various properties for certain expenses as stipulated in the HUD settlement discussed under "Legal Proceedings" below.

     o Property Management Expense


          Property Management expense for the three months ended October 31, 1996 was $900,000 compared to $100,000 for the three months ended October 31, 1995, an increase of $800,000 or 800%. Property management expense for the nine months ended October 31, 1996 was $2.8 million as compared to $300,000 for the nine months ended October 31, 1995, an increase of $2.5 million or 833%. These increases are primarily due to an acceleration of the Company's program of improvements and repairs at the Company's adult living communities, including a number of adult living communities that were refinanced, which reduced the cash flow generated by these properties. Property management expense for Fiscal 1995 was $600,000 as compared to $200,000 for Fiscal 1994, an increase of $400,000 or 200%.
     The increase is primarily due to an increase in the amount of capital contributions from limited partners which were subject to guaranteed return obligations. Property management expense for Fiscal 1994 was $200,000 as compared to $45,000 property management expense for Fiscal 1993, an increase of $155,000 or 344.4%. The increase is primarily due to an increase in the amount of capital contributions from limited partners which were subject to guaranteed return obligations.
     See "- Liquidity and Capital Resources" for a quantification of the amount of guaranteed return obligations and factors affecting the amount of guaranteed return obligations and operating cash deficiencies.


     o Loss On Impairment Of Receivables

          For the three-month and nine-month periods ended October 31, 1996, the Company realized a loss on impairment of receivables of $1.6 million and $18.4 million, respectively as compared to no such loss for the corresponding periods in 1995. These losses equal the recorded value, net of deferred income and reserves, of Multi-Family Notes and the related "Other Partnership Receivables" relating to nine Owning Partnerships which have filed petitions under Chapter 11 of the U.S. Bankruptcy Code seeking protection from foreclosure actions and one Owning Partnership that is expected to lose its property pursuant to an uncontested foreclosure sale of such property. As a result of the transfers by the Selling Stockholders and one of their affiliates of additional assets to the Investing Partnerships which issued such Multi-Family Notes, the recorded value of such Multi-Family Notes and "Other Partnership Receivables" is unchanged and the Company recorded a contribution to capital of $21.3 million. See - "Liquidity and Capital Resources."

     o Officers' Compensation

          Officers' Compensation was $300,000 for the three months ended October 31, 1996 and for the three months ended October 31, 1995. Officers' Compensation was $900,000 for the nine months ended October 31, 1996 and the nine months ended October 31, 1995. Officers' Compensation was $1.2 million for Fiscal 1995, Fiscal 1994 and Fiscal 1993.

     o Depreciation and Amortization

          Depreciation and amortization for the three months ended October 31, 1996 was $800,000 compared to $400,000 for the three months ended October 31, 1995, an increase of $400,000 or 100%. The increase is primarily due to the prepayment of debt which resulted in the acceleration of the unamortized portion of these related costs. Depreciation and amortization for the nine months ended October 31, 1996 was $2.5 million as compared to $1.9 million for the nine months ended October 31, 1995, an increase of $600,000 or 31.6%. The increase primarily is attributable to the prepayment of debt which resulted in the acceleration of the unamortized portion of these related costs and also to the issuance of additional Debenture Debt and Unsecured Debt in Fiscal 1995 which had its full amortization impact in the nine months ended October 31, 1996. Depreciation and amortization for Fiscal 1995 was $2.6 million compared to $2.3 million for Fiscal 1994. Depreciation and amortization consists of amortization of deferred debt expense incurred in connection with debt issuance. Depreciation and amortization for Fiscal 1994 was $2.3 million compared to $1.4 million in Fiscal 1993. The increase can be attributable to the issuance of additional Debenture Debt in Fiscal 1993 which had its full amortization impact in Fiscal 1994.

     LIQUIDITY AND CAPITAL RESOURCES

          The Company historically has financed operations through cash flow generated by operations, by arranging for the sale of partnership interests and through borrowings consisting of Investor Note Debt, Unsecured Debt, Mortgage Debt and Debenture Debt. The Company's principal liquidity requirements are for payment of operating expenses, costs associated with development of new adult living communities, debt service obligations, guaranteed return obligations to limited partners of Investing Partnerships to the extent that guaranteed returns cannot be funded from the cash flow of such partnerships and operating cash deficiencies of Owning Partnerships.

          The Company's cash and cash equivalents were $18.0 million at January 31, 1996, $11.0 million at January 31, 1995 and $9.3 million at January 31, 1994. The increase in cash and cash equivalents at January 31, 1996 reflects, among other things, (i) net income of $5.8 million for Fiscal 1995, compared to a loss of $4.6 million for Fiscal 1994, (ii) increases in loans and accrued interest payable by $52.0 million, and (iii) amortization and depreciation for Fiscal 1995 of $2.6 million, offset in part by, among other things, (i) a decrease in loans payable by $39.3 million, (ii) distributions of $1.7 million and (iii) payments of other notes payable of $1.6 million. The increase in cash and equivalents at January 31, 1995 reflects, among other things, (i) increases in loans and accrued interest payable by $44.0 million and (ii) amortization and depreciation of $2.3 million offset, in part, by (i) a loss of $4.6 million for Fiscal 1994,
     (ii) a decrease in loans payable by $31.3 million, (iii) distributions of $1.9 million and (iv) payments of notes payable of $2.6 million.


          Cash flows used by operating activities for the nine months ended October 31, 1996 were $200,000 and were comprised of: (i) net loss of $23.6 million plus (ii) adjustments for non-cash items of $21.0 million plus (iii) the net change in operating assets and liabilities of $2.4 million. The adjustments for non-cash items is comprised of depreciation and amortization of $3.0 million and loss on impairment of receivables of $18.0 million. Cash flows used by operating activities for the nine months ended October 31, 1995 were $8.4 million and were comprised of: (i) net income of $3.9 million less (ii) adjustments for non-cash items of $5.0 million less (iii) the net change in operating assets and liabilities of $7.3 million. The adjustments for non-cash items is comprised of depreciation and amortization of $1.9 million offset by deferred income earned of $6.9 million. Cash flows provided by operating activities for Fiscal 1995 were $1.0 million and were comprised of: (i) net income of $5.8 million less (ii) adjustments for non-cash items of $6.5 million plus
     (iii) the net change in operating assets and liabilities of $1.7 million. The adjustments for non-cash items is comprised of depreciation and amortization of $2.6 million offset by deferred income earned of $9.1 million. Cash flows provided by operating activities for Fiscal 1994 were $1.1 million and were comprised of: (i) net loss of $4.6 million less
     (ii) adjustments for non-cash items of $1.2 million plus (iii) the net change in operating assets and liabilities of $6.9 million. The adjustments for non-cash items is comprised of depreciation and amortization of $2.3 million offset by deferred income earned of $3.5 million. Cash flows provided by operating activities for Fiscal 1993 were $6.7 million and were comprised of: (i) net income of $1.1 million less
     (ii) adjustments for non-cash items of $5.2 million plus (iii) the net change in operating assets and liabilities of $10.8 million. The adjustments for non-cash items is comprised of depreciation and amortization of $1.4 million offset for deferred income earned of $6.7 million.

          Net cash used by investing activities for the nine months ended October 31, 1996 of $36,000 was comprised of the increase in investments for the period offset by a decrease in investments due to the distribution of refinancing proceeds due to the Company's portion of general partner interests in adult living communities. Net cash used by investing activities for the nine months ended October 31, 1995 of $260,000 was comprised of the increase in investments. Net cash used by investing activities for Fiscal 1995 of $567,000 was comprised of the increase in investments. Net cash used by investing activities for Fiscal 1994 of $591,000 was comprised of the increase in investments. Net cash used by investing activities for Fiscal 1993 of $294,000 was comprised of the increase in investments.


          Net cash used by financing activities for the nine months ended October 31, 1996 of $8.9 million was comprised of: (i) debt repayments of $39.5 million less proceeds from the issuance of new debt of $38.2 million less (ii) payments of notes payable of $100,000 less (iii) dividends paid of $800,000 less (iv) the increase in other assets of $6.7 million due to the capitalization of costs relating to the development and construction of new properties and the issuance of new debt offset by the amortization of loan costs primarily in connection with Debenture Debt. Net cash provided by financing activities for the nine months ended October 31, 1995 of $7.2 million was comprised of: (i) debt repayments of $30.6 million less proceeds from the issuance of new debt of $43.0 million less (ii) payments of notes payable of $1.1 million, less (iii) dividends paid of $1.4 million less (iv) the increase in other assets of $2.7 million due to the capitalization of costs associated with the purchase of an adult living community that was not yet sold and the capitalization of costs relating to the issuance of new debt as offset by the amortization of loan costs primarily in connection with Debenture Debt. Net cash provided by financing activities for Fiscal 1995 of $6.6 million was comprised of: (i) debt repayments of $39.3 million less proceeds from the issuance of new debt of $52.0 million less (ii) payments of notes payable of $1.6 million less (iii) dividends paid of $1.7 million and less (iv) the increase in other assets of $2.8 million due to the capitalization of loan costs primarily in connection with Debenture Debt. Net cash provided by financing activities for Fiscal 1994 of $1.1 million was comprised of: (i) debt repayments of $31.3 million less proceeds from the issuance of new debt of $44.0 million less (ii) payments of notes payable of $2.6 million less (iii) dividends paid of $1.9 million less (iv) the increase in other assets of $7.1 million due to the capitalization of loan costs primarily in connection with Debenture Debt. Net cash used by financing activities for Fiscal 1993 of $3.5 million was comprised of (i) debt repayments of $21.6 million less proceeds from the issuance of new debt of $34.4 million less
     (ii) payments of notes payable of $2.6 million less (iii) dividends paid of $11.0 million less (iv) the increase in other assets of $2.7 million due to the capitalization of loan costs primarily in connection with Debenture Debt.

          At January 31, 1996, the Company had total indebtedness, excluding accrued interest, of $139.2 million, consisting of $78.3 million of Debenture Debt, $18.9 million of Unsecured Debt, $12.0 million of Mortgage Debt and $30.0 million of Investor Note Debt. As of October 31, 1996, the Company has reduced outstanding Investor Note Debt from $30.0 million to $23.8 million, increased Unsecured Debt from $18.9 million to $31.2 million, and decreased Mortgage Debt from $12 million to $5.0 million. Since that date, Debenture Debt decreased from $78.3 million to $77.9 million. As a result, total indebtedness, decreased from $139.2 million to $137.9 million and the Company had cash and cash equivalents at October 31, 1996 of $8.9 million. Contributing to this debt repayment was the refinancing in February and March 1996 of certain adult living communities the Company manages resulting in the return of over $43 million of capital to limited partners and the reduction of both Investor Note Debt and Mortgage Debt.

          Of the principal amount of total indebtedness at January 31, 1996, $37.2 million becomes due in the fiscal year ending January 31, 1997; $12.9 million becomes due in the fiscal year ending January 31, 1998; $29.7 million becomes due in the fiscal year ending January 31, 1999; $15.4 million becomes due in the fiscal year ending January 31, 2000; $17.4 million becomes due in the fiscal year ending January 31, 2001, and the balance of $26.6 million becomes due thereafter. Of the amount maturing in the fiscal year ending January 31, 1997, $6.8 million is Investor Note Debt which the Company repaid through the collection of investor notes. The balance, approximately $30.4 million, included $9.9 million of Debenture Debt, $5.2 million of Mortgage Debt and $15.3 million of Unsecured Debt. During Fiscal 1996, the Company repaid approximately $1.9 million of Debenture Debt and repaid $14.3 million of Unsecured Debt. The Company also repaid the entire $5.2 million of Mortgage Debt due by January 31, 1997 by refinancing said debt, which refinanced debt became obligations of the partnerships that own the properties and ceased being obligations of the Company. The Company anticipates that the balance of $8.0 million of Debenture Debt and $1.0 million of Unsecured Debt that matures during the current fiscal year, together with interest on outstanding debt, will be repaid from the Company s existing cash and cash equivalents, which amounted to $8.9 million on October 31, 1996, along with the proceeds of new Unsecured Debt the Company intends to issue, cash flow that will be generated by property operations and by arranging for the sale of partnership interests to finance the acquisition of additional existing adult living communities. However, competition to acquire such communities has intensified and there can be no assurance that the Company will be able to acquire such communities on terms favorable enough to offset start-up costs of newly developed communities and the cash requirements of the Company's existing operations and debt service.

          The Company's debt obligations contain various covenants and default provisions, including provisions relating to, in some obligations, certain Investing Partnerships, Owning Partnerships or affiliates of the Company. Certain obligations contain provisions requiring the Company to maintain a net worth of, in the most restrictive case, $30,000,000, except that, under the Capstone agreements the Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of this Offering. Certain obligations of the Company contain covenants requiring the Company to maintain a debt for borrowed money to consolidated net worth ratio of, in the most restrictive case, no more than 5 to 1. At January 31, 1996 and at October 31, 1996, the Company's debt for borrowed money to consolidated net worth ratio was
     4.08 to 1 and 4.44 to 1, respectively. In addition, certain obligations of the Company provide that an event of default will arise upon the occurrence of a material adverse change in the financial condition of the Company.

          The Company has financed the acquisition of the adult living communities it operates by arranging for the private placement of limited partnership interests, and intends to continue this practice for future acquisitions of existing communities. Past offerings have provided, and it is anticipated that future offerings will provide, that the limited partners will receive guaranteed distributions during each of the first five years of their investment equal to 11% to 12% of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Owning Partnerships, for such five-year period, the Company is required to pay to the Owning Partnerships, amounts sufficient to fund (i) any operating cash deficiencies of such Owning Partnerships and (ii) any part of such guaranteed return not paid from cash flow from the related property (which the Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners). During Fiscal 1995 and the nine months ended October 31, 1996, the properties with respect to which the Company had such funding obligations distributed to the Company, after payment of all operating expenses and debt service, $9.7 million and $6.2 million, respectively, for application to the Company's guaranteed return obligations. During such periods, the Company funded $1.6 million and $1.6 million, respectively, to cover operating cash deficiencies. These operating cash deficiencies primarily relate to the Company's attempts to convert two multi-family properties to adult living communities, which attempts have thus far been unsuccessful. These conversions account for 69.7% and 65.1%, respectively, of the operating deficiency funding by the Company during these periods. The Company's funding obligations relating to one of these two properties expired on December 31, 1996, and will expire with respect to the other on June 30, 1997.


          The guaranteed return obligations of the Company were greater in these periods than the amounts the properties distributed to the Company for application to such guaranteed return obligations and the Company funded approximately $917,000 and $4.0 million, respectively, to meet such obligations. The increase in the amount the Company paid with respect to guaranteed return obligations in the nine month period ended October 31, 1996 primarily resulted from an increase in the amount of capital contributions from limited partners which were subject to guaranteed return obligations and the refinancing of a number of its adult living communities (some of which received mortgage financing for the first time, as they were previously acquired without mortgage financing). The amount paid by the Company with respect to its guaranteed return obligations for the nine months ended October 31, 1996 was offset by an increase in interest income received by the Company during the nine months ended October 31, 1996, which was also the result of such refinancings. The refinancings resulted in the return of over $43 million of capital to limited partners, which reduced the amount of capital upon which the Company is obligated to guarantee a return. The refinancings also resulted in increased debt service payments by the Owning Partnerships which own the refinanced adult living communities and the establishment of capital improvement reserves for the refinanced properties. These debt service payments and capital improvement reserves reduced the cash flow available to pay the guaranteed returns to limited partners during the nine months ended October 31, 1996. In addition, the Company accelerated its program of maintenance and repairs of its adult living communities, including certain adult living communities which were not refinanced, which also decreased the cash flow generated by these properties. The decrease in available cash flow exceeded the reduction in the Company's guaranteed returned obligations for the current year and, therefore, increased the amount required to be paid by the Company with respect to such guaranteed return obligations. While the refinancings increased the Company's funding of guaranteed return obligations in the short term, the long term effect will be a reduction of the Company's guaranteed return obligations relating to the refinanced properties. The capital that was returned to the limited partners (which causes the reduction in the Company's guaranteed return obligations) was applied first to the later years in which their capital contributions are due and then to the earlier years. The refinancings, therefore, reduce the Company's guaranteed return obligations more in future years than in the current year and the following year. The aggregate amount of guaranteed return obligations for fiscal years 1996 through 2002 based on existing management contracts will increase to $14.8 million in Fiscal 1997, then decrease to $13.7 million for Fiscal 1998, increase to $15.1 in Fiscal 1999, and decrease to $13.3 million in Fiscal 2000, to $7.4 million in Fiscal 2001 and to $300,000 in Fiscal 2002. Such amounts of guaranteed return obligation are calculated based upon paid-in contributions of limited partners as of January 31, 1996 with respect to Fiscal 1996 and remaining scheduled capital contributions (as reduced by the refinancings) with respect to fiscal years 1997 through 2002. Actual amounts of guaranteed return obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, these amounts are calculated without regard to the cash flow the related properties will generate to meet guaranteed return obligations. The aggregate amount of the Company's guaranteed return obligations and operating cash deficiencies will depend upon a number of factors, including, among others, the expiration of such obligations for certain partnerships, the cash flow generated by the properties and the terms of future offerings by Investing Partnerships. The Company anticipates that for at least two years the guaranteed return obligations with respect to existing and future Investing Partnerships will exceed the cash flow generated by the related properties, which will result in the need to utilize cash generated by the Company to make management contract payments which are distributed by the Owning Partnerships to the Investing Partnerships to pay limited partners in such partnerships their guaranteed return. The Company intends to structure future offerings to minimize the likelihood that it will be required to utilize the cash it generates to pay amounts utilized to pay guaranteed returns and operating cash deficiencies, but there can be no assurance that this will be the case.


          In the past, limited partners have been allowed to prepay capital contributions. The amount of these prepayments received upon the closings of the sales of limited partnership interests in Investing Partnerships, as a percentage of total sales revenue and syndication fee income, averaged 63.9% in Fiscal 1993, 64.6% in Fiscal 1994, 52.6% in Fiscal 1995 and 54.7%
     for the nine months ended October 31, 1996. Prepayments of capital contributions do not result in the prepayment of the related purchase notes. Instead, such amounts are loaned to the Company by the Investing Partnership. As a result of such loans and crediting provisions of the related purchase agreements, the Company records the notes receivable corresponding to the purchase notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's note receivables and reduce interest income received by the Company. Pursuant to the terms of offerings, the Company, as the general partner of each Investing Partnership, has the option not to accept future prepayments by limited partners of capital contributions. The Company has not determined whether it will continue to accept prepayments by limited partners of capital contributions.

          As of October 31, 1996, the recorded value, net of deferred income, of Multi-Family Notes was $106.5 million. All but approximately $348,000 of the $52.6 million of "Other Partnership Receivables" recorded on the Company's Consolidated Financial Statements as of October 31, 1996 relate to Multi-Family Notes. (See Note 4 to Consolidated Financial Statements.) The Company holds 169 Multi-Family Notes which are secured by controlling interests in 126 Multi-Family Properties.


          Twenty-seven of the Multi-Family Properties are in default on their respective mortgages. The Owning Partnerships that own these properties have been negotiating with the respective mortgage holders and, in some cases, have obtained workout agreements pursuant to which the lenders generally agree during the term of the agreement not to take any action regarding the mortgage default and to accept reduced debt service payments for a period of time, with the goal of increasing property cash flow to enable the property to fully service its mortgage. Nine of these Owning Partnerships have filed petitions seeking protection from foreclosure actions under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11 Petitions") and the Company anticipates that in the near future one additional Owning Partnership will lose its property pursuant to an uncontested foreclosure sale of such property (said ten Owning Partnerships are, collectively, the "Protected Partnerships"). As of October 31, 1996, the recorded value, net of deferred income, of the Multi-Family Notes and "Other Partnership Receivables" relating to the Protected Partnerships was $21.3 million.



         The Selling Stockholders and one of their affiliates have assigned certain interests they own personally in various partnerships that own Multi-Family properties (the "Assigned Interests") to the Investing Partnerships that own interests in the Protected Partnerships, which Assigned Interests provide additional assets at the Investing Partnership level and, as a result, additional security for the related Multi-Family Notes. Each of the Investing Partnerships related to Protected Partnerships which have filed Chapter 11 Petitions has agreed to transfer the Assigned Interests back to the Selling Stockholders and their affiliate if the applicable Protected Partnership emerges from its bankruptcy proceeding with possession of the real property and improvements which it owned at the time of its Chapter 11 Petition.


          The Company has recorded a loss of $18.4 million to reflect the impairment of the Multi-Family Notes for which the Assigned Interests provide additional security and the related "Other Partnership Receivables." The Multi-Family Notes relating to the Protected Partnerships were first deemed impaired when the mortgages on their respective properties went into default, which defaults occurred between August 1989 and June 1994. Once in default, the holders of these mortgages assigned them to the United States Department of Housing and Urban Development ("HUD"). The Protected Partnerships then attempted to negotiate, and in some cases obtained, workout agreements with HUD. Although it could temporarily lower or suspend debt service payments during the term of a workout agreement, HUD, unlike a conventional lender, does not have the legal authority to restructure the defaulted mortgages it holds by permanently lowering interest rates or reducing the principal amount of such mortgages. HUD then sold the mortgages (subject to those workout agreements which were in place) at auctions in September 1995 and June 1996. Since the new mortgage holders did not have HUD's legal constraints as to the restructuring of mortgages they hold, the Protected Partnerships began negotiations with the new holders to restructure their mortgages or purchase them at a discount. The new mortgage holders would not negotiate in good faith with the Protected Partnerships and began to threaten and institute foreclosure proceedings. The Selling Stockholders and one of their affiliates transferred the Assigned Interests to the Investing Partnerships that owned interests in the Protected Partnerships in July 1996. Seven of the Protected Partnerships filed Chapter 11 Petitions in August 1996, two of the Protected Partnerships filed Chapter 11 Petitions in February 1997, and one of the Protected Partnerships did not file a Chapter 11 Petition and allowed the holder of the mortgage to foreclose on its property due to the unlikelihood of confirming a plan of reorganization. The Company established appropriate reserves during these time periods to reflect the varying extent of impairment in view of the state of facts at such time. In that the Selling Stockholders transferred the Assigned Interests in July 1996, the one Protected Partnership that did not file a Chapter 11 Petition had decided in July 1996 not to resist foreclosure, and the nine Protected Partnerships that filed Chapter 11 Petitions filed said petitions in August 1996 (or by August 1996 expected to do so in the future), the Company reflected both the related $21.3 million capital contribution and the $18.4 million loss in the nine months ended October 31, 1996 and the recorded value of the related Multi-Family Notes and "Other Partnership Receivables" is unchanged. Due to a re-evaluation by one of the Protected Partnerships of the value of its real property and of the likelihood of successfully confirming a plan of reorganization, said Protected Partnership has converted its bankruptcy proceeding to a Chapter 7 liquidation proceeding. The Company, therefore, does not anticipate a successful reorganization of such property, but expects that this Multi-Family Note and the other Multi-Family Notes relating to the Protected Partnerships will be collected due to the additional collateral provided by the Assigned Interests.


          There are 17 remaining Owning Partnerships that own Multi-Family Properties that are in default of their mortgages. As of October 31, 1996, the recorded value, net of deferred income, of the Multi-Family Notes and "Other Partnership Receivables" relating to these 17 properties was $33.8 million. The Company has established reserves of $10.1 million to address the possibility that these notes may not be collected in full. It is possible that the 17 Owning Partnerships that own Multi-Family Properties that are in default on their mortgages will file Chapter 11 Petitions or take similar actions seeking protection from their creditors.


          The Multi-Family Properties were typically built or acquired with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms and/or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, including limiting rents on these properties to amounts approved by HUD. Most of the rental assistance payment contracts relating to the Multi-Family Properties will expire over the next few years. HUD has introduced various initiatives to restructure its housing subsidy programs by increasing reliance on prevailing market rents, and by reducing spending on future rental assistance payment contracts by, among other things, not renewing expiring contracts and by restructuring mortgage debt on those properties where a decline in rental revenues is anticipated. Due to uncertainty regarding the final policies that will result from these initiatives and numerous other factors that affect each property which can change over time (including the local real estate market, the provisions of the mortgage debt encumbering the property, prevailing interest rates and the general state of the economy) it is impossible for the Company to determine whether these initiatives will have an impact on the Multi-Family Properties and, if there is an impact, whether the impact will be positive or negative.


          In view of the foregoing, there can be no assurance that other Owning Partnerships that own Multi-Family Properties will not default on their mortgages, file Chapter 11 Petitions, and/or lose their properties through foreclosure. Any such future mortgage defaults could, and any such future filings of Chapter 11 petitions or the loss of any such property through foreclosure would, cause the Company to realize a loss equal to the recorded value of the applicable Multi-Family Note plus any related advances, net of any deferred income recorded for such Multi-Family Note and any reserves for such note previously established by the Company which would reduce such loss.
     In addition, the Company could be required to realize such a loss even in the absence of mortgage defaults, Chapter 11 Petitions or the loss of any such property through foreclosure if, at any time in which the Company's financial statements are issued, such property is considered impaired under applicable accounting rules.


	  As previously described, the Protected Partnerships (and the other defaulting Owning Partnerships) have generated little or no cash flow and, therefore, the related Multi-Family Notes have contributed little or no interest income in the periods covered in the Consolidated Financial Statements of the Company. The Assigned Interests have, prior to their assignment to the Investing Partnerships, generated positive cash flows. To the extent the Assigned Interests continue to generate positive cash flows, the Company will be entitled to receive such amounts as interest income on the related Multi-Family Notes.


          The future growth of the Company will be based upon the continued acquisition of existing adult living communities and the development of newly-constructed adult living communities. The Company anticipates that it will acquire between four and eight existing adult living communities over the next two years. It is anticipated that future acquisitions of existing adult living communities will be financed by a combination of mortgage financing and by arranging for the sale of partnership interests. The Company recently acquired an adult living community in Mesa, Arizona containing 166 units and has entered into contracts to acquire one adult living community in Winter Haven, Florida containing 133 apartment units and one adult living community in Westland, Michigan containing 153 apartment units. The aggregate purchase price of the above communities the Company has recently purchased and has agreed to purchase is approximately $29.7 million. The Company has financed and intends to finance approximately $21.7 million of the purchase price for these acquisitions through mortgage financing with the remainder of the purchase price derived from the sale of limited partnership interests in new Investing Partnerships which will own interests in new Owning Partnerships. The Company regularly obtains such acquisition financing from three different commercial mortgage lenders and, in view of its ready access to such mortgage financing, has not sought any specific commitments or letters of intent with regard to future, unidentified acquisitions. Similarly, the Company believes that it has sufficient ability to finance its future acquisitions in part by arranging for the sale of partnership interests.
     In addition, the Company has acquired two existing adult living communities from existing Owning Partnerships, and may engage in other similar transactions. Limited partners typically agree to pay their capital contributions over a five-year period, and deliver notes representing the portion of their capital contribution that has not been paid in cash. The Company borrows against the notes delivered by investors to generate cash when needed, including to pursue its development plan and to repay debt. The Company s present Investor Note Debt lenders do not have sufficient lending capacity to meet all of the Company s future requirements.
     However, the Company currently is negotiating with several new Investor Note Debt lenders which the Company believes will have sufficient lending capacity to meet all of the Company s foreseeable Investor Note Debt borrowing requirements.


          The Company also has implemented a new development plan pursuant to which it currently intends to commence construction on between 18 and 24 new adult living communities during the next two years. The Company will utilize the proceeds of this offering plus mortgage financing to construct, own and operate new communities. The Company's development plan contemplates its first new communities being built in Texas. The Company has commenced construction with mortgage financing from Bank United for up to $7.0 million and $7.3 million, respectively, on two adult living communities in Corpus Christi and Temple, Texas, respectively. The Company holds options to acquire three additional sites in Texas and is negotiating with several additional lenders to obtain financing to develop these sites.

          The Company also intends to utilize long-term lease financing arrangements to develop and operate new communities. The Company has entered into an agreement with Capstone pursuant to which Capstone will provide up to $39.0 million for 100% of the development cost of four adult living communities that will be operated by the Company pursuant to long-term leases with Capstone. The Company has closed the development financing with Capstone and begun construction on four communities which are located in San Angelo, Wichita Falls, El Paso and

     Abilene, Texas. The agreement contemplates that Capstone will acquire the properties and will enter into a development agreement and a lease agreement with the Company with respect to each property. Each development agreement requires that construction commence within 30 days after the acquisition of the property and be complete within 15 months of commencement. Each lease agreement will have a term of 15 years with three optional five-year renewal periods. The agreement requires a covenant that each community financed by Capstone maintain annualized earnings before certain deductions of at least 1.25 times the rent from the respective adult living community. The obligations under the development agreements are, and the obligations under the leases will be, direct obligations of the Company. The Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of this Offering. The Company will be granted a right of first refusal and an option to purchase the properties.


          The Company is actively engaged in negotiations with other mortgage and long-term lease lenders to provide additional construction financing. The Company anticipates that most of the construction mortgage loans it obtains to finance the development and lease-up costs of new adult living communities, including the loans closed with Bank United, will contain terms where the lender will fund between 75% to 80% of such costs, requiring the Company to contribute 20% to 25% of such costs. The Company arranged for the sale of limited partnership interests in two partnerships organized to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities. The Company will use its net proceeds of the Offering (above the approximately $3 million to be used for working capital and general corporate purposes) plus funds generated by its operations to fund the 20% to 25% of development costs not provided by construction loans.


          The annual dividend requirement on the Convertible Preferred Stock is $1,275,000 ($1,466,250 if the Over-allotment Option is exercised in full). The Company anticipates that the future earnings of the Company, if any, will not initially be adequate to pay the dividends on the Convertible Preferred Stock out of earnings. Although the Company intends to pay quarterly dividends out of available surplus, there can be no assurance that the Company will maintain sufficient surplus or that future earnings, if any, will be adequate to pay the dividends on the Convertible Preferred Stock. Under the Delaware General Corporation Law, dividends may be paid only out of legally available funds, which includes current and the prior fiscal year's net profits as well as surplus. Failure to pay a total of four consecutive quarterly dividends will entitle the holders of the Convertible Preferred Stock, voting separately as a class, to elect one director. See "Description of Capital Stock - Convertible Preferred Stock." In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent or in default under the terms of senior securities by virtue of such dividend or distribution.

                                       BUSINESS

     GENERAL

          The Company is a fully integrated provider of adult living accommodations and services which acquires, finances, develops and manages adult living communities. The Company's revenues have been and are expected to continue to be, primarily derived from sales of partnership interests in partnerships it organizes to finance the acquisition of existing adult living communities. The Company manages such adult living communities and, as a result, is one of the largest operators of adult living communities in the United States, operating communities offering both independent- and assisted-living services. The American Seniors Housing Association ranks the Company as one of the top ten owners and operators of adult living communities. The Company currently operates 32 adult living communities containing 4,646 apartment units in 11 states in the Sun Belt and the Midwest. The Company also operates one skilled nursing facility containing 57 beds and one residential apartment complex containing 237 units. One of the adult living facilities the Company operates contains 70 skilled nursing beds. The facilities operated by the Company had an average occupancy rate of approximately 91% at January 24, 1997. The Company's operating objective is to provide high-quality, personalized living services to senior residents, primarily persons over the age of 75. To the extent that the development plan described below is successfully implemented, the Company anticipates that the percentage of its revenues derived from sales of partnership interests would decrease and revenues derived from newly constructed communities would increase.

          Historically, the Company has financed the acquisition and development of multi-family and adult living properties by utilizing mortgage financing and by arranging for the sale of limited partnership interests. The Company is the general partner of all but one of the partnerships that owns the adult living communities in the Company's portfolio and the Company manages all of the adult living communities in its portfolio. The Company has a participation in the cash flow, sale proceeds and refinancing proceeds of the properties after certain priority payments to the limited partners. The existing adult living communities managed by the Company are not owned by the Company. Future revenues, if any, of the Company relating to such communities would primarily arise in the form of (i) deferred income on sales of interests in the Owning Partnerships for such communities, (ii) management fees and (iii) amounts payable by the Investing Partnerships to the Company in the event of the subsequent sale or refinancing of such communities. The Company intends to continue to finance its future acquisitions of existing adult living communities by utilizing mortgage financing and by arranging for the sale of partnership interests, and anticipates acquiring four to eight such communities during the next two years.

          Current demographic trends suggest that demand for both independent-living and assisted-living services will continue to grow. According to U.S. Bureau of Census data, the Company's target market, people over age 75, is one of the fastest growing segments of the U.S. population and is projected to increase by more than 24% to 16.3 million between 1990 and 2000. While the population of seniors grows, other demographic trends suggest that an increasing number of them will choose adult living centers as their residences. According to U.S. Bureau of Census data, the median net worth of householders over age 75 has increased to over $75,000. At the same time, the Census shows that the number of seniors living alone has increased, while women, who have been the traditional care-givers, are more likely to be working and unable to provide care in the home. The Company believes that many seniors find that adult living centers provide them with a number of services and features that increasingly they are unable to find at home, including security, good nutritious food and companionship. Furthermore, the National Long Term Care Surveys, a Federal study that regularly surveys close to 20,000 people aged 65 and older, indicate that, despite the growth in the elderly population, the percentage of elderly that are disabled and need assistance with activities of daily living ("ADLs") has decreased substantially and is expected to continue to decrease. This suggests that demand for independent living communities will increase in the future.

          Assisted-living supplements independent-living services with assistance with ADLs in a cost effective manner while maintaining residents' independence, dignity and quality of life. Such assistance consists of personalized support services and health care in a non-institutional setting designed to respond to the individual needs of the elderly who need assistance but who do not need the level of health care provided in a skilled nursing facility.

          The Company has instituted a development plan which will result in the commencement of new construction of between 18 and 24 adult living communities during the next two years which it will own or will operate pursuant to long-term leases or similar arrangements. The Company anticipates that each new community to be developed by it will offer both independent and assisted-living services. The Company's development plan contemplates its first new communities being built in Texas. Construction has commenced on six adult living communities. The Company also holds options on three additional sites. The Company generally plans to concentrate on developing projects in only a limited number of states at any given time. The Company believes that this focus will allow it to realize certain efficiencies in the development and management of communities. The Company also plans to expand its portfolio of adult living communities by acquiring between four and eight communities during the next two years and to finance the acquisitions by arranging for the sale of partnership interests in limited partnerships. The Company is the managing general partner of the partnerships that own all but one of the 32 adult living communities, the nursing home and the residential apartment complex in its current portfolio and will continue to act in this capacity for all future properties which it acquires. All of the adult living communities and other properties are managed by the Company pursuant to written management contracts.

          The Company's adult living communities offer personalized assistance, supportive services and selected health care services in a professionally managed group living environment. Residents may receive individualized assistance which is available 24 hours a day, and is designed to meet their scheduled and unscheduled needs. The services for independent-living generally include three restaurant-style meals per day served in a common dining room, weekly housekeeping and flat linen service, social and recreational activities, transportation to shopping and medical appointments, 24 hour security and emergency call systems in each unit.
     The services for assisted-living residents generally include those provided to independent-living residents, as supplemented by assistance with ADLs including eating, bathing, dressing, grooming, personal hygiene and ambulating; health monitoring; medication management; personal laundry services; and daily housekeeping services.

          The Company focuses exclusively on "private-pay" residents, who pay for housing or related services out of their own funds or through private insurance, rather than relying on the few states that have enacted legislation enabling assisted-living facilities to receive Medicaid funding similar to funding generally provided to skilled nursing facilities. The Company intends to continue its "private-pay" focus as it believes this market segment is, and will continue to be, the most profitable. This focus will enable the Company to increase rental revenues as demographic pressure increases demand for adult living facilities and avoid potential financial difficulties it might encounter if it were dependent on Medicaid or other government reimbursement programs that may suffer from health care reform, budget deficit reduction or other pending or future government initiatives.

     PARTNERSHIP OFFERINGS

          Historically, the Company has financed the acquisition and development of adult living properties by utilizing mortgage financing and by arranging for the sale of limited partnership interests in Investing Partnerships formed to acquire controlling interests in Owning Partnerships. The Company is the managing general partner of all but one of the Owning Partnerships that own the adult living communities currently included in the Company's portfolio and the Company manages all of the adult living communities in its portfolio. The Company is also the general partner of 26 of the 37 Investing Partnerships. As a general partner of such partnerships, the Company has a participation in the cash flow, sale proceeds and refinancing proceeds of the properties after certain priority payments to the limited partners. Typically, an Owning Partnership is organized by the Company to acquire a property which the Company has identified and selected based on a broad range of factors. Generally, 99% to 100% of the partnership interests in an Owning Partnership initially are owned by the Company. An Investing Partnership is formed as a limited partnership for the purpose of acquiring all or substantially all of the total partnership interests owned by the Company. Limited partnership interests in the Investing Partnership are sold to investors in exchange for (i) all cash or (ii) a cash down payment and full recourse promissory notes (an "Investor Note"). In the case of an investor that does not purchase a limited partnership interest for all cash, the investor's limited partnership interest (a "Limited Partnership Interest") serves as collateral security for that investor's Investor Note. Under the terms of an agreement (a "Purchase Agreement"), the Investing Partnership purchases from the Company the partnership interests in the Owning Partnership partially with cash raised from the cash down payment made by its investors and the balance by the delivery of the Investing Partnership's promissory note (a "Purchase Note"). The Purchase Notes executed by Investing Partnerships prior to 1986 have balloon payments of principal due on maturity. The Purchase Notes executed since
     January 1, 1987 are self-liquidating (without balloon payments).
     The Investing Partnership, as collateral security for its Purchase Note, pledges to the Company the Investor Notes received from its investors, its interest in the Limited Partnership Interests securing the Investor Notes, as well as the entire partnership interest it holds in the Owning Partnership which it purchased from the Company. In addition, each Purchase Agreement provides that the Investing Partnership shall pay the Company an amount equal to a specified percentage of the Investing Partnership's share of the net proceeds from capital transactions (such as the sale or refinancing of the underlying property) in excess of the return obligations and certain other amounts.

          The limited partners in Investing Partnerships typically agree to pay their capital contributions over a five-year period. Past offerings have provided, and it is anticipated that future offerings will provide, that the limited partners will receive guaranteed distributions during each of first five years of their investment equal to between 11% to 12% of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Owning Partnerships, the Company is required to pay to the Owning Partnerships amounts sufficient to fund (i) any operating cash deficiencies of such Owning Partnerships and (ii) any part of such guaranteed return not paid from cash flow from the related property (which the Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners). During Fiscal 1995 and the nine months ended October 31, 1996, the Company paid approximately $917,000 and $4.0 million, respectively, with respect to guaranteed return obligations, and paid approximately $1.6 million and $1.6 million, respectively with respect to operating cash deficiencies. The increase in the amount the Company paid with respect to guaranteed return obligations in the nine month period ended October 31, 1996 primarily results from an increase in the amount of capital contributions from limited partners which were subject to guaranteed return obligations and the refinancing of a number of its adult living communities (some of which received mortgage financing for the first time as they were previously acquired without mortgage financing). The amount paid by the Company with respect to its guaranteed return obligations for the nine months ending October 31, 1996 was offset and exceeded by an increase in interest income received by the Company during the nine months ended October 31, 1996, which was also the result of such refinancings. The refinancings resulted in the return of over $43 million of capital to limited partners, which reduced the amount of capital upon which the Company is obligated to make payments which are distributed to limited partners in respect of guaranteed returns. The refinancings also resulted in increased debt service payments by the Owning Partnerships which own the refinanced adult living communities and the establishment of capital improvement reserves for the refinanced properties. These debt service payments and capital improvement reserves reduced the cash flow available to pay the guaranteed return to limited partners during the nine months ended October 31, 1996. In addition, the Company accelerated its program of maintenance and repairs of its adult living communities, including certain adult living communities which were not refinanced, which also decreased the cash flow generated by these properties. The decrease in available cash flow exceeded the reduction in the guaranteed return obligations for the current year and, therefore, increased the amount required to be paid by the Company with respect to such guaranteed return obligations. The aggregate amount which the Company will be required to pay under the management contracts with respect to guaranteed return obligations and cash operating deficiencies will depend upon a number of factors, including, among others, the expiration of such obligations for certain partnerships, the cash flow generated by the properties the Company currently operates, the terms of future offerings by Investing Partnerships and the cash flow to be generated by the related properties. Based upon its estimates of these factors, which estimates may vary materially from actual results, the Company anticipates that for at least the next two years, the guaranteed return obligations with respect to existing and future Investing Partnerships will exceed the cash flow generated by the related properties, which will result in the need to utilize cash generated by the Company to meet guaranteed return obligations. To the extent that the Company must expend funds to meet its guaranteed return obligations and operating cash deficiencies, the Company will have fewer funds available to utilize for other business purposes, including funds for application to the new development plan, to meet other liquidity and capital resource commitments and for dividends. The Company will attempt to structure future offerings to minimize the likelihood that it will be required to utilize the cash it generates to pay guaranteed returns and operating cash deficiencies, but there can be no assurance that this will be the case.

          The Company's obligations with respect to guaranteed returns and operating cash deficiencies are contractual obligations of the Company under the management contracts to make payments to the Owning Partnerships. In general, the accrual of expenses arising from obligations of the Company, including such obligations under the management contracts, reduces the amount of earnings that might otherwise be available for distribution to stockholders.

          In the past, limited partners have been allowed to prepay capital contributions. Prepayments of capital contributions do not result in the prepayment of the related Purchase Notes. Instead, such amounts are loaned to the Company by the Investing Partnership. Loans made prior to the reorganization of the Company in 1996 were made to J&B Management Company and, as part of the reorganization, were assumed by the Company. The purchase agreements provide that, should any failure to repay any such loan occur, the Company must credit to the Investing Partnership the amounts loaned at the time such amount would be required to be paid by the Investing Partnership to meet its obligations then due under the Purchase Note. As a result of such loans and such provisions of the purchase agreements, the Company records the notes receivable corresponding to the Purchase Notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's notes receivable and reduce interest income received by the Company. Pursuant to the terms of offerings, the Company has the option not to accept future prepayments by limited partners of capital contributions. The Company has not determined whether it will continue to accept prepayments by limited partners of capital contributions.

          After the initial five-year period, the limited partners are still entitled to the same specified rate of return on their investment, but only to the extent there are sufficient cash flows from the related adult living communities. To the extent property cash flows are not sufficient to pay the limited partners their specified return, the right to receive this shortfall accrues until proceeds are available from a sale or refinancing of the property. Under the management contracts, during the initial five-year period, the Company is entitled to retain all cash flows in excess of the guaranteed return as a management fee, thereafter the Company's management fee is 40% of the excess of cash flow over the amount necessary to make the specified return. The remaining 60% of cash flows are to be distributed by the Owning Partnerships to the Investing Partnerships for distribution to limited partners.

          All of the adult living communities, the nursing home and the residential apartment complex operated by the Company are managed by the Company pursuant to written management contracts, which generally have a five year term coterminous with the Company's obligations in respect of operating cash deficiencies and guaranteed returns. These five-year obligations have terminated for eight of the 37 Investing Partnerships. After the initial five year term, the management contracts are automatically renewed each year, but are cancelable on 30 to 60 days notice at the election of either the Company or the related Owning Partnership. The termination of any management contracts would result in the loss of fee income, if any, under those contracts. The Company is the managing general partner of 31 of the 32 Owning Partnerships that own the adult living communities, the nursing home and the residential apartment complex operated by the Company. The Company also is the general partner of 26 of the 37 Investing Partnerships formed to acquire 98.5% to 99% of the equity interests in said Owning Partnerships. In general, under the terms of the Investing Partnerships' partnership agreements, limited partners have only limited rights to take part in the control, conduct or operation of the partnerships. The partnership agreements for the 26 Investing Partnerships for which the Company is the general partner provide that a majority in ownership interests of the limited partners can remove the Company as the general partner at any time. It is anticipated that all future Investing Partnership agreements will contain the same right to remove the Company as a general partner. In addition, the consent of a majority in ownership interests of limited partners in such Investing Partnerships is required to be obtained in connection with any sale or disposition of the underlying property.

          The Company intends to continue to finance its future acquisitions of existing adult living communities by utilizing mortgage financing and by arranging for the sale of partnership interests. The Company plans to acquire between four to eight existing adult living communities over the next two years. However, competition to acquire such communities has intensified, and there can be no assurance that the Company will be able to acquire such communities on terms favorable enough to offset the start-up losses associated with newly developed communities and the costs and cash requirements arising from the Company's overhead and existing debt and guarantee obligations. The Company is, and will continue to be, the managing general partner of the partnerships that own acquired communities.

         In addition, the Company arranged for the sale of limited partnership interests in two partnerships organized to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities.

     THE LONG-TERM CARE MARKET

          The long-term care services industry encompasses a broad range of accommodations and healthcare services that are provided primarily to seniors. Independent-living communities attract seniors who desire to be freed from the burdens and expense of home ownership, food shopping and meal preparation and who are interested in the companionship and social and recreational opportunities offered by such communities. As a senior's need for assistance increases, the provision of assisted-living services in a community setting is more cost-effective than care in a nursing home. A community which offers its residents assisted-living services can provide assistance with various ADLs (such as bathing, dressing, personal hygiene, grooming, ambulating and eating), support services (such as housekeeping and laundry services) and health-related services (such as medication supervision and health monitoring), while allowing seniors to preserve a high degree of autonomy. Generally, residents of assisted-living communities require higher levels of care than residents of independent-living facilities, but require lower levels of care than residents of skilled-nursing facilities.

     INDUSTRY TRENDS

          The Company believes its business benefits from significant trends affecting the long-term care industry. The first is an increase in the demand for elder care resulting from the continued aging of the U.S. population. U.S. Bureau of Census shows that the average age of the Company's residents (83 years old) places them within one of the fastest growing segments of the U.S. population. While increasing numbers of Americans are living longer and healthier lives, many choose community living as a cost-effective method of obtaining the services and life-style they desire. Adult living facilities that offer both independent and assisted-living services give seniors the comfort of knowing that they will be able to "age in place" - something they are increasingly unable to do at home.

          The primary consumers of long-term care services are persons over the age of 65. This group represents one of the fastest growing segments of the population. According to U.S. Bureau of the Census data, the number of people in the U.S. age 65 and older increased by more than 27% from 1981 to 1994, growing from 26.2 million to 33.2 million. Such census data also shows that the segment of the population over 85 years of age, which comprises the largest percentage of residents at long-term care facilities, is projected to increase by more than 37% between the years 1990 and 2000, growing from 3.0 million to 4.1 million. The Company believes that these trends depicted in the graph below will contribute to continued strong demand for adult living communities.

          Projected Percentage Change in the Elderly Population of the U.S.

               1981      1990      1995      2000      2005      2010
               ----      ----      ----      ----      ----      ----
     65-84      0        17.5%     25.2%     26.2%     27.3%      34.6%
     85+        0        28.4%     54.3%     76.3%     94.1%     112.7%


                          SOURCE: U.S. BUREAU OF THE CENSUS


          A trend benefiting the Company, and especially its provision of independent-living services, is that as the population of seniors swells, the percentage of seniors that are disabled and need assistance with ADLs has steadily declined. According to the National Long Term Care Surveys, a federal study, disability rates for persons aged 65 and older have declined by 1 to 2 percent each year since 1982, the year the study was commenced. In 1982, approximately 21% of the 65 and over population was disabled and in 1995 only 10% was disabled. This trend suggests that demand for independent living services will increase in the future.

          Other trends benefiting the Company include the increased financial net worth of the elderly population, the changing role of women and the increase in the population of individuals living alone. As the number of elderly in need of assistance has increased, so too has the number of the elderly able to afford residences in communities which offer independent and/or assisted-living services. According to U.S. Bureau of the Census data, the median net worth of householders age 75 or older has increased from $55,178 in 1984 and $61,491 in 1988 to $76,541 in 1991. Furthermore,
     according to the same source, the percentage of people 65 years and older below the poverty line has decreased from 24.6% in 1970 to 15.7% in 1980 to 12.2% in 1990. Historically, unpaid women (mostly daughters or daughters-in-law) represented a large portion of the care givers of the non-institutionalized elderly. The increased number of women in the labor force, however, has reduced the supply of care givers, and led many seniors to choose adult living communities as an alternative. Since 1970, the population of individuals living alone has increased significantly as a percentage of the total elderly population. This increase has been the result of an aging population in which women outlive men by an average of
     6.9 years, rising divorce rates, and an increase in the number of unmarried individuals. The increase in the number of the elderly living alone has also led many seniors to choose to live in adult living communities.

          The increased financial net worth of the elderly population is illustrated by the following chart:

                         MEDIAN NET WORTH

                    1988           1991
                    ----           ----

     45-54          57,466         58,250

     55-64          80,032         83,041

     65+            73,471         88,192



     Another trend benefiting the Company, and especially its provision of assisted-living services, is the effort by the government, private insurers and managed care organizations to contain health care costs by limiting lengths of stay, services, and reimbursement amounts. This has resulted in hospitals discharging patients earlier and referring them to nursing homes. At the same time, nursing home operators continue to focus on providing services to sub-acute patients requiring significantly higher levels of skilled nursing care. The Company believes that this "push down" effect has and will continue to increase demand for assisted-living facilities that offer the appropriate levels of care in a non-institutional setting in a more cost-effective manner. The
     Company believes that all of these trends have, and will continue to, result in an increasing demand for adult living facilities which provide both independent and assisted-living services.

     STRATEGY

          GROWTH. The Company's growth strategy focuses on the development of communities offering both independent and assisted-living apartment units and on continued intensive communities management. The Company believes that there are numerous markets that are not served or are underserved by existing adult living communities and intends to take advantage of these circumstances, plus the present availability of construction financing on favorable terms, to develop new communities of its own design in desirable markets. Historically, the Company has expanded by acquisition of existing communities. The Company has taken advantage of the inexperience and operating inefficiencies of the previous owners of these communities and has improved the financial performance of these properties by implementing its own management and marketing techniques. The Company's sophistication in management and marketing is evidenced by its approximate 91% occupancy rate at January 24, 1997 at its existing communities.

          The Company will continue to acquire existing communities and intends to finance these acquisitions, in part, by arranging for the sale of partnership interests in such communities. The Company believes that its continuing acquisition and financing of adult living communities will provide additional cash flow to help the Company pursue its development program. Competition to acquire existing adult living communities has intensified, and the Company anticipates that, for at least the next two years, it will not be able to acquire such communities on terms favorable enough to offset the startup losses associated with newly developed communities and the costs and cash requirements arising from the Company's overhead and existing debt and guaranty obligations. The Company also believes its established ability to privately place equity and debt securities could enhance its ability to pursue its development plan.

          NEW DEVELOPMENT. The Company's development plan emphasizes a "prototype" adult living community that it has designed. The prototype incorporates attributes of the various communities managed by the Company, which it believes appeal to the elderly. The prototype contains 142 apartment units and will be located on sites of up to seven acres. The Company believes that its development prototype is larger than many independent-living and most assisted-living communities, which typically range from 40 to 80 units. The Company believes that the greater number of units will allow the Company to achieve economies of scale in operations, resulting in lower operating costs per unit, without sacrificing quality of service. The Company designed its prototype to achieve economics of scale in management and operations. These savings primarily are achieved through lower staffing, maintenance and food preparation costs per unit, without sacrificing quality of service. In that the time and effort required to develop a community (including site selection, land acquisition, zoning approvals, financing, and construction) do not vary materially for a larger community than for a smaller one, developmental economics of sale are also realized in that more apartment units are being produced for each community that is developed.

          Common areas will include recreation areas, dining rooms, a kitchen, administrative offices, an arts and crafts room, a multi-purpose room, laundry rooms for each floor, a beauty salon/barber shop, a library reading area, card rooms, a billiards room, a health center to monitor residents' medical needs and covered and assigned parking. The Company believes that the common areas and amenities offered by its prototype represent the state of the art for independent-living communities and are superior to those offered by smaller independent-living communities or by most communities that offer only assisted living services. Unit sizes will range from 368 square feet for a studio to 871 square feet for a two bedroom/two bath unit. The Company's prototype contains 46 studio apartments, 92 one bedroom/one bathroom apartments and 4 two bedroom/two bathroom apartments, encompassing approximately 108,000 square feet. Each apartment unit will be a full apartment, including a kitchen or kitchenette.

          Each community will offer residents a choice between independent-living and assisted-living services. As a result, the market for each community will be broader than for communities that offer only either independent-living or assisted-living services. Due to licensing requirements and the expense and difficulty of converting existing independent-living units to assisted-living units, independent-living and assisted-living units in many communities generally are not interchangeable. However, the prototype is designed to allow, at any time, for conversion of units, at minimum expense, for use as either independent-living or assisted-living units. Each community therefore may adjust its mix of independent-living and assisted-living units as the market or
     existing residents demand.   The Company believes that part of the appeal
     of this type of community is that residents will be able to "age in place" with the knowledge that they need not move to another community if they require assistance with ADLs. The Company believes that the ability to retain residents by offering them higher levels of services will result in stable occupancy with enhanced revenue streams.

          MARKET SELECTION PROCESS. In selecting geographic markets for potential expansion, the Company considers such factors as a potential market's population, demographics and income levels, including the existing and anticipated future population of seniors who may benefit from the Company's services, the number of existing long-term care communities in the market area and the income level of the target population. While the Company does not apply its market selection criteria mechanically or inflexibly, it generally seeks to select adult living community locations that are non-urban with populations of no more than 100,000 people and containing 3,000 elderly households within a 20-mile radius with an annual income of at least $35,000, and have a regulatory climate that the Company considers favorable toward development. The Company has found that communities with these characteristics, so-called "secondary markets," generally have a receptive population of seniors who desire and can afford the services offered in the Company's adult living communities. In focusing on secondary markets, the Company believes it will avoid overdevelopment to which primary markets are prone and obtain the benefit of demographic concentrations that do not exist in yet smaller markets.

          While not limiting itself to any specific geographic market, the Company generally plans to concentrate its development projects to only a limited number of states at any given time. This focus will allow the Company to realize certain efficiencies in the development process and in the management of the communities. For 1997, the Company anticipates that its development efforts will be focused primarily in the State of Texas. The Company has commenced construction on two development sites in Corpus Christi, Texas and Temple, Texas with construction mortgage financing for up to $7 million and $7.3 million, respectively, from Bank United. Construction has commenced on development sites in San Angelo, Wichita Falls, El Paso and Abilene, Texas, under the Company's $39 million development agreement with Capstone. The Company also has obtained options to acquire three additional sites in Amarillo, Round Rock, and Tyler, Texas and is actively negotiating with several lenders to obtain construction financing for these sites. The Company anticipates that it will commence construction on between 18 and 24 additional new communities in the next two years. The Company also anticipates developing adult living communities in one or more of the following states: Kentucky, Tennessee, Georgia, North Carolina, South Carolina, and New Mexico.

          CENTRALIZED MANAGEMENT. The adult living business is a highly management intensive one. While the location of a community and its physical layout are extremely important, another key to the success of an adult living community lies in the ability to maximize its financial potential through sophisticated, experienced management. Such success requires the establishment and supervision of programs involving the numerous facets of an adult living community, including menu planning, food and supply purchasing, meal preparation and service, assistance with "activities of daily living," recreational activities, social events, health care services, housekeeping, maintenance and security. The Company's strategy emphasizes centralized management in order to achieve operational efficiencies and ensure consistent quality of services. The Company has established standardized policies and procedures governing, among other things, social activities, maintenance and housekeeping, health care services, and food services. An annual budget is established by the Company for each community against which performance is tested each month.

          MARKETING.  Marketing is critical to the rent up and continued high
     occupancy of a community.   The Company's marketing strategy focuses on
     enhancing the reputation of the Company's communities and creating awareness of the Company and its services among potential referral sources. The Company's experience is that satisfied residents and their families are an important source of referrals for the Company. In addition, the Company plans to use its common community design and its "The Grand Court" trademarked name to promote national brand-name recognition. The Company has recently adopted the trademarked name. Historically, adult living communities have generally been independently owned and operated and there has been little national brand-name recognition. The Company believes that national recognition will be increasingly important in the adult living business. The Company intends to continuously use its trademarked name in its business activities, and the life of this trademark will extend for the duration of its use. The Company considers this trademark to be a valuable intangible intellectual property asset.

     SERVICES

          It is important to identify the specific tastes and needs of the residents of an adult living community, which can vary from region to region and from one age group to the next. Residents who are 70 years old have different needs than those who are 85. The Company has retained a gerontologist to insure that programs and activities are suitable for all of the residents in a community and that they are adjusted as these residents "age in place". Both independent and assisted-living services will be offered at all of the Company's newly, developed communities.

          BASIC SERVICE AND CARE PACKAGE. The Company provides four levels of service at its adult-living communities:

          Level I is Independent Living which includes three meals per day, weekly housekeeping, activities program, 24-hour security and transportation for shopping and medical appointments.

          Level II or Catered Living offers all of the amenities of Level I in addition to all utilities, personal laundry and daily housekeeping.

          Level III is Assisted Living, which offers three meals per day, daily housekeeping, 24-hour security, all utilities, medication management, activities and nurse's aides to assist the residents in daily bathing and dressing.

          Level IV is especially designed to meet the needs of our assisted living residents who require increased assistance with the activities of daily living. We are able to accommodate residents with walkers or wheelchairs, or who suffer from the early stages of Alzheimer's. Rehabilitative services such as physical and speech therapy are also provided by licensed third party home health care providers. Each resident can design a package of services that will be monitored by his or her own physician.

          The Company charges an average fee of $1,400 per month for Level I services, $1,700 per month for Level II services, $2,000 per month for Level III services, and $2,500 per month for Level IV services, but the fee levels vary from community to community. As the residents of the communities managed by the Company continue to age, the Company expects that an increasing number of residents will utilize Level III and Level IV services. The Company's internal growth plan is focused on increasing revenue by continuing to expand the number and diversity of its tiered additional assisted-living services and the number of residents using these services.

     COMMUNITIES

          The Company currently operates 32 adult living communities containing 4,646 units, one nursing home containing 57 beds and one residential apartment complex, containing 237 units. One of the Company's adult living communities contains 70 nursing home beds. The following chart sets forth information regarding the communities operated by the Company:

                                                           OCCUPANCY %
                                                  YEAR          AT
                                    NUMBER OF   ACQUIRED   JANUARY 24,
      COMMUNITY (1)       STATE       UNITS       (2)          1997
      -------------       ------    --------   ---------   -----------

      The Grand Court     Arizona    166          1997        96%(3)
      Mesa
      The Grand Court     Arizona    136          1991        98%
      Phoenix

      The Grand Court     Florida    184          1989        95%
      Fort Myers

      The Grand Court     Florida    126          1996        76%
      Lakeland

      The Grand Court     Florida    170          1992        91%
      Lake Worth

      The Grand Court     Florida    189          1995        66%
      North Miami

      The Grand Court     Florida     60          1993        99%
      Pensacola

      The Grand Court I   Florida     72          1994        88%
      Pompano Beach(4)

      The Grand Court II  Florida     42          1994        67%
      Pompano Beach(4)

      The Grand Court     Florida     94          1995        95%
      Tavares

      The Grand Court     Florida    164          1997        99%
      Tampa

      The Grand Court     Illinois    76          1993       100%
      Belleville

      The Grand Court II  Kansas     127          1994        99%
      Kansas City

      The Grand Court     Kansas     275          1990        99%
      Overland Park

      The Grand Court     Michigan   164          1993       100%
      Farmington Hills

      The Grand Court     Michigan   114          1994        99%
      Novi

      The Grand Court I   Missouri   173          1989        96%
      Kansas City

      The Grand Court     Missouri   217          1989        81%
      III Kansas City(5)

				    NUMBER OF 	  YEAR	     OCCUPANCY % AT
      COMMUNITY(1)	  STATE       UNITS     ACQUIRED     JANUARY 24, 1997
     ----------------    ---------   --------  ---------    -----------------
      600 E. 8th St.      Missouri   237(6)       1990        72%

      The Grand Court     Nevada     152          1991        97%
      Las Vegas

      The Grand Court     Ohio       120          1994        93%
      Columbus
      The Grand Court     Ohio       185          1994       100%
      Dayton

      The Grand Court     Ohio        73          1992        88%
      Findlay
      The Grand Court     Ohio        77          1992        86%
      Springfield

      The Grand Court I   Tennessee   143(7)       1995        90%
      Chattanooga

      The Grand Court II  Tennessee   146          1995       100%
      Chattanooga

      The Grand Court     Tennessee   197          1992        92%
      Memphis

      The Grand Court     Tennessee   197          1996        58%
      Morristown

      The Grand Court     Texas      180          1992        92%
      Bryan

      The Grand Court     Texas      132          1990        95%
      Longview

      The Grand Court     Texas      139          1991        97%
      Lubbock

      The Grand Court I   Texas      198          1993        96%
      San Antonio

      The Grand Court II  Texas       57(8)       1995        93%
      San Antonio

      The Grand Court     Texas       60          1996        72%
      Weatherford

      The Grand Court     Virginia    98          1995       100%
      Bristol

     ----------------------

     (1) In certain cases, more than one Investing Partnership owns an interest in one Owning Partnership. There are therefore, more Investing Partnerships than there are Owning Partnership. One of the Owning Partnerships owns two adult living communities and another Owning Partnership owns one adult living community and one nursing home. In addition, the Company's communities in Pompano Beach, Florida are adjacent to one another and are counted as one property. As a result, there are 35 properties listed, but only 32 Owning Partnerships. In addition, the Company has entered into contracts to acquire one adult living community in Winter Haven, Florida containing 133 apartment units and one adult living community in Westland, Michigan containing 153 apartment units.


     (2) Represents year in which an affiliate of the Company acquired the community.

     (3)  The occupancy rate of The Grand Court Mesa is as of January 30, 1997.

     (4) These are adjacent properties and are counted as one adult living community.

     (5) A portion of the units at The Grand Court III Kansas City are rented, from time to time, as residential apartment units.

     (6)  600 E. 8th St. is a 237-unit residential apartment complex.

     (7)  Grand Court I Chattanooga's unit count includes a 70-bed nursing wing.

     (8)  Grand Court II San Antonio is a 57-bed licensed nursing facility.

          All 32 adult living communities, the nursing home and the residential apartment complex are managed by the Company in its capacity as property manager and, for all but one of the related Owning Partnerships, as managing general partner. Because the Company serves as both the managing general partner and the property manager, it receives partnership administration fees and property management fees. As the managing general partner of these partnerships, the Company generally has full authority and power to act for the partnerships as if it were the sole general partner. The Company has fiduciary responsibility for the management and administration of these partnerships and, subject to certain matters requiring the consent of the other partners such as a sale of the related property, may generally, on behalf of the partnerships, borrow money, execute contracts, employ persons and services, compromise and settle claims, determine and pay distributions, prepare and distribute reports, and take such other actions which are necessary or desirable with respect to matters affecting the partnerships or individual partners.

     OPERATIONS

          CORPORATE. Over the past ten years the Company has developed extensive policies, procedures and systems for the operation of its adult-living communities. The Company also has adopted a formal quality assurance program. In connection with this program the Company requires a minimum of two full-day annual quality assurance reviews at each community. The entire regional staff team participates in the review which thoroughly examines all aspects of the long-term care community from the provision of services to the maintenance of the physical buildings. The reports generated from these quality assurance reviews are then implemented by the community administrator. Corporate headquarters also provides human resources services, a licensing facilitator, and in-house accounting and legal support systems.

          REGIONAL. The Company has eight regional administrators: one responsible for six Florida communities and the one residential apartment complex property operated by the Company, one responsible for two communities in Tennessee, two in Arizona and one in Nevada, one responsible for five communities in Texas and the one nursing home operated by the Company, one responsible for three communities in Missouri, two communities in Kansas, two communities in Michigan and one community in Illinois, one responsible for four communities in Ohio and one in Tennessee, and one responsible for one community in Florida, one in Tennessee and one in Virginia. The Company also has a regional administrator who oversees its food division. In addition, one regional administrator and various other Company personnel oversee the third-party managing agents that operate multi-family properties in which the equity interests are pledged to the Company to secure notes owed to it. Each regional administrator is reported to by the manager of those communities he oversees.

          COMMUNITY. The management team at each community consists of an administrator, who has overall responsibility for the operation of the community, an activity director, a marketing director and, at certain larger communities, one or two assistant administrators. Each community which offers assisted-living services has a staff responsible for the assisted-living care giving services. This staff consists of a lead resident aide, a medication room aide, certified nurse aides and trained aides, and, in those states which so require, registered nurses. At least one staff member is on duty 24 hours per day to respond to the emergency or scheduled 24-hour assisted-living services available to the residents. Each community has a kitchen staff, a housekeeping staff and a maintenance staff. The average community currently operated by the Company has 40 to 50 full-time employees depending on the size of the community and the extent of services provided in that community.

          The Company places emphasis on diet and nutrition, as well as preparing attractively presented healthy meals which can be enjoyed by the residents. The Company's in-house food service program is led by a regional administrator who reviews all menus and recipes for each community. The menus and recipes are reviewed and changed based on consultation with the food director and input from the residents. The Company provides special meals for residents who require special diets.

          EMPLOYEES. The Company emphasizes maximizing each employee's potential through support and training. The Company's training program is conducted on three levels. Approximately six times per year, corporate headquarters staff conduct training sessions for the management staff in the areas of supervision and management skills, and caring for the needs of an aging population. At the regional level, regional staff train the community staff on issues such as policies, procedures and systems, activities for the elderly, the administration and provision of specific services, food service, maintenance, reporting systems and other operational areas of the business. At the community level, the administrators of each community conduct training sessions on at least a monthly basis relating to various practical areas of care-giving at the community. These monthly sessions cover, on an annual basis, all phases of the community's operations, including special areas such as safety, fire and disaster procedures, resident care, and policies and procedures.

     COMPETITION
          The senior housing and health care industries are highly competitive and the Company expects that both the independent-living business, and assisted-living businesses in particular, will become more competitive in the future. The Company will continue to face competition from numerous local, regional and national providers of long-term care whose communities and services are on either end of the senior care continuum. The Company will compete in providing independent-living services with home health care providers and other providers of independent-living services, primarily on the basis of quality and cost of communities and services offered. The Company will compete in providing assisted-living with other providers of assisted-living services, skilled nursing communities and acute care hospitals primarily on the bases of cost, quality of care, array of services provided and physician referrals. The Company also will compete with companies providing home based health care, and even family members, based on those factors as well as the reputation, geographic location, physical appearance of communities and family preferences. In addition, the Company expects that as the provision of long-term care receives increased attention, competition from new market entrants, including, in particular, companies focused on independent and assisted-living, will grow. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of the Company. However, the Company anticipates that its most significant competition will come from other adult living communities within the same geographic area as the Company's communities because management's experience indicates that senior citizens frequently elect to move into communities near their homes.

          Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for the development of adult living communities. Some of the Company's present and potential competitors are significantly larger or have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects. In addition, if the development of new adult living communities outpaces demand for those communities in certain markets, such markets may become saturated. Such an oversupply of facilities could cause the Company to experience decreased occupancy, depressed margins and lower operating results.

     COMPANY HISTORY

          The predecessors of Grand Court Lifestyles, Inc. are J&B Management Company, Leisure Centers, Inc. and their affiliates. J&B Management Company is a private partnership founded in 1969 with a successful history in the development and management of multi-family real estate and adult living communities. J&B's headquarters are in Fort Lee, New Jersey and it conducted its property development and management operations through its affiliate, Leisure Centers, Inc., located in Boca Raton, Florida. Grand Court Lifestyles, Inc., its subsidiaries, J&B Management Company and Leisure Centers, Inc. and their affiliates are collectively referred to as the "Company".

          Through the 1970's and early 1980's, the Company's primary focus was on the acquisition, development, finance and management of multi-family properties. Senior management, collectively, has over 80 years of experience in multi-family housing, having had interests in properties containing approximately 20,000 apartment units located in 22 states, primarily in the sun-belt. Beginning in the mid-1980's, the Company's sole focus has been on the acquisition, finance and management of adult living communities building one of the largest operating portfolios of adult living communities in the nation, encompassing the entire spectrum of the long-term care industry, from independent-living to assisted-living, with a limited involvement in nursing homes. Senior management, collectively, has over 40 years of experience in the adult living field. The Company is ranked by the American Seniors Housing Association in the top ten owners and managers of adult living properties and currently has ownership interests in and manages properties in 11 states including 32 adult living communities containing 4,646 apartment units (including 70 skilled nursing beds), one nursing home containing 57 skilled nursing beds and one residential apartment complex containing 237 apartment units.

     GOVERNMENT REGULATION

          Regulations applicable to the Company's operations vary among the types of communities operated by the Company and from state to state. Independent-living communities generally do not have any licensing requirements. Assisted-living communities are subject to less regulation than other licensed health care providers but more regulation than independent-living communities. However, the Company anticipates that additional regulations and licensing requirements will likely be imposed by the states and the federal government. Currently, California, New Jersey, Ohio, Massachusetts, Texas and Florida require licenses to provide the assisted-living services provided by the Company. The licensing statutes typically establish physical plant specifications, resident care policies and services, administration and staffing requirements, financial requirements and emergency service procedures. The licensing process can take from two months to one year. New Jersey requires Certificates of Need for assisted-living communities. The Company's communities must also comply with the requirements of the Americans With Disabilities Act and are subject to various local building codes and other ordinances, including fire safety codes. While the Company relies almost exclusively on private pay residents, the Company operates a nursing home containing 57 beds and one adult living community operated by the Company contains 70 nursing home beds in which some residents rely on Medicaid. As a provider of services under the Medicaid program, the Company would be subject to Medicaid regulations designed to limit fraud and abuse, violations of which could result in civil and criminal penalties and exclusion from participation in the Medicaid program. Revenues derived from Medicaid comprise less than 1% of the Company's revenues. The Company does not intend to expand its nursing home activities and intends to pursue an exclusively "private-pay" clientele. The Company believes it is in substantial compliance with all applicable regulatory requirements. No actions are pending against the Company for non-compliance with any regulatory requirement.

          Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knows of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations, and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or any entity who arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company could have an adverse effect on the Company's business, operating results and financial condition.

          Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons.
     A number of additional Federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While the Company believes that its properties are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

     EMPLOYEES

          As of the date hereof, the Company employs approximately 1,500 persons, including 25 in the Company's corporate headquarters. None of the Company's employees is covered by collective bargaining agreements. The Company believes its employee relations are good.

     LEGAL PROCEEDINGS

          J&B Management Company, a predecessor of the Company ("J&B Management Company") that managed certain multi-family properties for which the United States Department of Housing and Urban Development ("HUD") provided mortgage insurance, was the subject of an audit and investigation by HUD during 1990 and 1991. Pending the conclusion of the inquiry, J&B Management Company, its partners and key employees were suspended by HUD from the management of such multi-family properties. On April 10, 1991, HUD and J&B Management Company entered into a Settlement Agreement which provided, among other things, that HUD vacate the suspension retroactively.
     Certain conditions were imposed in the Settlement Agreement, including that J&B Management Company and such principals and employees not engage in the management of HUD-insured properties for an indefinite period of time. Pursuant to a letter agreement dated January 11, 1994, (i) J & B Management Company agreed to reimburse various properties for certain expenses, aggregating approximately $445,000, deemed not eligible by HUD, (ii) J & B Management Company agreed to pay HUD's costs for the audit, and to reimburse HUD for certain subsidy overpayments, aggregating approximately $861,000, and (iii) all issues relating to the audit and investigation were concluded and fully resolved.

          On February 16, 1995, an investor in certain securities issued by the Company and certain Investing Partnerships filed a lawsuit in a Wisconsin state court against the sales representative, the broker/dealer employing the sales representative (the "Broker"), neither of whom are affiliated with the Company and the Company, alleging that the sales representative, as agent of the Broker, and the Broker, as agent of the Company, fraudulently induced the investor to purchase such securities. There are no allegations that the Company, or its officers, directors or employees, engaged in any improper sales practices or misrepresentations. The plaintiffs in Bond, et. al. v. Henning, et. al., which was removed to and
                   ---------------------------------
     is currently pending before the United States District Court for the Eastern District of Wisconsin, are seeking (i) rescission of the sale of approximately $2.0 million of securities and (ii) unspecified damages. The Company filed a Motion to Dismiss which, on August 21, 1996, the Magistrate Judge recommended that the District Court deny. A notice of appeal and objections to the Magistrate Judge's recommendation was filed by the Company in the District Court. The Company believes the lawsuit is without merit and is vigorously contesting the case.

          The Company is involved in various lawsuits and other matters arising in the normal course of business. In the opinion of management of the Company, although the outcomes of these claims and suits are uncertain, in the aggregate they should not have a material adverse effect on the Company's financial position or results of operations. The Company business entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal claims, many of which seek large amounts and result in significant legal costs.
     The Company expects that from time to time it will be subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company's operating results and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually, and there can be no assurance that the Company will be able to obtain liability insurance coverage in the future or, if available, that such coverage will be on acceptable terms.

                                      MANAGEMENT

     DIRECTORS AND EXECUTIVE OFFICERS

          The directors and executive officers of the Company are as follows:

      Name               Age    Position
      ----               ----   --------

      John Luciani(1)    64     Chairman of the Board and Chief
                                Executive Officer

      Bernard M.         66     Chief Operating Officer, President
      Rodin(2)                  and Director

      John W. Luciani    44     Executive Vice President and
      III                       Director
      Paul Jawin         41     Chief Financial Officer

      Dorian Luciani     41     Senior Vice President Acquisition
                                and Construction

      Deborah Luciani    39     Vice President New Business
                                Development and Acquisitions
      Edward J. Glatz    54     Vice President Construction

      Catherine V.       31     Vice President and Treasurer
      Merlino
      Keith Marlowe      34     Secretary

      Walter             78     Director
      Feldesman(1)(2)

      Leslie E.          53     Director
      Goodman(1)(2)

     -------------------------------------------
     (1)  Member of the Compensation Committee
     (2)  Member of the Audit Committee

          JOHN LUCIANI, Chief Executive Officer and Chairman of the Board of Directors, founded the earliest predecessor of the Company in 1969 and has been engaged in a number of business activities and investments since 1952. Commencing in 1960, he entered into the real estate development and construction business, concentrating initially on the development, construction and sale of residential high-rise apartment buildings and single-family homes and subsequently on the acquisition and development of multi-family rental housing complexes. Since 1986, he has concentrated on the acquisition, development and financing of adult living communities for the elderly. Mr. Luciani founded the earliest predecessor of the Company with Bernard M. Rodin in 1969. Mr. Luciani was a general partner of two Protected Partnerships, but withdrew as a general partner prior to their filing the respective Chapter 11 Petitions.

          BERNARD M. RODIN, Chief Operating Officer, President and Director, has been engaged, since the formation of the earliest predecessor of the Company in 1969, in the financing of property acquisitions by arranging for the sale of partnership interests and in property management. This activity initially focused on the Company's multi-family housing portfolio and, since 1986, on the Company's adult living communities. Mr. Rodin is a certified public accountant and was actively engaged in the practice of public accounting prior to founding the earliest predecessor of the Company with John Luciani in 1969. Mr. Rodin was a general partner of two Protected Partnerships, but withdrew as a general partner prior to their filing the respective Chapter 11 Petitions.

          JOHN W. LUCIANI III, Executive Vice President and Director, a son of John Luciani, joined the Company in 1975 and has since been actively involved in the management and operation of the Company's property portfolios, initially focusing on multi-family housing and later on the Company's adult-living communities.

          PAUL JAWIN, Chief Financial Officer, a son-in-law of Bernard M. Rodin, joined the Company in May 1991. His activities primarily involve the various financial aspects of the Company's business including its debt financing and matters involving the Company's equity and debt securities. Mr. Jawin is an attorney and was actively engaged in a real estate/ corporate practice prior to joining the Company.

          DORIAN LUCIANI, Senior Vice President Acquisition and Construction, a son of John Luciani, joined the Company in 1977 and was initially involved in the acquisition, development and management of the Company's multi-family housing portfolio. Later, Mr. Luciani focused exclusively on the acquisition and development of the Company's adult living communities.

          DEBORAH LUCIANI, Vice President New Business Development and Acquisitions, a daughter of John Luciani, joined the Company in January 1992. Ms. Luciani is primarily involved in new business development, acquisitions, obtaining financing and various marketing responsibilities for the Company's existing and new adult living communities. Prior to joining the Company, Ms. Luciani worked for Prudential Bache Securities as an oil futures trader from November 1988 to December 1991.

          EDWARD J. GLATZ, Vice President Construction, joined the Company in September 1992 and has been actively involved in the design, site selection and construction for the new "Grand Court" adult living communities. Additionally, Mr. Glatz supervises the capital improvements of the Company's real estate holdings. Prior to joining the Company, Mr. Glatz performed asset management duties for Kovens Enterprises, a real estate development company, from June 1988 until September 1992.

          CATHERINE V. MERLINO, Vice President and Treasurer, joined the Company in September 1993, and has since been actively involved in the financial reporting and analysis needs of the Company. Prior to joining the Company, Mrs. Merlino was a Senior Accountant from June 1989 through June 1993 and a Supervisor from June 1993 through September 1993 at Feldman Radin & Co., P.C., a public accounting firm located in New York City.

          KEITH MARLOWE, Secretary of the Company, joined the Company in August 1994. From 1987 through August 1994, Mr. Marlowe, an attorney, was an associate in the tax department at the law firm of Reid & Priest LLP where he was involved in a general transactional tax practice.

          WALTER FELDESMAN, Director, has been Of Counsel to the law firm of Baer Marks & Upham LLP since March 1993 and for more than five years prior thereto was a partner of Summit, Rovins and Feldesman. Mr. Feldesman is currently a Director and Chairman of the Audit Committee of Sterling Bancorp and a Director of its subsidiary, Sterling National Bank & Trust Co. Mr. Feldesman is a member of the Board of Advisors of the National Institute on Financial Services for Elders, the National Academy of Elder Law Attorneys, the American Association of Homes for the Aging, the
     National Council on the Aging and American Society on Aging. He has authored an article entitled "Long-Term Care Insurance Helps Preserve an Estate," and a soon-to-be published work entitled the Eldercare Primer
								----------------
     Series.
     ------

          LESLIE E. GOODMAN, Director, has been the Chairman of Creol Inc., a real estate software company, since January 1997. Until December 1996 Mr. Goodman was the Area President for the North Jersey Region for First Union National Bank and a Senior Executive Vice President of First Union Corporation. From September 1990 through January 1994, he served as President and Chief Executive Officer of First Fidelity Bank, N.A., New Jersey. From January 1994 to December 1995, Mr. Goodman served as a Senior Executive Vice President and a Director of First Fidelity Bank, National Association until it was merged into First Union. From January 1990 until December 1995, he also served as Senior Executive Vice President, member of the Office of the Chairman and a Director of First Fidelity Bancorporation. Mr. Goodman served as the Chairman of the New Jersey Bankers Association from March 1995 to March 1996. He is a member of the Board of Directors and Chairman of the Audit Committee of Wawa Inc.

     DIRECTOR COMPENSATION

          The Company will pay each Director who is not an employee of the Company $1,000 per Board meeting attended and $500 per Committee meeting attended. All Directors are reimbursed by the Company for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities related to service on, the Board of Directors or any Board Committee.

     AUDIT COMMITTEE

          The Board of Directors established an Audit Committee in June 1996. The Audit Committee is currently composed of Messrs. Rodin, Feldesman and Goodman. The Audit Committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of the Company, reviewing with the Company's independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company.

     COMPENSATION COMMITTEE

          The Board of Directors established a Compensation Committee in June 1996. The Compensation Committee is currently composed of Messrs. John Luciani, Feldesman and Goodman. The Compensation Committee recommends compensation levels of senior management and works with senior management on benefit and compensation programs for Company employees.

     EXECUTIVE COMPENSATION


          The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers information concerning compensation accrued for services to the Company in all capacities during the fiscal years ended January 31, 1996 and 1997, respectively.

                              SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                               --------------------------------

                                                                       OTHER
                                                                      ANNUAL
                                                  SALARY     BONUS COMPENSATION
     NAME AND PRINCIPAL POSITION       YEAR        ($)        ($)       ($)
     -----------------------------    -----       ------    ------ ------------
     John Luciani, Chairman of the
     Board and Chief Executive        fiscal
     Officer(1)  . . . . . . . . .     1995            -       -         -

                                      fiscal
                                       1996     $500,000       -         -
     Bernard M. Rodin, Chief
     Operating Officer, President     fiscal
     and Director(1) . . . . . . .     1995            -       -         -

                                      fiscal
                                       1996     $500,000       -         -

     John W. Luciani, III,
     Executive Vice President and     fiscal
     Director  . . . . . . . . . .     1995     $315,000       -         -
                                      fiscal
                                       1996     $350,000       -         -



     NAMES AND PRINCIPAL POSITION	YEAR	ALL OTHER COMPENSATION ($)
     ------------------------------	---- 	---------------------------
     John Luciani, Chairman 		fiscal
      of the Board and Chief		1995 		$1,450,000
      Executive Officer(1)
     					fiscal
					1996		$  497,000

      Bernard M. Rodin, Chief 		fiscal
	Operating Officer, Presidnent	1995		$1,450,000
	and Director(1)
					fiscal
					1996		$  497,000

      John W. Luciani, III, Executive 	fiscal
	President and Director		1995		      -

					fiscal
					1996		       -

                                                      ANNUAL COMPENSATION
                                               --------------------------------

                                                                       OTHER
                                                                      ANNUAL
                                                  SALARY     BONUS COMPENSATION
     NAME AND PRINCIPAL POSITION       YEAR        ($)        ($)       ($)
     -----------------------------    -----       ------    ------ ------------
     Dorian Luciani, Senior Vice      fiscal
     President . . . . . . . . . .     1995     $315,000       -         -

                                      fiscal
                                       1996     $350,000       -         -

     Paul Jawin, Chief Financial      fiscal
     Officer . . . . . . . . . . .     1995     $289,050       -         -

                                      fiscal
                                       1996     $325,000       -         -



                                                                  ALL
                                                                 OTHER
                                                             COMPENSATION
     NAME AND PRINCIPAL POSITION                                  ($)
     ---------------------------                            --------------
                                                                   -
     Dorian Luciani, Senior Vice President . . . . . .             -

                                                                   -

     Paul Jawin, Chief Financial Officer . . . . . . .             -

     ---------------

     (1) Messrs. Luciani and Rodin received dividends and distributions from the Company's predecessors but did not receive salaries. As of April 1, 1996 a salary for each of Messrs. Luciani and Rodin was established at the rate of $600,000 per year. In the first nine months of fiscal 1996, such officers also received $397,000 each as a dividend and $100,000 each for the period from February 1, 1996 until April 1, 1996, which was in the form of a dividend but which is classified as officers' compensation for financial statement purposes.


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Board of Directors established a Compensation Committee in June 1996. The Compensation Committee currently consists of Messrs. John Luciani, Feldesman and Goodman. None of the executive officers of the Company currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions. For a description of transactions between the Company and members of the Compensation Committee or their affiliates, see "Certain Transactions."

     STOCK PLANS

          1996 Stock Option and Performance Award Plan

          The Company has adopted the 1996 Stock Option and Performance Award Plan (the "Plan"), which authorizes the grant to officers, key employees and directors of the Company and any parent or subsidiary of the Company of incentive or non-qualified stock options, stock appreciation rights, performance shares, restricted shares and performance units. Under the Plan, directors who are not employees of the Company may not be granted incentive stock options. The Company plans to reserve 2,500,000 shares of Common Stock for issuance pursuant to the Plan. As of the date hereof, no options had been granted under the Plan.

          The Plan will be administered by the Board of Directors. The Board of Directors will determine the prices and terms at which options may be granted. Options may be exercisable in installments over the option period, but no options may be exercised after ten years from the date of grant. Stock appreciation rights may be granted in tandem with options or separately.

          The exercise price of any incentive stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of grant, unless such employee owns more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, in which case the exercise price of any incentive stock option may not be less than 110% of such fair market value. No option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, no more than five years from its date of grant. Incentive stock options are not transferable, except upon the death of the optionee.  In general, upon  termination of employment of an optionee (other than due to death or disability), all options granted to such person which are not exercisable on the date of such termination immediately expire, and any options that are so exercisable will expire three months following termination of employment in the case of incentive stock options, but not until the date the options otherwise would expire in the case of non-qualified stock options. However, all options will be forfeited immediately upon an optionee's termination of employment for good cause and upon an optionee's voluntary termination of employment without the consent of the Board of Directors.

          Upon an optionee's death or termination of employment due to disability, all options will become 100% vested and will be exercisable (i) in the case of death, by the estate or other beneficiary of the optionee at any time prior to the date the option otherwise would expire and (ii) in the case of the disability of the optionee, by the optionee within one year of the date of such termination of employment in the case of incentive stock options, or at any time prior to the date the option otherwise would expire in the case of non-qualified stock options.

          At the time each grant of restricted shares or performance shares or units or stock appreciation rights is made, the Board of Directors will determine the duration of the performance or restriction period, if any, the performance targets, if any, for earning performance shares or units, and the times at which restrictions placed on restricted shares shall lapse.

                                 CERTAIN TRANSACTIONS


          In the first  quarter of  1996, the  Selling Stockholders  reorganized their businesses by consolidating them into the Company. The Selling Stockholders transferred all of the issued and outstanding stock of each of 16 Sub-chapter S corporations along with various other assets and liabilities to the Company in exchange for 3,252,380 shares of the Company's Common Stock. A partnership in which the Selling Stockholders are the sole partners transferred to the Company substantially all of its assets, subject to substantially all of its liabilities, in exchange for 1,626,190 shares of the Company's Common Stock. The partnership distributed the shares received to the Selling Stockholders. Six Sub-chapter S corporations which were wholly-owned by the Selling Stockholders were merged into the Company. Pursuant to the mergers the shares of the four merged companies were converted into an aggregate of 10,121,430 shares of the Company's Common Stock. After the reorganization was complete, the Selling Stockholders owned an aggregate of 15,000,000 shares of the Company's Common Stock.

          Prior to the reorganization discussed above, the business of the Selling Stockholders was conducted through a partnership and various Sub-chapter S corporations. These entities and the Company paid dividends and other distributions to each of the Selling Stockholders of $5,495,500, $943,000, $850,000 and $397,000 in Fiscal 1993, 1994 and 1995 and the nine months ended October 31, 1996, respectively, exclusive of amounts reflected as officers' compensation.


          Messrs. Luciani and Rodin, the Chairman of the Board and President of the Company, respectively, and entities controlled by them serve as general partners (with interests ranging between 1% and 2%) of partnerships directly and indirectly owning Multi-Family Properties and on account of such general partner status have personal liability for recourse partnership obligations and own small equity ownership interests in the partnerships. The Company holds notes, aggregating $106.5 million, net of deferred income, as of October 31, 1996, that are secured by the limited partnership interests in such partnerships. Messrs. Luciani and Rodin have provided personal guarantees in certain circumstances to obtain mortgage financing for certain adult living communities operated by the Company and for certain of the Company's Investor Note Debt and Unsecured Debt, and the obligations thereunder may continue. The aggregate amount of such debt personally guaranteed by Messrs. Luciani and Rodin is approximately $38.5 million and $38.5 million, respectively. In addition, Messrs. Luciani and Rodin and certain employees will devote a portion of their time to overseeing the third-party managers of multi-family properties and one adult living community in which Messrs. Luciani and Rodin have financial interests but the Company does not.

          Subsequent to the reorganization, the Selling Stockholders and one of their affiliates assigned certain interests they own personally in various partnerships that own multi-family properties ("Assigned Interests") to the Investing Partnerships that own interests in nine Owning Partnerships which have filed petitions seeking protection from foreclosure actions under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11 Petitions") and one Owning Partnership which is expected to lose its property pursuant to an uncontested foreclosure sale of such property (collectively, the "Protected Partnerships"). The Assigned Interests provide additional assets at the Investing Partnership level and, as a result, additional security for the related Multi-Family Notes. Each of these Investing Partnerships related to Protected Partnerships which have filed a Chapter 11 Petition has agreed to transfer the Assigned Interests back to the Selling Stockholders and their affiliate if the applicable Protected Partnership emerges from its bankruptcy proceeding with possession of the real property and improvements which it owned at the time of its Chapter 11 Petition. As a result of the transfers by the Selling Stockholders and their affiliate of the Assigned Interests to the Investing Partnerships which issued certain Multi-Family Notes, the recorded value of such Multi-Family Notes and "Other Partnership Receivables" is unchanged and the Company has recorded a contribution to capital of $21.3 million. Each of the Selling Stockholders was a general partner of two of the Protected Partnerships, but withdrew as a general partner prior to such partnerships' filings of the respective Chapter 11 Petitions.

          During Fiscal 1995 and the nine months ended October 31, 1996, the Company paid to Francine Rodin, the wife of Bernard M. Rodin, the Company's Chief Operating Officer, President and a Director, $121,876 and $118,000, respectively, as fees for introducing to the Company broker/dealers that have assisted the Company in the sale of limited partnership interests in Investing Partnerships. Mrs. Rodin will receive a fee with respect to any future sales of such limited partnership interests and other securities offered by the Company, excluding shares of Securities offered hereby, by such broker/dealers. During Fiscal 1995 and the nine months ended October 31, 1996, Francine Rodin received consulting fees of $51,510 and $49,435, respectively, in connection with coordinating the Company's travel arrangements and marketing efforts. Mrs. Rodin is now an employee of the Company and performs similar services.




          Walter Feldesman, a Director of the Company, is Of Counsel to the law firm of Baer Marks & Upham LLP, which acts as counsel to the Company from time to time. In addition, Mr. Feldesman is a director of Sterling National Bank & Trust Co. which has entered into a revolving credit agreement with the Company which permits the Company to borrow up to $8,000,000, of which $6,271,802 is currently outstanding.


          Michele R. Jawin, the daughter of Mr. Rodin and wife of Paul Jawin, the Company's Chief Financial Officer, is Of Counsel to Reid & Priest LLP, which acts as securities counsel to the Company, including in connection with this Offering.

                          PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth certain information as of October 31, 1996, before and after giving effect to the Offering, regarding the beneficial ownership of the Company's Common Stock by (i) each executive officer and director of the Company, (ii) each stockholder known by the Company to beneficially own 5% or more of such Common Stock, (iii) each Selling Stockholder and (iv) all directors and officers as a group. Except as otherwise indicated, the address of each beneficial holder of 5% or more of such Common Stock is the same as the Company.


                                                              AFTER
                            BEFORE OFFERING                  OFFERING
                          ------------------                ----------

                                                SHARES
     BENEFICIAL OWNER         NUMBER       %  OFFERED(1)  NUMBER    %(2)
     -----------------      ---------     --- ---------- --------  ------

     John Luciani  . .       7,500,000   50%   150,000   7,350,000   45.37%

     Bernard M. Rodin        7,500,000   50%   150,000   7,350,000   45.37%

     All directors and
      officers as a
      group  . . . . .      15,000,000  100%   300,000  14,700,000   90.74%

     ------------------

     (1) Excluding any additional shares of Common Stock issued pursuant to the Over-allotment Option. Each of the Selling Stockholders has granted to the Underwriters an Over-allotment Option exercisable within 45 days after the date of this Prospectus to purchase up to 22,500 shares of Common Stock.


     (2) Excluding any additional shares of Common Stock issued pursuant to the Over-allotment Option and prior to any conversion of the Convertible Preferred Stock into shares of Common Stock. Assuming the full exercise of the Over-allotment Option (but excluding any conversion of the Convertible Preferred Stock into shares of Common Stock), the Selling Stockholders would beneficially own 89.5% of the Common Stock. Assuming the full conversion of the Convertible Preferred Stock (but excluding any additional shares of Common Stock or Convertible Preferred Stock issued pursuant to the Over-allotment Option), the Selling Stockholders would beneficially own 84.2% of the outstanding Common Stock. Assuming the full exercise of the Over-allotment Option and the full conversion of Convertible Preferred Stock into shares of Common Stock, the Selling Stockholders would beneficially own 82.3% of the Common Stock.

                             DESCRIPTION OF CAPITAL STOCK

          The Company's Certificate provides for 40,000,000 authorized shares of Common Stock. The Certificate also provides for 15,000,000 authorized shares  of  Preferred Stock,  par value  $.0001  per share  (the "Preferred
     Stock"). Upon completion of the Offering (excluding any additional Securities issued pursuant to the Over-allotment Option and the exercise of the Representative's Warrants), there will be outstanding: (a) 16,200,000 shares of Common Stock, consisting of (i) 14,700,000 shares currently owned by the Selling Stockholders and not offered hereby; (ii) 1,200,000 shares to be sold by the Company hereby; (iii) the 300,000 shares to be sold by the Selling Stockholders hereby and (b) 1,500,000 shares of Preferred Stock.

          The following summary description relating to the Common Stock, and the Preferred Stock does not purport to be complete. A description of the Company's capital stock is contained in the Certificate, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Reference is made to such exhibit for a detailed description of the provisions thereof summarized below.

     COMMON STOCK

          Holders of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock (discussed below),  to  receive  dividends  when  and  as  declared  by  the Board  of
     Directors, and to share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company. Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. In the event the Company were to elect to sell additional shares of its Common Stock following this Offering, investors in this Offering would have no right to purchase such additional shares. As a result, their percentage equity interest in the Company would be diluted. The shares of Common Stock offered hereby will be, when issued and paid for, fully-paid and not liable for further call or assessment. Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than half of the outstanding shares of Common Stock (subject to the rights of the holders of the Preferred Stock) can elect all of the Company's directors, if they choose to do so. In such event, the holders of the remaining shares would not be able to elect any directors. The Board is empowered to fill any vacancies on the Board. Except as otherwise required by the Delaware Law, all stockholder action is taken by vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum (consisting of a majority of the outstanding shares of the Company's Common Stock) is present in person or by proxy.

     PREFERRED STOCK

          The Company is authorized by the Certificate to issue a maximum of 15,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such Preferred Stock is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

     CONVERTIBLE PREFERRED STOCK

          The issuance of up to 1,875,000 shares of Convertible Preferred Stock has been authorized by resolutions adopted by the Board of Directors and set forth in a Certificate of Designation, Preferences and Rights of % Senior Convertible Redeemable Preferred Stock filed with the Secretary of State of the State of Delaware, which contains the designations, rights, powers, preferences, qualifications and limitations of the Convertible Preferred Stock. Upon issuance, the shares of Convertible Preferred Stock offered hereby will be fully paid and non-assessable.

          DIVIDENDS The holders of the Convertible Preferred Stock are entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of $.85 per share per annum, payable quarterly on the last business day of January, April, July and October of each year, commencing April 30, 1997 (each a "Dividend Payment Date"), to the holders of record as of a date, not more than 60 days prior to the Dividend Payment Date, as may be fixed by the Board of Directors. Dividends accrue from the first day of the year in which such dividend may be payable, except with respect to the first quarterly dividend which shall accrue from the date of initial issuance of the Convertible Preferred Stock.


          Dividends on the Convertible Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. Accumulated unpaid dividends will not bear interest. Under Delaware Law, the Company may declare and pay dividends or make other distributions on its stock only out of surplus, as defined in the Delaware Law or, in case there shall be no such surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Company intends to pay quarterly dividends out of available net profits or surplus. On October 31, 1996, the Company had available surplus of approximately $31 million (or approximately $53 million after giving effect to this Offering). There were no net profits for the current fiscal year, and $5.8 million of net profits for Fiscal 1995. The payment of dividends and any future operating losses will reduce such surplus of the Company, and reduce or eliminate net profits, which may adversely affect the ability of the Company to continue to pay dividends on the Convertible Preferred Stock. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent or in default under the terms of senior securities by virtue of such dividend or distribution.

          No dividends may be paid on any shares of capital stock ranking junior to the Convertible Preferred Stock (including the Common Stock) unless and until all accumulated and unpaid dividends on the Convertible Preferred Stock have been declared and paid in full.

          CONVERSION. At the election of the holder thereof, each share of Convertible Preferred Stock will be convertible into Common Stock at any time on or after the date of issuance and prior to redemption. The number of shares of Common Stock to which a holder of Convertible Preferred Stock will be entitled upon conversion is the product obtained by multiplying the number of shares to be converted by the Conversion Rate. The "Conversion Rate" is determined by dividing $10.00 [the initial offering price per share of Common Stock] by $12.00 [120% of the initial offering price per share of Common Stock] (the "Conversion Price"), an effective conversion rate of approximately 0.8333 shares of Common Stock for each share of Convertible Preferred Stock. The Conversion Price is subject to adjustment from time to time in the event of (i) the issuance of Common Stock as a dividend or distribution on any class of capital stock of the Company; (ii) the combination, subdivision or reclassification of the Common Stock; (iii) the distribution to all holders of Common Stock of evidences of the Company's indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of earned surplus); or (iv) the sale of Common Stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than the lower of the then current Conversion Price or the then current market price of the Common Stock (except upon (a) exercise of the Representative's Warrants or (b) the issuance of Common Stock or options to employees, officers, directors, stockholders or consultants pursuant to the Plan or any other stock plans, provided that, in the case of all such stock plans, including the Plan, the aggregate amount of Common Stock issued thereunder does not exceed 15% of the number of shares of Common Stock then outstanding after giving effect to the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for Common Stock including the Convertible Preferred Stock then outstanding). No adjustment in the Conversion Price will be required until cumulative adjustments require  an  adjustment  of  at  least 5%  in  the  Conversion  Price.
     No fractional shares will be issued upon conversion, but any fractions will be adjusted  in cash  on the  basis of  the then  current market
     price  of the Common Stock.   Payment of  accumulated and  unpaid
     dividends will  be made upon conversion to  the extent of  legally
     available funds.   The right  to convert  the Convertible Preferred Stock
     terminates on the  date fixed for redemption.

          In case of any consolidation or merger to which the Company is a party (other than a consolidation or merger in which the Company is the surviving party and the Common Stock is not changed or exchanged), or in case of any sale or conveyance of all or substantially all the property and assets of the Company, each share of Convertible Preferred Stock then outstanding will be convertible from and after such merger, consolidation or sale or conveyance of property and assets into the kind and amount of shares of stock or other securities and property receivable as a result of such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to such merger, consolidation, sale or conveyance.

          OPTIONAL CASH REDEMPTION. The Company may, at its option, redeem the Convertible Preferred Stock, in whole or in part, upon 30 days prior written notice at any time after March , 2000 [three years after the date of this Prospectus] at a redemption price of $10.00 per share, plus accumulated and unpaid dividends, if the Market Price of the Common Stock (as defined below) equals or exceeds $15.00 per share (150% of the initial offering price per share of Common Stock) for at least 20 consecutive trading days ending not more than 10 trading days prior to the date of the notice of redemption. The term "Market Price" means the closing sale price as reported by the principal securities exchange on which the Common Stock is listed or admitted to trading, or by the Nasdaq National Market or, if not traded thereon, the closing bid price as reported by the Nasdaq SmallCap Market or, if not quoted thereon, the high bid price on the OTC Bulletin Board or in the National Quotation Bureau sheet listing for the Common Stock, or, if not listed therein, as determined in good faith by the Board of Directors.

          In addition, the Company may, at its option, redeem the Convertible Preferred Stock in whole or in part, at any time after March , 2001 [four years after the date of this Prospectus] at the redemption prices set forth below, plus accumulated and unpaid dividends:

                                                          REDEMPTION
                                                            PRICE
                                                           PER SHARE
                      DATE OF REDEMPTION                  ----------

     March   , 2001 to March   , 2002  . . . . . . . . .     $

     March   , 2002 to March   , 2003  . . . . . . . . .

     March   , 2003 to March   , 2004  . . . . . . . . .

     March   , 2004 and thereafter . . . . . . . . . . .

          PROVISIONS RELATING TO OPTIONAL CASH REDEMPTION. Notice of redemption must be mailed to each holder of Convertible Preferred Stock to be redeemed at his last address as it appears upon the Company's registry books at least 30 days prior to the date fixed for redemption (the "Redemption Date"); provided that if the Company shall not have funds legally available for the redemption of the shares to be redeemed on the Redemption Date, the notice of redemption shall be null and void and the Redemption Date shall not occur.. On and after the Redemption Date, dividends will cease to accumulate on shares of Convertible Preferred Stock called for redemption.

          On or after the Redemption Date, holders of Convertible Preferred Stock which have been redeemed shall surrender their certificates representing such shares to the Company at its principal place of business or as otherwise specified in the notice of redemption or exchange and thereupon either (i) the redemption price of such shares shall be payable to the order of, or (ii) the shares of Common Stock shall be issued, in the event of conversion to Common Stock prior to the Redemption Date, to the person whose name appears on such certificate or certificates as the owner thereof. Holders of Convertible Preferred Stock may elect to convert such shares into Common Stock at any time prior to the Redemption Date.

          From and after the Redemption Date, all rights of the holders of redeemed shares shall cease with respect to such shares and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

          VOTING RIGHTS. The holders of Convertible Preferred Stock are not entitled to vote, except as set forth below and as provided by applicable law. On matters subject to a vote by holders of Convertible Preferred Stock, the holders are entitled to one vote per share.

          The affirmative vote of at least a majority of the shares of Convertible Preferred Stock, voting as a class, shall be required to authorize, effect or validate the creation and issuance of any class or series of stock ranking superior to or on parity with the Convertible Preferred Stock with respect to the declaration and payment of dividends or distribution of assets on liquidation, dissolution or winding-up. In the event that the Company has the right to redeem the Convertible Preferred Stock, no such vote is required if, prior to the time such class is issued, provision is made for the redemption of all shares of Convertible Preferred Stock and such Convertible Preferred Stock is redeemed on or prior to the issuance of such class.

          In the  event that  the Company fails  to pay  any dividends  for four consecutive quarterly dividend payment periods, the holders of the Convertible Preferred Stock, voting separately as a class, shall be entitled to elect one director. Such right will be terminated as of the next annual meeting of stockholders of the Company following payment of all accrued dividends.

          LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders of Common Stock or any stock ranking junior to Convertible Preferred Stock, the holders of Convertible Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $10.00 per share, plus any accumulated and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $10.00 per share, plus all accumulated and unpaid dividends on the Convertible Preferred Stock and similar payments on any other class of stock ranking on a parity with the Convertible Preferred Stock upon liquidation, then the holders of Convertible Preferred Stock and such other shares will share ratably in any such distribution of the Company's assets in proportion to the full respective distributable amounts to which they are entitled.

          A consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Company for the purposes of the foregoing. See "Conversion."

          MISCELLANEOUS. The Company is not subject to any mandatory redemption or sinking fund provision with respect to the Convertible Preferred Stock. The holders of the Convertible Preferred Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company. Shares of Convertible Preferred Stock redeemed or otherwise reacquired by the Company shall be retired by the Company and shall be unavailable for subsequent issuance as any class of the Company's Preferred Stock.

     SECTION 203 OF DELAWARE LAW

          Section 203 of the Delaware Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted  in  the stockholder  becoming  an  interested stockholder,  the
     interested   stockholder  owns  at  least   85%  of  the outstanding
     voting  stock, or  (iii) on or  after such  date, the  business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Section 203 may have a depressive effect on the market price of the Common Stock and/or the Convertible Preferred Stock.

     ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

          Certain provisions of the Certificate and By-Laws of the Company summarized in the following paragraphs will become operative immediately prior to closing of this Offering and may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. These provisions may have a depressive effect on the market price of the Common Stock and/or the Convertible Preferred Stock.

          SPECIAL MEETING OF STOCKHOLDERS. The Certificate provides that special meetings of stockholders of the Company may be called only by the Board of Directors. This provision will make it more difficult for stockholders to take action opposed by the Board of Directors. This provision of the Certificate may not be amended or repealed by the stockholders of the Company, except with the approval of the holders of two-thirds of the Company's outstanding Common Stock.

          NO STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate provides that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied. Such provision limits the ability of any stockholders to take action immediately and without prior notice to the Board of Directors. Such a limitation on a majority stockholder's ability to act might impact such person's or entity's decision to purchase voting securities of the Company. This provision of the Certificate may not be amended or repealed by the stockholders of the Company, except with the approval of the holders of two-thirds of the Company's outstanding Common Stock.

          ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The By-Laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not fewer than 60 days nor more than 90 days prior to such anniversary date and (b) in the case of the annual meeting to be held during the first complete fiscal year following the date of this Prospectus and in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The By-Laws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting. As set forth below, the By-Laws may not be amended or repealed by the stockholders of the Company, except with the approval of holders of two-thirds of the Company's outstanding Common Stock.

          ADJOURNMENT  OF MEETINGS  OF STOCKHOLDERS.   The By-Laws  provide that
     when a meeting of stockholders of the Company is convened, the presiding officer, if directed by the Board of Directors, may adjourn the meeting, if no quorum is present for the transaction of business or if the Board of Directors determines that adjournment is necessary or appropriate to enable the  stockholders  to consider  fully
     information the  Board  of Directors determines  has  not  been   made
     sufficiently  or  timely  available   to  stockholders  or to  otherwise
     effectively exercise their voting rights. This provision will, under certain circumstances, make more difficult or delay actions by the stockholders opposed by the Board of Directors. The effect of such provision could be to delay the timing of a stockholders' meeting, including in cases where stockholders have brought proposals before the stockholders that are in opposition to those brought by the Board of Directors and therefore may provide the Board of Directors with additional flexibility in responding to such stockholder proposals.
     As set forth below, the By-Laws may not be amended or repealed by the stockholders of the Company, except with the approval of holders of two-thirds of the Company's outstanding Common Stock.

          AMENDMENT OF THE BY-LAWS. The Certificate provides that the By-Laws may be amended or repealed by the Board of Directors and may not be amended or repealed by the stockholders of the Company, except with the consent of holders of two-thirds of the Company's outstanding Common Stock. This provision will make it more difficult for stockholders to make changes to the By-Laws that are opposed by the Board of Directors. This provision of the Certificate may not be amended or repealed by the stockholders of the Company, except with the approval of the holders of two-thirds of the Company's outstanding Common Stock.

     TRANSFER AGENT AND REGISTRAR

          The Transfer Agent and Registrar for the Common Stock and the Convertible Preferred Stock is First Union National Bank.

                           SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this Offering, there has been no public market for securities of the Company. No prediction can be made as to the effect, if any, that market sales of Securities, the availability of Securities for sale or the exercise of the Representative's Warrants will have on the market price of the Common Stock and Convertible Preferred Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock or Convertible Preferred Stock of the Company, or the perception that such sales could occur, in the public market after the lapse of the restrictions described below could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future at a time and price it deems appropriate.


          Upon completion of the Offering, the Company will have outstanding 16,200,000 shares of Common Stock. Of these shares, 1,500,000 shares of Common Stock, representing all of the shares sold in the Offering, will be freely tradeable without restriction or limitation under the Securities Act, except for shares, if any, purchased by an "affiliate" of the Company (as defined in the rules and regulations of the Commission under the Securities Act) which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 14,700,000 outstanding shares are "restricted" shares within the meaning of Rule 144 (the "Restricted Shares"). The Restricted Shares outstanding on the date hereof were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may be sold only if they are registered under the Securities Act or unless an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act, is available.


          In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least a two-year period (as computed under Rule 144) is entitled to sell within any three-month period a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 162,200 shares after giving effect to the Offering) and (ii) the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned Restricted Shares for at least a three-year period

     (as computed under Rule 144), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.


          The Company and the Selling Stockholders have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or securities convertible into Common Stock, whether or not owed, or otherwise dispose of any interest in such securities under Rule 144 or otherwise for a period of 13 months following the date of this Prospectus without the prior written consent of the Representative; provided, that issuance and exercise of stock options under the Plan and certain restricted transfers to and by the estate of the Selling Stockholders are permitted. The sale or issuance, or the potential for sale or issuance, of Common Stock after such 13-month period could have an adverse impact on the market price of the Common Stock and Convertible Preferred Stock offered hereby. In addition, the Representative holds the Representative's Warrants which entitle it to purchase up to approximately 275,000 shares of the Company's Common Stock (including approximately 125,000 shares of Common Stock to be acquired upon conversion of the 150,000 shares of Convertible Preferred Stock which may be acquired upon exercise of the Representative's Warrants). The Representative's Warrants are exercisable for a period of four years, commencing one year after their issuance. The Company has agreed that, under certain circumstances, it will use its best efforts to register the Representative's Warrants and/or the underlying Common Stock for sale in the public market. The issuance of Common Stock pursuant to the exercise of the Representative's Warrants, the sale of such Common Stock or the potential for such issuance or sale of Common Stock could have an adverse impact on the market price of the Common Stock and Convertible Preferred Stock offered hereby.


                      CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          In the opinion of Reid & Priest LLP, counsel to the Company, the material federal income tax consequences of acquiring, owning and disposing of the Convertible Preferred Stock, the Common Stock and the Warrants are as follows, subject to the qualifications set forth in the two immediately following paragraphs.

          This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, and Internal Revenue Service (the "IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action; any such changes could be retroactively applied in a manner that could adversely affect a holder of the Convertible Preferred Stock or Common Stock. The following does not discuss all of the tax consequences that may be relevant to a purchaser in light of particular circumstances or to purchasers subject to special rules, such as foreign investors, retirement trusts, and life insurance companies. No information is provided with respect to foreign, state or local tax laws, estate or gift tax considerations, or other tax laws that may be applicable to particular categories of investors.

          The discussion assumes that purchasers of the Convertible Preferred Stock or Common Stock will hold the Convertible Preferred Stock or Common Stock as a "capital asset" within the meaning of Code Section 1221. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL AND FOREIGN OR OTHER TAX CONSIDERATIONS RELEVANT TO THEM.

     DISTRIBUTIONS

          Distributions with respect to the Convertible Preferred Stock and the Common Stock will be treated as dividends and taxable as ordinary income to the extent that the distributions are made out of the Company's current or accumulated earnings and profits. To the extent that a distribution is not made out of the Company's current or accumulated earnings and profits, the distribution will not constitute a dividend, will not be eligible for the dividends received deduction and will constitute a non-taxable return of capital to the extent described below under "Non-Taxable Distributions." The Company has advised that it had a deficit in earnings and profits as of October 31, 1996. The Company cannot accurately determine whether such deficit will exist as of January 31, 1997. The treatment of distributions with respect to the Convertible Preferred Stock and Common Stock will be determined by the Company's accumulated earnings and profits, if any, on January 31, 1997 and its future earnings and profits.

          Under certain circumstances, the operation of the conversion price adjustment provisions of the Convertible Preferred Stock (or its non-operation) may result in the holders of Convertible Preferred Stock (or in some circumstances, holders of Common Stock) being deemed to have received a constructive distribution, which may be taxable as a dividend, even though the holders do not actually receive cash or property.

          Under Code Section 305 and the Treasury regulations thereunder, if a redemption price of preferred stock that is subject to optional redemption by the issuer exceeds its issue price, the entire amount of the redemption premium can be treated as being distributed to the holders of such stock if redemption is more likely than not to occur. Such distributions would be taxable as described above on an economic accrual basis over the period from issuance of the preferred stock until the date the stock is most likely to be redeemed. Because the Company does not have a redemption option with respect to the Convertible Preferred Stock the exercise of which would reduce the yield to the Company on such stock, the Company intends to take the position that the redemption premium accrual rules are not applicable with respect to the Convertible Preferred Stock.

     NON-TAXABLE DISTRIBUTIONS

          To the extent that distributions are received with respect to the Common Stock and Convertible Preferred Stock in excess of such stocks' ratable share of the Company's current or accumulated earnings and profits, such distributions will reduce the holder's adjusted tax basis in the shares of Convertible Preferred Stock or Common Stock held. To the extent that such non-taxable distributions exceed the basis of the shares in respect of which the distribution is made, the excess distribution will be treated as proceeds from the disposition of the shares under the rules described under "Disposition" below. Because the tax basis of the shares is reduced by any non-taxable distributions, the holder of such shares would incur a greater gain or less loss upon the disposition or redemption of such shares.

     TAXABLE DISTRIBUTIONS TO INDIVIDUALS

          Distributions to individual holders of Convertible Preferred Stock and Common Stock that are treated as dividends under the rules set forth above will be taxable as ordinary income to them when received or accrued in accordance with their method of accounting. Dividend income of individuals (and certain closely held corporations and personal service corporations as defined in Code Section 469(j)) may not be offset by losses or credits from "passive activities," such as losses or credits incurred in connection with certain rental activities or the ownership of limited partnership interests.

     TAXABLE DISTRIBUTIONS TO CORPORATIONS

          Corporate stockholders will be eligible to claim a dividends-received deduction (currently 70% of the amount of the dividend for most corporate stockholders) with respect to distributions that are treated as dividends on the Convertible Preferred Stock and Common Stock in calculating their taxable income.

          Under Code Section 246(c), the dividends-received deduction will not be available with respect to any dividend on the shares of Convertible Preferred Stock and Common Stock if such shares have been held for 45 days or less (or 90 days or less if the holder of the shares of Convertible Preferred Stock received dividends with respect to the shares of Convertible Preferred Stock which are attributable to a period or periods aggregating in excess of 366 days). The holding period of the shares of Common Stock and Convertible Preferred Stock for this purpose is determined in accordance with certain specific rules set forth in Code Section 246(c), which reduces the holding period for any period where the holder's risk of loss, as to such stock, is diminished by certain arrangements, such as the holding of an option to sell the same, or substantially identical, securities.

          Code Section 246A provides a further restriction on the availability of the dividends-received deduction on the shares of Convertible Preferred Stock and Common Stock if the shares are classified as "debt-financed portfolio stock." The shares of Common Stock and Convertible Preferred Stock will be classified as debt-financed portfolio stock when the holder incurs indebtedness directly attributable to the investment in the shares of Common Stock and
					-73-

     Convertible  Preferred Stock.    In that  event,  the dividends-received
     deduction would be reduced to take into account the average amount of such indebtedness.

          A corporate shareholder will be required to reduce its basis in shares of the Convertible Preferred Stock and Common Stock (but not below zero) by the amount of any "extraordinary dividend" which is not taxed because of the dividends-received deduction if such holder is not considered to have held such stock for more than two years before the "dividend announcement date," within the meaning of Code Section 1059. The amount, if any, by which such reduction exceeds the corporate shareholder's basis in such shares will be treated as gain on the subsequent sale or disposition of the stock. With respect to the Convertible Preferred Stock, an "extraordinary dividend" would be a dividend that (i) equals or exceeds 5% of the holder's adjusted basis in the Convertible Preferred Stock or 10% in the Common Stock (treating all dividends having ex-dividends dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder's adjusted basis in the stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the holder, under certain circumstances the fair market value of the stock as of the day before the ex-dividend date may be substituted for the holder's basis in applying these tests. An "extraordinary dividend" would also include any amount treated as a dividend in the case of a redemption of the Convertible Preferred Stock and the Common Stock that is non-pro rata as to all shareholders, without regard to the period the holder held the stock.

          Special rules apply with respect to "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return as determined under Section 1059(e)(3) of the Code, on such stock does not exceed 15%. Where a qualified preferred dividend exceeds the 5% or 20% limitation described above, (1) the extraordinary dividend rules will not apply if the taxpayer hold the stock for more than five years, and (2) if the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return as determined under Section 1059(e)(3) of the Code. The length of time that a taxpayer is deemed to have held stock for the purposes of the extraordinary dividend rules is determined under principles similar to those applicable for purposes of the dividends-received deduction discussed above.

          A corporate holder may be required to include in determining its alternative minimum taxable income an amount equal to a portion of any dividends-received deduction allowed in computing regular taxable income.

     DISPOSITION

          Except as described above, the holder of Convertible Preferred Stock or Common Stock will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of such securities measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder's adjusted tax basis in the security disposed of. Any gain or loss on such sale, exchange, redemption, retirement or other disposition will be long-term capital gain provided the holding period of the security being disposed of exceeds one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gains (the excess of the taxpayer's net long-term capital gains over his net short-term capital losses) are subject to a maximum tax rate of 28%. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers may deduct $3,000 of capital losses in excess of their capital gains. Capital losses which cannot be utilized because of the aforementioned limitation are, for corporate taxpayers, carried back three years and, in most circumstances, carried forward for five years; for individual taxpayers, capital losses may only be carried forward but without a time limitation.

     OPTIONAL CASH REDEMPTION

          In the event the Company exercises its right to redeem the Convertible Preferred Stock, the surrender of the Convertible Preferred Stock for the redemption proceeds by the holders will be treated as a sale or exchange and the surrendering holder will recognize capital gain or loss equal to the difference between the redemption proceeds (other than proceeds attributable to declared but unpaid dividends, which will be taxed as dividends as described above) and the holder's adjusted tax basis in the Convertible Preferred Stock, provided the redemption (1) results in a "complete termination" of the holder's stock interest in the Company (inclusive of any Common Stock owned) under Section 302(b)(3) of the Code,
     (2) is "substantially  disproportionate" with respect  to the holder  under
     Section 302(b)(2) of the Code, (3) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code, or (4) is from a noncorporate holder in partial liquidation of the Company under Section 302(b)(4) of the Code. The constructive ownership rules of the Code must be taken into consideration in determining whether any of these tests has been met. If a redemption of the Convertible Preferred Stock does not meet any of these tests, then the gross proceeds received would be treated as a distribution taxable to the holder in the manner described under "Distributions" above.

     CONVERSION

          Conversion of the Convertible Preferred Stock into Common Stock will not result in the recognition of gain or loss (except with respect to cash received in lieu of fractional shares). The holder's adjusted tax basis in the Common Stock received upon conversion would be equal to the holder's tax basis in the shares of Convertible Preferred Stock converted, reduced by the portion of such basis allocable to the fractional share interest exchanged for cash. The holding period for the Common Stock received upon conversion would include the holding period of the Convertible Preferred Stock converted. The payment of accumulated and unpaid dividends in respect of Convertible Preferred Stock that is converted to Common Stock will be taxable in accordance with the rules discussed under "Distributions" above.

     BACKUP WITHHOLDING

          A holder of any of the Convertible Preferred Stock or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends thereon unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Further, a holder who does not provide the Company with a correct taxpayer identification number may be subject to penalties imposed by the IRS in addition to the backup withholding. Any amount paid as backup withholding will be creditable against the holder's Federal income tax liability. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemptions.

                                     UNDERWRITING

          The Underwriters named below (the "Underwriters"), for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Common Stock and Convertible Preferred Stock set forth opposite their names:

                                                                 Number       of
     Shares
                                            Number of            of Convertible
     Underwriters                       Shares of Common Stock   Preferred Stock
     -----------                        ----------------------   ---------------

     National Securities
       Corporation . . . .

                                             --------            ----------
     Total . . . . . . . . . .  . . . .      1,500,000           1,500,000
                                             =========           =========

          The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

          The Underwriters are committed to purchase all the shares of Common Stock and Convertible Preferred Stock offered hereby, if any of such Securities are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

          The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain dealers at such prices less concessions not in
     excess  of  $      per  share  of  Common Stock  and  $       per share  of
     Convertible Preferred Stock.  Such dealers may  reallow a concession not in
     excess  of  $      per  share  of  Common Stock  and  $       per share  of
     Convertible Preferred Stock to certain other dealers. After the commencement of the Offering, the public offering price, concession and reallowance may be changed by the Representative. The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Common Stock offered hereby.


          The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof. The Company and the Selling
     Stockholders have also agreed to pay to the Representative a non-accountable expense allowance equal to 2.15% of the gross proceeds derived from the sale of the Securities offered hereby, of which $50,000 has been paid to date.


          The Company and the Selling Stockholders have granted to the Underwriters the Over-allotment Option, exercisable during the 45-day period from the date of this Prospectus, to purchase from the Company up to an additional 180,000 shares of Common Stock and up to 225,000 shares of Convertible Preferred Stock and to purchase from the Selling Stockholders up to an additional 45,000 shares of Common Stock at the initial public offering price per share offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Securities proportionate to its initial commitment. In the event and to the extent that such over-allotment option is partially exercised in respect of Common Stock, approximately 80% of all such shares of Common Stock purchased shall be purchased from the Company and approximately 20% of such purchases shall be from the Selling Stockholders.

          The Company and the Selling Stockholders have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or securities convertible into Common Stock, whether or not owned, or otherwise dispose of any interest in such securities for a period of 13 months following the date of this Prospectus without the prior written consent of the Representative; provided, that issuances of shares of Common Stock or options to purchase Common Stock under the Plan and certain restricted transfers to and by the estate of the Selling Stockholders are permitted. An appropriate legend shall be marked on the face of certificates representing all such securities.

          In connection with this Offering, the Company has agreed to sell to the Representative, at a price of $.0001 per warrant, the Representative's Warrants to purchase from the Company up to 150,000 shares of Common Stock and up to 150,000 shares of Convertible Preferred Stock. The Representative's Warrants are initially exercisable at a price of $16.50 per share (165% of the initial public offering price per share of Common Stock and the Convertible Preferred Stock, respectively) for a period of four years, commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date of this Prospectus, except to officers of the Representative. The Representative's Warrants provide for adjustment in the number of securities issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock and the Convertible Preferred Stock, respectively. The Representative's Warrants contain anti-dilution provisions providing for the adjustment of the exercise price and the number of shares of Common Stock and the Convertible Preferred Stock, respectively issuable upon exercise of the Representative's Warrants upon the occurrence of certain events. The Representative's Warrants grant to the holders thereof certain rights of registration under the Securities Act of the securities issuable upon exercise thereof.

          The Company has agreed to pay, upon completion of this Offering, to Norbert J. Zeelander the sum of $250,000, as a finder's fee in connection with his introduction of the Company to the Representative. Mr. Zeelander is not affiliated with the Company, the Representative or any other member of the National Association of Securities Dealers, Inc.


          Although the Representative has been in business for over 40 years, the Representative has participated in only 17 public offerings as an underwriter, all in the last 18 months. In evaluating an investment in the Company, prospective purchasers of the Securities offered hereby should consider the Representative's limited experience.


          Prior to this Offering, there has been no public market for the Securities. Consequently, the public offering prices of the Securities and the terms of the Convertible Preferred Stock were determined based upon negotiations between the Company and the Representative and do not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. Among the factors considered in determining the price were the history of, and the prospects for, the Company and the industry in which it competes, its past and present operations, its past and present earnings and the trend of such earnings, the present state of the Company's development, the general condition of the securities markets at the time of this Offering and the recent market prices of publicly traded common stocks of comparable companies. There can be no assurance that the Securities can be resold at their offering prices, if at all. Purchasers of the Securities will be exposed to a substantial risk of a decline in the market prices of the Securities after the Offering, if a market develops.


          The Underwriters may engage in permitted passive market making transactions whereby the Underwriter shall effect transactions in an eligible security at a price that exceeds the highest independent bid for the eligible security at the time of the transaction.


          The Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Convertible Preferred Stock and the Common Stock, including (i) syndicate covering transactions, which consist of the placing of any bid or the effecting of any purchase on behalf of the Underwriters to reduce a short position created in connection with the Offering; (ii) penalty bids, which permit the Representative to reclaim from an Underwriter a selling concession accruing to such Underwriter in connection with the Offering when securities originally sold by such Underwriter are purchased in syndicate covering transactions; and (iii) short sales, by which the Underwriters sell securities which they do not own at the time that the sale transaction becomes a binding obligation.

          The foregoing is a summary of the principal terms of the Underwriting Agreement described above. Reference is made to a copy of such agreement which is filed as an exhibit to the Registration Statement of which this Prospectus is a part for a more complete description thereof. See "Additional Information."

                                    LEGAL MATTERS

          The validity of the issuance of the Securities offered hereby will be passed upon for the Company by the law firm of Reid & Priest LLP, New York, New York, as counsel to the Company in connection with this Offering. Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, New York, New York, has acted as counsel to the Underwriters in connection with this Offering.

                                       EXPERTS

          The consolidated financial statements and financial statement schedule of the Company as of January 31, 1995 and 1996 and for each of the three years in the period ended January 31, 1996, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                AVAILABLE INFORMATION


          The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington D.C., a Registration Statement under the Securities Act with respect to the Securities offered hereby. This prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement. For further information regarding the Company and the Securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the office of the Commission without charge or copies of which may be obtained therefrom upon request to the Commission and payment of the prescribed fee. With respect to each contract, agreement or other document referred to in this Prospectus and filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved.


          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. Reports, proxy statements and other information filed by the Company, including the Registration Statement and the exhibits filed as a part thereof, can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, at the following regional offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by the Company, including the Registration Statement.

                    GRAND COURT LIFESTYLES, INC. and SUBSIDIARIES
                                      __________


                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                      __________


                                                                           Page
                                                                           ----

    Independent Auditors' Report                                            F-2

    Consolidated Balance Sheets as of January 31, 1995 and 1996
    (as restated) and October 31, 1996                                      F-3

    Consolidated Statements of Operations for the Years ended
    January 31, 1994, 1995 and 1996 (as restated), the Three
    Months ended October 31, 1995 and 1996 and the Nine Months ended
      October 31, 1995 and 1996                                             F-4

    Consolidated Statements of Changes in Stockholders'
    Equity for the Years Ended January 31, 1994, 1995 and 1996
    (as restated) and the Nine Months ended October 31, 1996                F-5

    Consolidated Statements of Cash Flows for the Years
    Ended January 31, 1994, 1995 and 1996 (as restated)
    and the Nine Months ended October 31, 1996                              F-6


    Notes to Consolidated Financial Statements                              F-7

     INDEPENDENT AUDITORS' REPORT


     To the Board of Directors and Stockholders of Grand Court Lifestyles, Inc.
     Boca Raton, Florida

     We have audited the accompanying consolidated balance sheets of Grand Court Lifestyles, Inc. and subsidiaries as of January 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grand Court Lifestyles, Inc. and subsidiaries as of January 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 13, the accompanying consolidated financial statements have been restated.

     /s/ Deloitte & Touche LLP

     DELOITTE & TOUCHE LLP
     New York, New York
     April 26, 1996, except for Notes 12c
     and 13, as to which the date is February 3, 1997.

     GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES

     CONSOLIDATED BALANCE SHEETS
     (In Thousands, except per share data)
     --------------------------------------------------------------------------

                                          JANUARY 31,             OCTOBER 31,
                                         -------------          --------------

                                         (AS RESTATED)            (UNAUDITED)

                                       1995           1996           1996
                                       -----          -----          -----

     ASSETS
     Cash and cash equivalents        $10,950       $17,961            $8,860

     Notes and receivables net        220,014       223,736           224,377

     Investments in
     partnerships  . . . . . .          2,040         2,607             2,643
                                       15,081        15,251            19,435
     Other assets net  . . . .        -------      --------          --------

                                     $248,085      $259,555          $255,315
     Total assets  . . . . . .       ========      ========          ========
     LIABILITIES AND
     STOCKHOLDERS' EQUITY

     Loans and accrued interest
     payable . . . . . . . . .       $127,355      $140,094          $138,848

     Notes and commissions
     payable . . . . . . . . .          3,569         1,684             2,134
     Other liabilities . . . .          2,000         4,018             4,364

                                       84,955        79,442            78,664
     Deferred income . . . . .       --------      --------           -------
                                      217,879       225,238           224,010
     Total liabilities . . . .

     Commitments and
     contingencies

     Stockholders' equity
     Common Stock, $.10 par
     value -
      authorized, 10,000
     shares;
      issued and outstanding,
     9,224 shares  . . . . . .              1             1                 1

     Paid-in capital . . . . .         30,205        34,316            54,002
                                            -             -           (22,698)
     Accumulated deficit . . .        -------       -------          --------

                                       30,206        34,317            31,305
     TOTAL STOCKHOLDERS' EQUITY
                                      -------       -------          --------


     Total liabilities and           $248,085      $259,555          $255,315
      stockholders' equity . .      =========      ========          ========

     See Notes to Consolidated Financial Statements.

     GRAND COURT LIFESTYLES, INC. SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF OPERATIONS
     (In Thousands, except per share data)
     --------------------------------------------------------------------------


                                       YEARS ENDED           THREE MONTHS ENDED
                                       JANUARY 31,              OCTOBER 31,
                              ----------------------------  -------------------
                                      (AS RESTATED)             (unaudited)
                                1994       1995      1996      1995      1996
                              ---------  --------  -------   -------  ---------
     Revenues:
      Sales  . . . . . . . .   $21,807    $23,413  $32,804    $7,080    $6,861

      Syndication Fee Income     7,564      5,587    8,603     1,734     1,511
      Deferred income earned     6,668      3,518    9,140     2,285         -
      Interest income  . . .    13,315      9,503   12,689     2,107     3,157
      Property management
       fees from related
       parties . . . . . . .     3,899      4,360    4,379       614       975
      Equity in
       Earnings/Loss from
       Partnerships  . . . .       206        276      356        89       136
                                     -          -    1,013        18         -
       Other income  . . . .  --------   -------- --------    ------   -------
                                53,549     46,657   68,984    13,927    12,640
                              --------  --------- --------    ------   -------

     Cost and Expenses:
      Cost of sales  . . . .    26,876     21,514   27,406     4,989     8,170
      Selling  . . . . . . .     6,706      6,002    7,664     1,559     1,114
      Interest . . . . . . .    10,991     13,610   15,808     3,745     4,215
      General and
       administrative  . . .     5,226      6,450    7,871     2,077     1,998
      Property Management
       Expense . . . . . . .        45        238      604        76       881

      Loss on Impairment of
       Receivables . . . . .         -          -        -         -     1,589
      Officers' Compensation     1,200      1,200    1,200       300       300
      Depreciation and           1,433      2,290    2,620       395       809
       amortization  . . . .   -------   -------- --------    ------    ------
                                52,477     51,304   63,173    13,141    19,076
                               -------   -------- --------    ------    ------
     Income (loss) before
      provision (benefit)
      for income taxes . . .     1,072     (4,647)   5,811       786    (6,436)
     Provision (benefit)             -          -        -         -         -
      for income taxes . . .   -------   -----------------    ------   -------
     Net income (loss) . . .     1,072     (4,647)   5,811       786    (6,436)

     Pro forma income tax          429     (1,859)   2,324       315         -
      provision (benefit)  .   -------   --------  -------    ------    ------
     Pro forma                    $643    $(2,788)  $3,487      $471   $(6,436)
      net income (loss)  . .   =======   ========   ======    ======   =======
     Pro forma earnings
      (loss) per common           $.04      $(.19)    $.23      $.03     $(.43)
      share  . . . . . . . .   =======   ========   ======    ======    =======
     Pro forma weighted
     average common shares      15,000     15,000   15,000    15,000    15,000
      used . . . . . . . . .   =======    =======  =======    ======    ======



                                                 NINE MONTHS ENDED
                                                    OCTOBER 31,
                                            ---------------------------
                                                    (UNAUDITED)
                                                1995          1996
                                                ----          ----
     Revenues:
       Sales . . . . . . . . . . . . . . .      $22,986        $22,232

       Syndication Fee Income  . . . . . .        5,819          4,976
       Deferred income earned  . . . . . .        6,855              -
       Interest income . . . . . . . . . .        9,137         11,043
       Property management fees from
        related parties  . . . . . . . . .        3,324          2,420
       Equity in Earnings/Loss
         from Partnerships . . . . . . . .          269            250
                                                    943              -
       Other income  . . . . . . . . . . .       ------        -------
                                                 49,333         40,921
                                                 ------        -------

     Cost and Expenses:
       Cost of sales . . . . . . . . . . .       19,844         17,493
       Selling . . . . . . . . . . . . . .        5,413          4,603
       Interest  . . . . . . . . . . . . .       11,636         12,017
       General and administrative  . . . .        5,419          5,687
       Property Management
         Expense . . . . . . . . . . . . .          320          2,791

       Loss on Impairment of
         Receivables . . . . . . . . . . .            -         18,442
       Officers' Compensation  . . . . . .          900            900
       Depreciation and                           1,886          2,539
         amortization  . . . . . . . . . .       ------        -------
                                                 45,418         64,472
                                                 ------        -------
     Income (loss) before
       provision (benefit)
       for income taxes  . . . . . . . . .        3,915        (23,551)
     Provision (benefit)                              -              -
       for income taxes  . . . . . . . . .       ------       --------
     Net income (loss) . . . . . . . . . .        3,915        (23,551)

     Pro forma income tax                         1,566         (2,093)
       provision (benefit) . . . . . . . .       ------       --------
     Pro forma                                   $2,349       $(21,458)
       net income (loss) . . . . . . . . .       ======       ========
     Pro forma earnings (loss)                     $.16         $(1.43)
       per common share  . . . . . . . . .       ======       ========
     Pro forma weighted average                  15,000         15,000
       common shares used  . . . . . . . .      =======       ========



     See Notes to Consolidated Financial Statements.

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
     YEARS ENDED JANUARY 31, 1994, 1995 AND 1996 (AS RESTATED) AND NINE MONTHS ENDED OCTOBER 31, 1996
     (In Thousands)
     --------------------------------------------------------------------------

     Stockholders' equity, January 31, 1994  .                  36,739

       Net loss  . . . . . . . . . . . . . . .                  (4,647)
       Dividends . . . . . . . . . . . . . . .                  (1,886)
                                                               -------

     Stockholders' equity, January 31, 1995  .                  30,206

       Net income  . . . . . . . . . . . . . .                   5,811
       Dividends . . . . . . . . . . . . . . .                  (1,700)
                                                               -------

     Stockholders' equity, January 31, 1996  .                  34,317
       Net loss (unaudited)  . . . . . . . . .                 (23,551)

       Capital Contribution (unaudited)  . . .                  21,333

       Dividends (unaudited) . . . . . . . . .                    (794)
                                                                ------
     Stockholders' equity, October 31, 1996                    $31,305
     (unaudited) . . . . . . . . . . . . . . .                 =======

     See Notes to Consolidated Financial Statements.

     CONSOLIDATED STATEMENTS OF CASH FLOWS
     (In Thousands)
     --------------------------------------------------------------------------


                                                   YEARS ENDED JANUARY 31,
                                              ---------------------------------
                                                        (AS RESTATED)
                                                1994        1995        1996
                                                -----       -----       ----
     Cash flows from operating activities:

       Net income (loss) . . . . . . . . .     $1,072     $(4,647)       $5,811
                                              -------     -------        ------
       Adjustments to reconcile net income
        to net cash provided by operating
        activities:
         Amortization and depreciation . .      1,433       2,290         2,620

         Loss on impairment of receivables          -           -             -

         Deferred income earned  . . . . .     (6,668)     (3,518)       (9,140)

       Adjustment for changes in assets and
        liabilities:

       Accrued interest income on notes
        receivable and receipt of notes
        receivable . . . . . . . . . . . .     (1,241)        174        (2,560)
       (Increase) decrease in notes and
        receivables  . . . . . . . . . . .      7,945       7,223        (1,162)

      Increase (decrease) in commissions
       payable . . . . . . . . . . . . . .      1,011        (501)         (244)
      Increase (decrease) in other
       liabilities . . . . . . . . . . . .     (1,278)       (506)        2,018

      Increase (decrease) in deferred           4,401         632         3,627
       income  . . . . . . . . . . . . . .     ------      ------       -------
                                                5,603       5,794        (4,841)
                                               ------      ------       -------
      Net cash provided (used) by operating     6,675       1,147           970
       activities  . . . . . . . . . . . .     ------      ------       -------
     Cash flows from investing activities:

      (Increase) decrease in investments .       (294)       (591)         (567)
                                               ------      ------       -------
      Net cash provided (used) by investing      (294)       (591)         (567)
       activities  . . . . . . . . . . . .     ------      ------       -------
     Cash flows used in financing
      activities:

      Decrease in loans payable  . . . . .    (21,629)    (31,311)      (39,326)
      Increase in loans and accrued
       interest payable  . . . . . . . . .     34,429      44,014        52,065
       (Increase) decrease in other assets     (2,701)     (7,180)       (2,790)

       Payments of notes payable . . . . .     (2,609)     (2,578)       (1,641)
       (Dividends) Contributions . . . . .    (10,991)     (1,886)       (1,700)
                                              -------     -------       -------
       Net cash provided (used) in
        financing activities . . . . . . .     (3,501)      1,059         6,608
                                              -------     -------       -------
     Increase (decrease) in cash and cash
       equivalents . . . . . . . . . . . .      2,880       1,615         7,011

     Cash and cash equivalents, beginning
       of period . . . . . . . . . . . . .      6,455       9,335        10,950
                                               ------     -------       -------
     Cash and cash equivalents, end of
       period  . . . . . . . . . . . . . .     $9,335     $10,950       $17,961
                                               ======     =======       =======
     Supplemental information:

       Interest paid . . . . . . . . . . .    $10,710     $12,914       $16,922
                                              =======     =======       =======
       Non cash capital contribution . . .          -           -             -
                                              =======     =======       =======



                                                 NINE MONTHS ENDED OCTOBER 31,

                                                          (UNAUDITED)
                                                     1995            1996
                                                --------------  --------------
     Cash flows from operating activities:
       Net income (loss) . . . . . . . . . .         $3,915         $(23,551)
                                                    -------         --------

       Adjustments to reconcile net income to
        net cash provided by operating
        activities:

         Amortization and depreciation . . .          1,886            2,539
         Loss on impairment of receivables .              -           18,442

         Deferred income earned  . . . . . .         (6,855)               -
      Adjustment for changes in assets and
        liabilities:
         Accrued interest income on notes
          receivable and receipt of notes
          receivable . . . . . . . . . . . .           (597)             118
         (Increase) decrease in notes and
          receivables  . . . . . . . . . . .         (9,353)           2,132

         Increase (decrease) in commissions
          payable  . . . . . . . . . . . . .           (387)             574
         Increase (decrease) in other
          liabilities  . . . . . . . . . . .            348              346
         Increase (decrease) in deferred              2,627             (778)
          income . . . . . . . . . . . . . .        -------          -------

                                                    (12,331)          23,373
                                                    -------          -------
           Net cash provided (used) by               (8,416)            (178)
          operating activities . . . . . . .        -------          -------
     Cash flows from investing activities:

       (Increase) decrease in investments  .           (260)             (36)
                                                    -------          -------
           Net cash provided (used) by                 (260)             (36)
            investing activities . . . . . .        -------          -------
     Cash flows used in financing activities:
      Decrease in loans payable  . . . . . .        (30,611)         (39,450)

      Increase in loans and accrued interest
       payable . . . . . . . . . . . . . . .         42,993           38,204
      (Increase) decrease in other assets  .         (2,727)          (6,723)
      Payments of notes payable  . . . . . .         (1,094)            (124)

      (Dividends) Contributions  . . . . . .         (1,352)            (794)
                                                   --------         --------
         Net cash provided (used) in                  7,209           (8,887)
          financing activities . . . . . . .       --------         --------
     Increase (decrease) in cash and cash
      equivalents  . . . . . . . . . . . . .         (1,467)          (9,101)

     Cash and cash equivalents, beginning of         10,950           17,961
      period . . . . . . . . . . . . . . . .       --------          -------
     Cash and cash equivalents, end of period
                                                     $9,483           $8,860
                                                   ========          =======
     Supplemental information:

       Interest paid . . . . . . . . . . . .        $11,193          $11,587
                                                    =======          =======
       Non cash capital contribution . . . .              -          $21,333
                                                    =======          =======


     See Notes to Consolidated Financial Statements.

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     YEARS ENDED JANUARY 31, 1994, 1995 AND 1996, THREE MONTHS ENDED OCTOBER 31, 1996 AND THE NINE MONTHS ENDED OCTOBER 31, 1996
     (Information pertaining to the period October 31, 1996 is unaudited)
     (In Thousands)
     ---------------------------------------------------------------------------

     1.   ORGANIZATION AND BASIS OF PRESENTATION

          Grand Court Lifestyles, Inc. (the "Company") was formed pursuant to the merger of various Sub-chapter S corporations which were wholly-owned by the Selling Stockholders and the transfer of certain assets by and assumption of certain liabilities of (i) a partnership that was wholly-owned by the Selling Stockholders and (ii) the Selling Stockholders individually. In exchange for the transfer of such stock, assets and liabilities, the Selling Stockholders received shares of the Company's common stock. These transactions are collectively called the "reorganization". All of the assets and liabilities were transferred at historical cost. The reorganization was effective as of April 1, 1996 and accordingly, accumulated deficit represents results of operations subsequent to that date. Prior to the reorganization, the various Sub-chapter S corporations and the partnership, which were wholly-owned by the Selling Stockholders, were historically reported on a combined basis. The Company, a fully integrated provider of adult living accommodations and services, acquires, finances, develops and manages adult living communities. As a result of the Company's financing activities, limited partnerships ("Investing Partnerships") are formed whereby the Company retains a 1% to 1.5% general partnership interest.

          LINE OF BUSINESS The Company's revenues have been and are expected to continue to be primarily derived from sales of partnership interests in partnerships it organizes to finance the acquisition of existing adult living communities. Investing Partnerships generally own a 98.5% to 99% interest in partnerships that own adult living communities ("Owning Partnerships"). The Company also arranges for the mortgage financing of the adult living communities and is involved in the development and management of adult living communities. Another source of income is interest income on notes receivable.

          The adult living communities and multi-family properties are located throughout the United States. The Company as of January 31, 1996 manages approximately 28 adult living communities.

          UNAUDITED INTERIM FINANCIAL STATEMENTS The Consolidated Financial Statements as of October 31, 1996 and for the three and nine months ended October 31, 1995 and 1996 includes, in the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for these periods. The results for interim period ended October 31, 1996 are not necessarily indicative of the results that maybe expected for the entire year.

     2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          CASH  AND  CASH  EQUIVALENTS   The  Company  considers  cash and  cash
          equivalents to include cash on hand, demand deposits and highly liquid investments with maturities of three months or less.


          REVENUE RECOGNITION Revenue from sales of interests in partnerships, is recognized under the full accrual method of accounting when the profit on the transaction is determinable, that is, the collectibility of the sales price is reasonably assured and the earnings process is virtually complete. The profit recognized has been reduced by the maximum reasonably possible exposure to loss. Revenue from sales of interests in partnerships includes any syndication fees earned by the Company. The Company determines the collectibility of the sales price by evidence supporting the buyers' substantial initial and continuing investment in the adult living communities as well as other factors such as age, location and cash flow of the underlying property.

          The Company has deferred income on sales to Investing Partnerships of interests in Owning Partnerships. The Company has arranged for the private placement of limited partnership interests in Investing Partnerships. Offerings of interests in Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living properties ("Adult Living Owning Partnerships") provide that the limited partners will receive guaranteed distributions during each of the first five years of their investment equal to between 11% to 12% of their then paid-in capital contributions. Pursuant to management contracts with the Adult Living Owning Partnerships, for such five-year period, the Company is required to pay to the Adult Living Owning Partnerships, amounts sufficient to fund (i) any operating cash deficiencies and (ii) any part of such guaranteed return not paid from cash flow from the related property (which the Adult Living Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners). The amount of deferred income for each property is calculated at the beginning of each fiscal year in a multi-step process. First, based on the property's cash flow in the previous fiscal year, the probable cash flow for the property for the current fiscal year is determined and that amount is initially assumed to be constant for each remaining year of the guaranty period (the "Initial Cash Flow"). The Initial Cash Flow is then compared to the guaranteed return obligation for the property for each remaining year of the
          guaranty  period.   If the  Initial Cash

          Flow exceeds the guaranteed return obligation for any fiscal year, the excess Initial Cash Flow is added to the assumed Initial Cash Flow for the following fiscal year and this adjusted Initial Cash Flow is then compared to the guaranteed return obligation for said following fiscal year. If the Initial Cash Flow is less than the guaranteed return obligation for any fiscal year, a deferred income liability is created in an amount equal to such shortfall and no adjustment is made to the Initial Cash Flow for the following
          year.   Such deferred income  liability represents  the  maximum
          reasonably possible exposure  to loss as discussed above.   As
          this process is performed for each property every year, changes in a property's actual cash flow will result in changes to the assumed Initial Cash Flow utilized in this process and will result in increases or decreases to the deferred income liability for the property. Any deferred income liability created in the year the interest in the Owning Partnership is sold reduces revenues relating to the sale. The payment of the guaranteed obligations, however, will generally not result in the recognition of expense unless the property's actual cash flow for the year is less than the Initial Cash Flow for the year, as adjusted, and as a result thereof, the amount paid by the Company in respect of the guaranteed return obligations is greater than the amount assumed in establishing the deferred income liability (the amount of any such excess being recognized as property management expense). If, however, the property's actual cash flow is greater than the Initial Cash Flow for the year, as adjusted, the Company's earnings will be enhanced by the recognition of deferred income earned and, to the extent cash flow exceeds guaranteed returns, management fees.

          The Company accounts for the sales of controlling interests in Owning Partnerships which own multi-family properties ("Multi-Family Owning Partnerships") under the installment method. Under the installment method the gross profit is determined at the time of sale. The revenue recorded in any given year would equal the cash collections multiplied by the gross profit percentage. The Company has deferred all future income to be recognized on these transactions. Losses on these projects are recognized immediately upon sale.

          ALLOWANCE ON NOTES RECEIVABLE In the event that the facts and circumstances indicate that the collectibility of a note may be impaired, an evaluation of recoverability is performed. If an evaluation is performed, the Company compares the recorded value of the note to the value of the underlying property less any encumbrances to determine if a write-down is required for impairment. Interest income on multi-family notes is recognized on the cash basis.

          ACCOUNTING ESTIMATES The preparation of financial statements in accordance with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

          PRINCIPLES OF CONSOLIDATION The consolidated financial statements include those of the Company and its subsidiaries. The effects of all significant intercompany transactions have been eliminated.

          DEFERRED FINANCING AND DEBT EXPENSE Costs incurred in connection with obtaining long-term financing have been capitalized and are amortized over the term of the financing.

          DEFERRED PROJECT COSTS Costs incurred in connection with the construction and development of adult living communities the Company intends to build. Such costs include the capitalization of interest during the construction period.

          INVESTMENTS The Company accounts for its interest in limited partnerships under the equity method of accounting. The Company uses this method because as the general partner it can exercise significant influence over the operating and financial policies of such
          partnerships.   Under  this method  the Company  records its  share of
          income and loss of the entity as well as any distributions or contributions as an increase or decrease to the investment account. The carrying amount of the investments in limited partnerships differs from the Company's underlying equity interest based upon its stated ownership percentages. Such differences are attributable to the disproportionate amount of money and notes invested in the entities by the Company for its equity interest as compared to the other investors. This difference is being amortized over the estimated life of the underlying partnership.

          PROPERTY MANAGEMENT FEES Property management fees earned for services provided to related parties are recognized as revenue when related services have been performed.

          PRO FORMA INCOME TAXES Income tax provisions at a combined Federal and state tax rate of 40% have been provided on a pro forma basis. The various Sub-chapter S corporations which were either merged into or acquired by the Company and the partnership which transferred assets to the Company were not required to pay taxes because any taxes were the responsibility of the Seller Stockholders who were the sole shareholders and partners of those entities.

     3.   FAIR VALUE OF FINANCIAL INSTRUMENTS

          In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments." The Company is unable to determine the fair value of its notes and receivables as such instruments do not have a ready market. Other financial instruments are believed to be stated at approximately their fair value.

     4.   NOTES AND RECEIVABLES

          Notes and other receivables are from related parties and consist of the following:
                                               JANUARY 31,         OCTOBER 31,
                                               ------------        ----------

                                            1995         1996         1996
                                            -----        -----       ------
      Notes receivable - multi-family
       (a)(f)                            $178,706     $174,025     $174,154

      Notes and accrued interest
       receivable - adult living (b)  .         -        3,228        4,222

      Other partnership receivables
       (c)(f) . . . . . . . . . . . . .    46,984       52,295       52,634

      Mortgages (d) . . . . . . . . . .     7,324        7,188            -
                                                -            -        3,476
      Accrued interest receivable . . .   -------       ------       ------
                                          233,014      236,736      234,486

      Less allowance for uncollectible     13,000       13,000       10,109
      receivables (e) . . . . . . . . .  --------     --------     --------
                                         $220,014     $223,736     $224,377
                                         ========    =========    =========

          At January 31, 1995 and 1996 and October 31, 1996 the carrying value of impaired notes receivable, net of deferred income, were approximately $48,900, $48,900 and $33,800, respectively. Interest income on impaired notes is recognized on the cash basis. Such income recognized was $2,329, $2,272 and $1,688 for the years ended January 31, 1995 and 1996 and the nine months ended October 31, 1996, respectively.

          (a) The Company has notes receivable from the Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own multi-family properties. The notes have maturity dates ranging from ten to fifteen years from the date of the acquisition of the respective partnership interests. Fifty-one of the 169 notes (approximately $29,600) have reached their final maturity dates and these final maturity dates have been extended by the Company. It is the Company's intention to collect the principal and interest payments on the aforementioned notes from the cash flows distributed by the related multi-family properties and the proceeds in the event of a sale or refinancing. The Company expects that it may need to extend maturities of other multi-family notes. Interest income on these notes amounted to $7,621, $6,764 and $5,586 for the years ended January 31, 1995 and 1996 and the nine months ended October 31, 1996, respectively.

          (b) The Company has notes receivable from the Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own adult living communities. Such notes generally have interest rates ranging from 11% to 13.875% and are due in installments over five years from the date of acquisition of the respective partnership interests. The notes represent senior indebtedness of the related Investing Partnerships, and are collateralized by the respective interests in the Owning Partnerships. Principal and interest payments on each note are also collateralized by the investor notes payable to the Investing Partnerships to which the investors are admitted. Limited Partners are allowed to prepay their capital contributions. These prepayments of capital contributions do not result in the prepayment of the related purchase notes held by the Company. Instead, such amounts are loaned to the Company at a rate of between 11% and 12% by the Investing Partnerships. As a result of such loans and the crediting provisions of the related purchase agreements, the Company records the notes receivable corresponding to the purchase notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's note receivables.

          (c)  Other    partnership    receivables    substantially    represent
               reimbursable expenses and advances made to the multi-family partnerships. These amounts do not bear interest and have no specific repayment date. It is the Company's intention to collect these notes from the cash flows distributed by the related multi-family properties and the proceeds in the event of a sale or refinancing.

          (d) The mortgages bear interest at rates ranging from 8% to 9%. The mortgages are generally collateralized by a mortgage lien on the related adult living communities. As of October 31, 1996 all mortgage receivables were paid in full.

          (e)  Allowance of Uncollectible Receivables:

                          Balance at    Charged to    Deductions   Balance at
                           Beginning     Costs and   to Allowance    End of
                           of Period     Expenses    ------------    Period
                           ---------   -----------                 ----------
      YEAR ENDED
      JANUARY 31, 1995
      Reserve on Notes
      Receivable          $13,000,000       -             -        $13,000,000

      YEAR ENDED
      JANUARY 31, 1996
      Reserve on Notes
      Receivable          $13,000,000       -             -        $13,000,000
      NINE MONTHS ENDED

      OCTOBER 31, 1996
      (UNAUDITED)
      Reserve on Notes
       Receivable         13,000,000    18,442,000   $21,333,000   $10,109,000


               The Company has recorded a loss of $18.4 million to reflect the impairment of certain multi-family notes receivable. The multi-family notes receivable relating to the nine Owning Partnerships that filed petitions under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 Petitions") and the one Owning Partnership which is expected to lose its property pursuant to an uncontested foreclosure sale of its property (said ten Owning Partnerships are, collectively, the "Protected Partnerships") were first deemed impaired when the mortgages on their respective properties went into default, which defaults occurred between August 1989 and June 1994. Once in default, the holders of these mortgages assigned them to the United States Department of Housing and Urban Development ("HUD"). The Protected Partnerships then attempted to negotiate, and in some cases obtained, workout agreements with HUD. Although it could temporarily lower or suspend debt service payments during the term of a workout agreement, HUD, unlike a conventional lender, does not have the legal authority to restructure the defaulted mortgages it holds by permanently lowering interest rates or reducing the principal amount of such mortgages. HUD then sold the mortgages (subject to those workout agreements which were in place) at auctions in September 1995 and June 1996. Since the new mortgage holders did not have HUD's legal constraints as to the restructuring of mortgages they hold, the Protected Partnerships began negotiations with the new holders to restructure their mortgages or purchase them at a discount. The new mortgage holders would not negotiate in good faith with the Protected Partnerships and began to threaten and institute foreclosure proceedings. The Selling Stockholders and one of their affiliates transferred the interests they owned personally in various partnerships that own multi-family properties (the "Assigned Interests") to the Investing Partnerships that owned interests in the Protected Partnerships in July 1996. Seven of the Protected Partnerships filed Chapter 11 Petitions in August 1996, two of the Protected Partnerships filed Chapter 11 Petitions in February 1997, and one of the Protected Partnerships did not file a Chapter 11 Petition and allowed the holder of the mortgage to foreclose on its property due to the unlikelihood of confirming a plan of reorganization. The Company established appropriate reserves during these time periods to reflect the varying extent of impairment in view of the state of facts at such time. In that the Selling Stockholders transferred the Assigned Interests in July 1996, the one Protected Partnership that did not file a Chapter 11 Petition had decided in July 1996 not to resist foreclosure, and the nine Protected Partnerships that filed Chapter 11 Petitions filed said petitions in August 1996 (or by August 1996 expected to do so in the future), the Company reflected both the related $21.3 million capital contribution and the $18.4 million loss in the nine months ended October 31, 1996.


          (f) The Multi-Family properties were typically built or acquired with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms and/or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements including limiting rents on these properties to amounts approved by HUD. Various proposals are pending before Congress proposing reorganization of HUD and a restructuring of certain of its housing assistance programs. It is too early in the legislative process to predict which, if any, changes might be implemented. Further, there can be no assurance that changes in federal subsidies will not be more restrictive than those currently proposed or that other changes in policy will not occur. Any such changes could have an adverse effect on the Company's ability to collect its receivables from the partnerships owning multi-family properties.

     5.   OTHER ASSETS

          Other assets are comprised as follows:

                                              JANUARY 31,          OCTOBER 31,
                                             --------------        ----------
                                           1995          1996         1996
                                          ------        ------       ------


      Deferred loan costs (a) . . .        6,910         7,994        7,326

      Investment in Caton (b) . . .        1,854         1,854        1,782

      Unsold subscription units (c)            -           595          408

      Investment held for resale (d)       4,396             -            -

      Deferred registration costs              -           833        2,021
      (e) . . . . . . . . . . . . .

      Deferred project costs (f)  .            -             -        5,653

      Other assets  . . . . . . . .        1,921         3,975        2,245
                                          ------        ------       ------
                                          15,081        15,251       19,435
                                          ======        ======       ======

     (a) Financing costs of $2,410, $3,578 and $1,724 were capitalized during the years ended January 31, 1995, 1996 and the period ended October 31, 1996 respectively. These costs are being amortized using the straight-line method over periods ranging from one to ten years.

     (b) The Company has approximately a 50% equity interest in Caton Associates, a partnership which owns a mortgage loan collateralized by interests in a cooperative apartment building. The Company's equity interest in this partnership totaled $466 at January 31, 1995, 1996 and October 31, 1996. Additionally, the Company owns certain cooperative apartments in such building recorded at $1,388 at January 31, 1995, 1996 and $1,316 at October 31, 1996.

     (c) The Company has capitalized $595 and $408 of remaining costs associated with the financing of the acquisition of adult living communities by arranging for the sale of partnership interests, which were substantially sold at January 31, 1996 and October 31, 1996 respectively. Upon completion of these transactions such costs will be charged to cost of sales.

     (d) The Company capitalized as an investment held for resale costs associated with the financing of the acquisition of adult living communities. The costs associated with the financing accrued during the fiscal year ending January 31, 1996 at which time the investment was charged to cost of sales.

     (e) The Company has capitalized costs relating to the initial public offering. Upon the closing of the public offering, these costs will be charged against additional paid-in capital. However, in the event the public offering does not close these costs will be charged against operations.

     (f) The Company has capitalized costs which include interest associated with its construction and development of properties it intends to build. If a project is discontinued, any deferred project costs are expensed.

     6.   LOANS AND ACCRUED INTEREST PAYABLE

          Loans payable consists of the following:

                                           JANUARY 31,           OCTOBER  31,
                                      ----------------------     -------------
                                        1995          1996           1996
                                       -----          ----           ----
      Banks (including mortgages)     $39,261       $41,361         $33,008
      (a) (b) (c) . . . . . . . .

      Other, principally               88,094        98,733         105,840
      debentures (d)  . . . . . .     -------      --------        --------
                                     $127,355      $140,094        $138,848
                                     ========      ========        ========

     (a) The bank loans bear interest per annum at the banks' prime rate plus 1% to 3%. The bank loans generally have terms of at least one year, but in the event a particular bank elects not to renew or extend the credit, the entire unpaid balance is converted to a term loan which is payable in four to five years. Generally the bank loans are collateralized by the Company's entitlement to the assigned limited partner investor notes which serve as collateral for the respective purchase notes. The prime interest rate at January 31, 1996 and October 31, 1996 was 8.5% and 8.25% respectively.

     (b) In addition to the aforementioned bank loans, the Company had three additional loans from banks. Each of the loans were collateralized by an assignment of the first mortgage loans payable to the Company. Two of the loans bore interest at rates varying from 8% to 9% per annum and were scheduled to come due on various dates through 1996. In March 1996, the partnerships that own these properties refinanced two of these mortgages, which eliminated them as obligations of the Company. The third loan bore interest at the rate of 9.5% per annum and was scheduled to mature on March 31, 1997. The remaining loan has been paid in full as of October 31, 1996.

     (c) The Company's debt obligations contain various covenants and default provisions, including provisions relating to , in some obligations, certain Investing Partnerships, Owning Partnerships or affiliates of the Company. Certain obligations contain provisions requiring the Company to maintain a net worth of, in the most restrictive case, $30,000,000, except that, under the Capstone agreements the Company will be required to maintain a net worth in an amount no less than 75% of the net worth of the Company immediately after the closing of the public offering. Certain obligations of the Company contain covenants requiring the Company to maintain a debt for borrowed money to consolidated net worth ratio of, in the most restrictive case, no more than 5 to 1.

     (d) Debentures are collateralized by various purchase notes and investor notes related to multi-family property financing. All loans mature in 1996 through 2004 and bear interest rates of 11% to 15% per annum.

     Future annual maturities, excluding interest, over the next five years and thereafter, are as follows:

     Year Ending
     January 31
     -----------
     1997  . . . . . . . . . . . .                  $37,170
     1998  . . . . . . . . . . . .                   12,887
     1999  . . . . . . . . . . . .                   29,660
     2000  . . . . . . . . . . . .                   15,426
     2001  . . . . . . . . . . . .                   17,428
     Thereafter  . . . . . . . . .                   26,628
                                                    -------
                                                    139,199
     Accrued interest  . . . . . .                      895
                                                     ------
                                                   $140,094
                                                   ========

     7.   OTHER LIABILITIES

          a. Other liabilities include advances and certain expenses. These amounts do not bear interest and have no specific repayment date.

          b. Unearned income of $963 and $720 was recorded for the amount of unsubscribed partnership interests in adult living communities financed during the year ended January 31, 1996 and the period ended October 31, 1996, respectively. Upon full subscription these amounts will be recognized as income.

     8.   DEFERRED INCOME

          Deferred income is comprised of:
                                         JANUARY 31,         OCTOBER  31,
                                       --------------        ------------

                                      1995         1996          1996
                                      -----       -----          ----
      Multi-family  . . . . . . .   $69,280     $68,447         $67,689

      Adult living(a) . . . . . .    15,675      10,995          10,975
                                    -------     -------         -------

                                    $84,955     $79,442         $78,664
                                   ========    ========        ========

          a. The aggregate amount of guaranteed return obligations for each of the fiscal years 1996 through 2002 based on existing management contracts is $12.4 million, $14.8 million, $13.7 million, $15.1 million, $13.3 million, $7.4 million and $300,000, respectively. Such amounts of guaranteed return obligation are calculated based upon paid-in capital contributions of limited partners as of January 31, 1996 with respect to fiscal 1996 and remaining scheduled capital contributions (as adjusted to reflect the refinancings) with respect to fiscal years 1997 through 2002. Actual amounts of guaranteed return obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of guaranteed return obligations are calculated without regard to the cash flow the related properties will generate that can be used to meet such obligations.

     9.   INCOME TAXES

          The Company became a taxable entity as of April 1, 1996, therefore the current and prior year tax provision (benefit) is presented on a pro forma basis at an effective tax rate of approximately 40%. The Company has recorded a valuation allowance of $2,760, because it was uncertain that such deferred tax assets in excess of deferred tax liabilities would be realizable in future years.
          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income taxes purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

     Deferred tax assets:                             January 31,
                                                          1996
                                                      -----------
       Notes and receivables . . . .                    $8,920

       Accrued expenses and other                        1,257
     liabilities . . . . . . . . . .                   -------

       Total gross deferred tax                         10,177
     assets  . . . . . . . . . . . .

       Less valuation allowance  . .                     2,760
                                                       -------

     Deferred tax assets net of                          7,417
     valuation allowance . . . . . .                   -------
     Deferred tax liabilities:
       Deferred income . . . . . . .                     4,560

       Other assets  . . . . . . . .                     2,492

       Investment in partnerships  .                       365
                                                       -------
       Total gross deferred tax                          7,417
     liabilities . . . . . . . . . .                   -------

     Net deferred tax assets                            $    -
     (liabilities) . . . . . . . . .                   =======

     10.  COMMITMENTS AND CONTINGENCIES

          The Company rents office space under a lease expiring February 1997. Annual base rent under such lease is approximately $178. The Company entered into a ten year lease for additional office space, commencing September 1, 1991. The annual base rent is approximately $113 and will increase 5% each year for ten years.

          On February 16, 1995, an investor in certain securities issued by the Company and certain Investing Partnerships filed a lawsuit in a Wisconsin state court against the sales representative, the broker/dealer employing the sales representative (the "Broker"), neither of whom are affiliated with the Company and the Company alleging that the sales representative, as agent of the Broker, and the Broker, as agent of the Company, fraudulently induced the investor to purchase such securities. There are no allegations that the
         Company,  or  its officers,  directors  or employees,  engaged  in any
         improper  sales practices  or misrepresentations.   The  plaintiffs in
         Bond, et al. v. Henning, et al., which was removed to and is currently
         -------------------------------
         pending before the  United  States  District  Court  for  the  Eastern
          District of Wisconsin, are seeking (i) rescission of the sale of approximately $2.0 million of securities and (ii) unspecified damages. The Company filed a Motion to Dismiss which, on August
          21,  1996, the Magistrate Judge recommended that the  District Court
          deny.   A notice of  appeal and objections to  the Magistrate Judge's recommendation was filed by the Company in the District Court. The Company believes the lawsuit is without merit and is vigorously
          contesting  the  case.   It  is anticipated that the outcome  of the
          lawsuit will not  have a material effect on the Financial Statements.

     11.  RELATED PARTY TRANSACTIONS

          The Company has transactions with related parties that are unconsolidated affiliates of the Company. The Company provides management, accounting and bookkeeping services to such affiliates. The Company receives a monthly fee in return for such management services rendered on behalf of its affiliates for each of their adult living communities. Aggregate fees for such services for the years ended January 31, 1994, 1995 and 1996 and the nine month period ended October 31, 1996 totaled $4,105, $4,636 and $4,735 and $2,670, respectively. Also included in property management fees is the Company's share of equity income from partnerships of $206, $276 and $356 and $250 for the years ended January 31, 1994, 1995 and 1996, and the nine month period ended October 31, 1996.

          In  addition,   the  Company  has  amounts   due  from  unconsolidated
          affiliates of $413, $248 and $348 as of January 31, 1995 and 1996 and October 31, 1996, respectively.

          The Company has included in Cost of Sales amounts necessary to fund operating cash deficiencies of Owning Partnerships pursuant to management contracts for the years ending January 31, 1994, 1995 and 1996 and the nine month period ending October 31, 1996 of $553, $731, $1,600 and $1,600, respectively.

          The Chairman of the Board and President of the Company and entities controlled by them serve as general partners of partnerships directly and indirectly owning multi-family properties and on account of such general partner status have personal liability for recourse partnership obligations and own small equity ownership interests in the partnerships. The Company held note receivables, aggregating $106,464, net of deferred income, at October 31, 1996 that were collateralized by the equity interests in such partnerships. These individuals have provided personal guarantees in certain circumstances to obtain mortgage financing for certain adult living properties operated by the Company and for certain of the Company's Investor Note Debt, and the obligations thereunder may continue. In addition, such officers and certain employees will devote a portion of their time to overseeing the third-party managers of multi-family properties and one adult living community in which such officers have financial interests but the Company does not. These activities, ownership interests and general partner interests create actual or potential conflicts of interest on the part of these officers.

          As of October 31, 1996, the Company was the managing general partner for 28 of the 29 Owning Partnerships which owned the 29 adult living communities, one nursing home and one residential apartment complex which the Company operates. The Company also is the general partner for 23 of the 34 Investing Partnerships that own 98.5% to 99% partnership interests in these Owning Partnerships. In addition, the Company was the managing agent for all of the Company's 29 adult living communities, one nursing home and one residential apartment complex. The Company has financed the acquisition of adult living communities and other properties through the sales of limited partnership interests in the Investing Partnerships. By serving in all of these capacities, the Company may have conflicts of interest in that it has both a duty to act in the best interests of partners of various partnerships, including the limited partners of the Investing Partnerships, and the desire to maximize earnings for the Company's stockholders in the operation of such adult living communities, nursing home and residential apartment complex.

     12.  SUBSEQUENT EVENTS

          a.   Refinancings

          In February and March of 1996, the Company arranged for the refinancing of a number of its adult living communities (some of which received mortgage financing for the first time as they were previously acquired without mortgage financing). Substantially all of the refinancing proceeds from the mortgages over and above the transaction costs and the existing mortgage, if any, were distributed to the investors as a return of capital based upon the investor's ownership percentage in the respective limited partnership. The resultant return of capital to the investors was approximately $43,717. As the Company has guaranteed the investors a return based on their capital contribution the return of a portion of the investors capital contributions has reduced the Company's obligation under the guarantee. This reduction, however, is offset and exceeded by the decrease in available cash flow in the current year to fund the guarantee, and therefore, increased the amount required to be paid by the Company with respect to such guarantee return obligation.
          Accordingly, the deferred income which reflects the Company's guaranteed obligation has been increased at January 31, 1996 as the negotiations for the mortgage commitments started as early as the fourth quarter of Fiscal 1995 and were substantially agreed to by January 31, 1996.

          As a result of this refinancing the Company reflected a reduction in assets of $6,000, a reduction in debt of $8,900 and additional interest income of $2,900 during the nine month period ended October 31, 1996.

          b.   Development Agreement

          The Company has entered into an agreement, dated September 18, 1996, with Capstone Capital Corporation ("Capstone") to provide up to $39,000 for the development of up to four new adult living communities that will be operated by the Company pursuant to long-term leases with Capstone. The Company also closed two construction mortgage financing loans with Bank United for up to $7.0 million and up to $7.3 million to construct adult living communities in Corpus Christi, Texas and Temple, Texas, respectively.

          c.   Capitalization

          The Board of Directors and the stockholders will approve, to be effective on the date of this Prospectus of the Company's Common Stock, (i) the filing of a Restated Certificate of Incorporation that would provide for, among other things, the authorization of 40,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock and an approximate 1,626.19-for-1 stock split of the issued and outstanding Common Stock and (ii) a Stock Option Plan reserving for issuance up to 2,500,000 shares of Common Stock pursuant to stock
          options  and other stock awards.   The following sets  forth the
          pro forma  effect of the stock split.



                                             JANUARY 31              OCTOBER 31
                                         1995           1996         ---------
                                       ---------------------            1996
                                                                        ----
      Preferred Stock, $.0001                  -            -            -
      par value; 15,000,000
      shares authorized; none
      issued and outstanding

      Common Stock, $.01 par                 150          150          150
      value; authorized,
      40,000,000 shares;
      issued and outstanding,
      15,000,000 shares

      Paid-in capital                     30,056       34,167       53,853

      Accumulated deficit                      -            -      (22,698)

     13.  RESTATEMENT OF FINANCIAL STATEMENTS

               Subsequent to the issuance of the Company's fiscal 1995 consolidated financial statements, the Company discovered that a mathematical error had occurred in the calculation of the Company's initial investment in partnerships. As a result, the Company's consolidated financial statements have been restated from the amounts previously reported to reflect the correction of this error. Such restatement had the following effects for the period shown.


                                                        January 31
                                           -----------------------------------
                                 Prior
                                to 1994       1994         1995         1996
                                --------      -----       -----        -----

      (Increase) Decrease
      Cost of Sales              (686)        (328)       (265)        (294)

      Increase (Decrease)
      Equity Income
      in Partnership              216         (19)         120           69

      Net effect on income
      (loss) before
      provision (benefit)
      for income taxes           (470)        (347)       (145)        (225)

     =======================================
          UNTIL      , 1997  (25 DAYS AFTER
     THE COMMENCEMENT OF THIS  OFFERING),
     ALL DEALERS EFFECTING TRANSACTIONS IN
     THE REGISTERED SECURITIES, WHETHER OR
     NOT PARTICIPATING IN  THIS DISTRIBUTION,
     MAY BE REQUIRED TO  DELIVER A PROSPECTUS.
     THIS IS IN  ADDITION TO THE OBLIGATION
     OF DEALERS TO  DELIVER A PROSPECTUS WHEN
     ACTING  AS UNDERWRITERS  AND WITH RESPECT
     TO THEIR  UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

              -----------------------

               TABLE OF CONTENTS


     Prospectus Summary  . . . . . . . . .   1
     Risk Factors  . . . . . . . . . . . .  10
     Use of Proceeds . . . . . . . . . . .  22
     Dividend Policy . . . . . . . . . . .  23
     Capitalization  . . . . . . . . . . .  24
     Dilution  . . . . . . . . . . . . . .  25
     Selected Consolidated
        Financial Data  . .  . . . . . . .  26
     Management's Discussion and
        Analysis of Financial Condition
        and Results of Operations  . . . .  28
     Business  . . . . . . . . . . . . . .  44
     Management  . . . . . . . . . . . . .  59
     Certain Transactions  . . . . . . . .  63
     Principal and Selling Stockholders. .  65
     Description of Capital Stock  . . . .  66
     Shares Eligible for Future Sale . . .  71
     Certain Federal Income Tax
         Considerations . . .. . . . . . .  72
     Underwriting  . . . . . . . . . . . .  75
     Legal Matters . . . . . . . . . . . .  78
     Experts . . . . . . . . . . . . . . .  78
     Available Information . . . . . . . .  78
     Index to Consolidated Financial
         Statements  . . . . . . . . . .   F-1

             ------------------------

          NO DEALER, SALESPERSON OR OTHER PERSON
      HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION
      OR TO MAKE ANY  REPRESENTATIONS OTHER THAN
      THOSE CONTAINED IN THIS  PROSPECTUS, AND, IF
      GIVEN OR MADE, SUCH INFORMATION AND REPRESENTA-TIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE SELLING
      STOCKHOLDERS.   THIS PROSPECTUS DOES NOT  CONSTITUTE
      AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO
      BUY THE SHARES BY  ANYONE IN ANY JURISDICTION IN
      WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS, OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

      ====================================================




     =======================================================

                           GRAND COURT
                        LIFESTYLES, INC.



                     1,500,000 SHARES OF
                     % SENIOR CONVERTIBLE
                  REDEEMABLE PREFERRED STOCK
                             AND
                      1,500,000 SHARES
                             OF
                        COMMON STOCK


                       ---------------
                          PROSPECTUS
                       ---------------


                      NATIONAL SECURITIES
                         CORPORATION



                        MARCH   , 1997


     ================================================

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 13.  Other Expenses of Offering

               The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the Securities being registered. All expenses will be borne by the Company, except that the Selling Stockholders will pay a 10% pro rata share of the non-accountable expense allowance.


                                             AMOUNT
                                        -----------------
      Securities and Exchange
      Commission                             $32,374.71
        registration fee  . . . .

      NASDAQ National Market                     50,000
      listing fee . . . . . . . .

      Accounting fees and expenses
                                              1,300,000*

      Legal fees and expenses . .               500,000*

      Printing and engraving                    100,000*
      expenses  . . . . . . . . .

      Non-accountable expense                   645,000*
      allowance . . . . . . . . .

      Finders fees  . . . . . . .               250,000

      Blue Sky fees and expenses                 21,000*

      Transfer agent and registrar
       fees and expenses . . . .                  3,000*

      Miscellaneous . . . . . . .             13,625.29*
                                              ---------
            Total . . . . . . . .            $2,915,000
                                             ==========

     -------------------
     * estimated

     Item 14.  Indemnification of Directors and Officers

          Article IX of the Company's Restated Certificate of Incorporation will provide that:

               "The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the Corporation to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, in accordance with and to the full extent permitted by statute. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under this Restated Certificate of Incorporation or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

          Article X of the Company's By-Laws provide that:

               "Any person made or threatened to be made a party  to or involved in any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter, "proceeding") by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, loss and liability (including, without limitation, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees), actually and necessarily incurred or suffered by him in connection with the defense of or as a result of such proceeding, or in connection with any appeal therein. The Corporation shall have the power to purchase and maintain insurance for the indemnification of such directors, officers and employees to the full extent permitted under the laws of the State of Delaware from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights of indemnification to which such director, officer or employee may be entitled.

               The right to indemnification conferred in this By-Law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law
                         --------  -------
     of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which services were or are rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this By-Law or otherwise."

          Statutory

               Generally, Section 145 of the General Corporation Law of the State of Delaware authorizes Delaware corporations, under certain circumstances, to indemnify their officers and directors against all expenses and liabilities (including attorneys' fees) incurred by them as a result of any suit brought against them in their capacity as a director or an officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may also be indemnified against expenses incurred in connection with a suit by or in the right of the corporation if such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.


     Item 15.  Recent Sales of Unregistered Securities

                    Since January 31, 1993, the Company issued Debentures in six series, bonds in two series and notes in two series, with interest rates ranging from 11% to 13.125%, and maturity dates from 1996 to 2004 in an aggregate principal amount of $61,192,277. Each series was issued in reliance on exemptions from the registration requirements under the Securities Act of 1933, as amended (the "1933 Act") under Sections 3(b) and 4(2) of such act and Regulation D promulgated thereunder to accredited investors and up to 35 non-accredited investors. In connection with such issuances, the Company paid commissions to qualified broker dealers of between 10% and 15%.

               In connection with offerings of limited partnership interests in limited partnerships organized to invest in adult living communities and for which the Company has acted as general partner, the terms of the partnership offerings provide that limited partners will receive distributions during each of the first five years equal to between 11% and 12% of their paid-in capital. Pursuant to the management contracts with the partnerships which own such communities, the Company is required to pay such Owning Partnerships, and the Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners, amounts sufficient to fund any part of such return not paid from cash flow from the related property. Since January 31, 1993, there were 21 such limited partnership offerings for an aggregate of $208,900,000. Each such offering was issued in reliance on exemptions from the registration requirements under the 1933 Act under Sections 3(b) and 4(2) of such act and Regulation D promulgated thereunder to accredited investors and up to 35 non-accredited investors. In connection with such issuances, the Company paid commissions to qualified brokers and dealers of between 10% and 15%.

               Two limited partnerships for which the Company is general partner have issued limited partnership interests for, in the aggregate, $9,250,000, the net proceeds of which have been used to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three new adult living communities. Each such offering was issued in reliance on exemptions from the registration requirements under the 1933 Act under Sections 3(b) and 4(2) of such act and Regulation D promulgated thereunder to accredited investors and up to 35 non-accredited investors. In connection with such issuances, the Company paid commissions to qualified brokers and dealers of between 10% and 15%.


               In connection with the reorganization of the Company's businesses, the Company issued 15,000,000 shares of Common Stock to Messrs. Luciani and Rodin in exchange for assets having an aggregate value of $33,273,000. This offering was issued in reliance on exemptions from the registration requirements under the 1933 Act under Sections 3(b) and 4(2) of such act.


               In connection with the Offering contemplated by this Registration Statement, as additional compensation to National Securities Corporation as Representative of the several Underwriters, the Company intends to issue warrants to the Representative to purchase from the Company up to 150,000 shares of Common Stock and 150,000 shares of Convertible Preferred Stock ("Representative's Warrants") at a price equal to 165% of the per share price to the public of the common Stock and the Convertible Preferred Stock, respectively, exercisable over a period of four years commencing one year after the effective date of this Registration Statement. These warrants will be issued in reliance on exemptions from the registration requirements under the 1933 Act under Section 4(2) of such act.


     Item 16.  Exhibits and Financial Statement Schedules

                    (a)  Exhibits

               1.1       -    Form of Underwriting Agreement.
               1.2       -    Form of Registration Rights/Warrant Agreement
               1.3       -    Form of Agreement Among Underwriters
               1.4       -    Form of Selected Dealer Agreement
               *2.1      -    Consolidation Agreement dated as  of April 1, 1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.
               *2.1(a)   -    First  Amendment  dated as  of  April  1, 1996  to
                              Consolidation Agreement dated as of  April 1, 1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.
               *2.1(b)   -    Second  Amendment dated  as  of April  1, 1996  to
                              Consolidation Agreement dated as of April 1,  1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.
               *2.1(c)   -    Third  Amendment  dated as  of  April  1, 1996  to
                              Consolidation Agreement  dated as of April 1, 1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.
               *2.1(d)   -    Fourth  Amendment dated  as  of April  1, 1996  to
                              Consolidation Agreement  dated as of April 1, 1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.
               2.1(e)    -    Fifth  Amendment  dated as  of  April  1, 1996  to
                              Consolidation Agreement dated as  of April 1, 1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.

               *2.2(a)   -    Merger Agreement dated as of April 1, 1996 between
                              Leisure Centers, Inc. and the Company.
               *2.2(b)   -    Merger Agreement dated as of April 1, 1996 between
                              Leisure Centers Development, Inc. and the Company.
               *2.2(c)   -    Merger Agreement dated as of April 1, 1996 between
                              J&B Management Corp. and the Company.
               *2.2(d)   -    Merger Agreement dated as of April 1, 1996 between
                              Wilmart Development Corp. and the Company.
               *2.2(e)   -    Merger Agreement dated as of April 1, 1996 between
                              Sulgrave Realty Corporation and the Company.
               *2.2(f)   -    Merger Agreement dated as of April 1, 1996 between
                              Riv Development Inc. and the Company.
               3.1       -    Form  of Restated Certificate  of Incorporation of
                              the Company.
               *3.2      -    By-Laws of the Company.
               4.1       -    Form  of  certificate of  designation, preferences
                              and rights of Convertible Preferred Stock.
               5(a)
               and 8     -    Opinion of Reid & Priest LLP.
               10.1      -    1996 Stock Option and Performance Award Plan.
               10.2(a)   -    Loan Agreements dated as  of November 25, 1996, by
                              and between  Leisure Centers LLC-1 and Bank United
                              relating to financing of the Corpus Christi, Texas
                              property.
               *10.2(b)  -    Guaranty Agreement, dated as of November 25, 1996,
                              between the  Company and  Bank United  relating to
                              financing of the Corpus Christi, Texas property.
               10.2(c)   -    Loan Agreement,  dated as of January  29, 1997, by
                              and between  Leisure Centers LLC-1 and Bank United
                              relating  to   financing  of  the   Temple,  Texas
                              property.
               *10.2(d)  -    Guaranty Agreement, dated as of January 29,  1997,
                              between the  Company and  Bank United  relating to
                              the financing of the Temple, Texas property.
               *10.3     -    Master Development Agreement  dated September  18,
                              1996 between Capstone Capital Corp. and
                                        the Company.
               *10.4(a)  -    Form of 12% Debenture due June 16, 2000 Series 1.
               *10.4(b)  -    Form of 12% Debenture due April 15, 1999 Series 2.
               *10.4(c)  -    Form of 11% Debenture due December 31, 1996
                              Series 3.
               *10.4(d)  -    Form of 11.5% Debenture  due April 15, 2000
                              Series 4.
               *10.4(e)  -    Form of 12% Debenture  due January 15, 2003
                              Series 5.
               *10.4(f)  -    Form of 12% Debenture due April 15, 2003 Series 6.
               *10.4(g)  -    Form of 11% Debenture  due January 15, 2002
                              Series 7.
               *10.4(h)  -    Form of 11% Debenture  due January 15, 2002
                              Series 8.
               *10.4(i)  -    Form  of  12%  Debenture  due  September 15,
                              2001 Series 9.
               *10.4(j)  -    Form of 12% Debenture  due January 15, 2004
                              Series 10.
               *10.5(a)  -    Bank  Agreement dated August  14, 1990 between The
                              Bank of  New York and the Company  with respect to
                              12% Debentures, Series 1.
               *10.5(b)  -    First  Amendment dated  as of  August 21,  1992 to
                              Bank Agreement dated  August 14, 1990  between The
                              Bank  of New York and the  Company with respect to
                              12% Debentures, Series 1.
               *10.5(c)  -    Bank Agreement dated October 11, 1991  between The
                              Bank of New  York and the Company  with respect to
                              12% Debentures, Series 2.
               *10.5(d)  -    Bank Agreement dated October  17, 1991 between The
                              Bank of New York  and the Company with respect  to
                              11% Debentures, Series 3.
               *10.5(e)  -    Bank  Agreement dated  April 1,  1992  between The
                              Bank  of New York and the  Company with respect to
                              11.5% Debentures, Series 4.
               *10.5(f)  -    Bank Agreement dated October 30, 1992 between  The
                              Bank of New  York and the Company  with respect to
                              12% Debentures, Series 5.
               *10.5(g)  -    Bank Agreement dated May 24, 1993 between The Bank
                              of New  York and the  Company with respect  to 12%
                              Debentures, Series 6.
               *10.5(h)  -    Bank Agreement dated October  27, 1993 between The
                              Bank  of New York and the  Company with respect to
                              11% Debentures, Series 7.
               *10.5(i)  -    First  Amendment dated  November 29, 1993  to Bank
                              Agreement dated October 27, 1993 between The Bank of New York and the Company with respect to 11%
                              Debentures,Series 7.

               *10.5(j)  -    Bank Agreement dated November 29, 1993 between The
                              Bank of New  York and the Company  with respect to
                              11% Debentures, Series 8.
               *10.5(k)  -    Bank  Agreement dated  September 12,  1994 between
                              The  Bank of New York and the Company with respect
                              to 12% Debentures, Series 9.
               *10.5(l)  -    Bank Agreement  dated  July 12,  1995 between  The
                              Bank of New York and  the Company with respect  to
                              12% Debentures, Series 10.
               *10.6(a)  -    Form of Short-term Step-up Bond due March 15, 2001
                              Series 1.
               *10.6(b)  -    Form of 12.375% Bond due April 15, 2003 Series 2.
               *10.7(a)  -    Bank Agreement  between The  Bank of New  York and
                              the Company  with  respect to  Short-term  Step-up
                              Bonds Series 1.
               *10.7(b)  -    Bank Agreement  between The  Bank of New  York and
                              the Company with respect  to 12.375% Bonds -Series
                              2.
               *10.8     -    Revolving Credit Agreement dated as of May 7, 1985
                              between Sterling National Bank & Trust Company and
                              the Company.
               *10.9     -    Assumption  Agreement dated  as  of September  10,
                              1996  among Sterling  National  Bank &  Trust, the
                              Company, Bernard M. Rodin and John Luciani.
               *10.9(a)  -    First Amendment  to Assumption Agreement  dated as
                              of September 10, 1996 among Sterling National Bank
                              & Trust,  the Company,  Bernard M. Rodin  and John
                              Luciani.
               *10.10(a) -    Form  of 13.125%  Retirement Financing  Notes III,
                              due October 31, 2001.
               *10.10(b) -    Form of 13.125% Retirement Financing Notes IV, due
                              March 31, 2002.
               *10.11(a) -    Bank  Agreement  dated  as  of  September  6, 1996
                              between the Bank of New  York and the Company with
                              respect to 13.125% Retirement Financing Notes III.
               *10.11(b) -    Bank  Agreement  dated  as  of  October  22,  1996
                              between  the Bank of New York and the Company with
                              respect to 13.125% Retirement Financing Notes IV.
               *12       -    Computation of Ratio of  Earnings to Fixed Charges
                              and Preferred Dividends of the Company.
               *21       -    List of Subsidiaries of the Company.
               23.1      -    Consent   of  Reid &   Priest  LLP   (included  in
                              Exhibit 5(a) and 8 hereto).
               23.2      -    Consent of DELOITTE & TOUCHE LLP.
               *24       -    Power of Attorney.
               27.1      -    Amended Financial  Data  Schedule for  the  period
                              ended October 31, 1996.
               27.2      -    Amended  Financial Data  Schedule  for the  period
                              ended January 31, 1996.

     _______________
     *    Previously filed.
     **   To be filed by amendment.

     Item 17.  Undertakings

          The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in  the  prospectus any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the estimated maximum offering may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) The undersigned registrant hereby undertakes to provide to the Representative, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.

               (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Fort Lee, the State of New Jersey, on March 10, 1997.


                                             GRAND COURT LIFESTYLES, Inc.


                                             By:  /s/ Paul Jawin
                                                 ----------------------------
                                                 Chief Financial Officer

               Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:


               Signature                       Title                 Date
           ------------------              --------------        ------------

      /s/ John Luciani *                 Chairman of the        March 10, 1997
      ------------------                 Board
              John Luciani               of Directors and
                                         Chief Executive
                                         Officer (Principal
                                         Executive
                                         Officer)

      /s/ Bernard M.Rodin *              President and          March 10, 1997
      ------------------                 Chief Operating
           Bernard M. Rodin              Officer and
                                         Director
                                         (Principal
                                         Executive Officer)

      /s/ John W. Luciani, III *         Executive Vice         March 10, 1997
      --------------------------         President and
          John W. Luciani, III           Director

      /s/ Paul Jawin                     Chief Financial        March 10, 1997
      -----------------------            Officer (Principal
               Paul Jawin                Financial Officer
                                         and Principal
                                         Accounting
                                         Officer)

      /s/ Walter Feldesman *             Director               March 10, 1997
      ------------------------
            Walter Feldesman

      /s/ Leslie E. Goodman *            Director               March 10, 1997
      -------------------------
           Leslie E. Goodman

      By: */s/ Paul Jawin
      --------------------------
       Paul Jawin,
      Attorney-in-Fact

					EXHIBIT INDEX
					--------------

	       EXHIBIT
	       NUMBER		DESCRIPTION
	       -------		--------------------------------------
               1.1       -    Form of Underwriting Agreement.
               1.2       -    Form of Registration Rights/Warrant Agreement
               1.3       -    Form of Agreement Among Underwriters
               1.4       -    Form of Selected Dealer Agreement
               *2.1      -    Consolidation Agreement dated as  of April 1, 1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.
               *2.1(a)   -    First  Amendment  dated as  of  April  1, 1996  to
                              Consolidation Agreement dated as of  April 1, 1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.
               *2.1(b)   -    Second  Amendment dated  as  of April  1, 1996  to
                              Consolidation Agreement dated as of April 1,  1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.
               *2.1(c)   -    Third  Amendment  dated as  of  April  1, 1996  to
                              Consolidation Agreement  dated as of April 1, 1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.
               *2.1(d)   -    Fourth  Amendment dated  as  of April  1, 1996  to
                              Consolidation Agreement  dated as of April 1, 1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.
               2.1(e)    -    Fifth  Amendment  dated as  of  April  1, 1996  to
                              Consolidation Agreement dated as  of April 1, 1996
                              among   John  Luciani,   Bernard  M.   Rodin,  J&B
                              Management Company and the Company.
               *2.2(a)   -    Merger Agreement dated as of April 1, 1996 between
                              Leisure Centers, Inc. and the Company.
               *2.2(b)   -    Merger Agreement dated as of April 1, 1996 between
                              Leisure Centers Development, Inc. and the Company.
               *2.2(c)   -    Merger Agreement dated as of April 1, 1996 between
                              J&B Management Corp. and the Company.
               *2.2(d)   -    Merger Agreement dated as of April 1, 1996 between
                              Wilmart Development Corp. and the Company.
               *2.2(e)   -    Merger Agreement dated as of April 1, 1996 between
                              Sulgrave Realty Corporation and the Company.
               *2.2(f)   -    Merger Agreement dated as of April 1, 1996 between
                              Riv Development Inc. and the Company.
               3.1       -    Form  of Restated Certificate  of Incorporation of
                              the Company.
               *3.2      -    By-Laws of the Company.
               4.1       -    Form  of  certificate of  designation, preferences
                              and rights of Convertible Preferred Stock.
               5(a)
               and 8     -    Opinion of Reid & Priest LLP.
               10.1      -    1996 Stock Option and Performance Award Plan.
               10.2(a)   -    Loan Agreements dated as  of November 25, 1996, by
                              and between  Leisure Centers LLC-1 and Bank United
                              relating to financing of the Corpus Christi, Texas
                              property.
               *10.2(b)  -    Guaranty Agreement, dated as of November 25, 1996,
                              between the  Company and  Bank United  relating to
                              financing of the Corpus Christi, Texas property.
               10.2(c)   -    Loan Agreement,  dated as of January  29, 1997, by
                              and between  Leisure Centers LLC-1 and Bank United
                              relating  to   financing  of  the   Temple,  Texas
                              property.
               *10.2(d)  -    Guaranty Agreement, dated as of January 29,  1997,
                              between the  Company and  Bank United  relating to
                              the financing of the Temple, Texas property.
               *10.3     -    Master Development Agreement  dated September  18,
                              1996 between Capstone Capital Corp. and
                                        the Company.
               *10.4(a)  -    Form of 12% Debenture due June 16, 2000 Series 1.
               *10.4(b)  -    Form of 12% Debenture due April 15, 1999 Series 2.
               *10.4(c)  -    Form of 11% Debenture due December 31, 1996
                              Series 3.
               *10.4(d)  -    Form of 11.5% Debenture  due April 15, 2000
                              Series 4.
               *10.4(e)  -    Form of 12% Debenture  due January 15, 2003
                              Series 5.
               *10.4(f)  -    Form of 12% Debenture due April 15, 2003 Series 6.
               *10.4(g)  -    Form of 11% Debenture  due January 15, 2002
                              Series 7.
               *10.4(h)  -    Form of 11% Debenture  due January 15, 2002
                              Series 8.
               *10.4(i)  -    Form  of  12%  Debenture  due  September 15,
                              2001 Series 9.
               *10.4(j)  -    Form of 12% Debenture  due January 15, 2004
                              Series 10.
               *10.5(a)  -    Bank  Agreement dated August  14, 1990 between The
                              Bank of  New York and the Company  with respect to
                              12% Debentures, Series 1.
               *10.5(b)  -    First  Amendment dated  as of  August 21,  1992 to
                              Bank Agreement dated  August 14, 1990  between The
                              Bank  of New York and the  Company with respect to
                              12% Debentures, Series 1.
               *10.5(c)  -    Bank Agreement dated October 11, 1991  between The
                              Bank of New  York and the Company  with respect to
                              12% Debentures, Series 2.
               *10.5(d)  -    Bank Agreement dated October  17, 1991 between The
                              Bank of New York  and the Company with respect  to
                              11% Debentures, Series 3.
               *10.5(e)  -    Bank  Agreement dated  April 1,  1992  between The
                              Bank  of New York and the  Company with respect to
                              11.5% Debentures, Series 4.
               *10.5(f)  -    Bank Agreement dated October 30, 1992 between  The
                              Bank of New  York and the Company  with respect to
                              12% Debentures, Series 5.
               *10.5(g)  -    Bank Agreement dated May 24, 1993 between The Bank
                              of New  York and the  Company with respect  to 12%
                              Debentures, Series 6.
               *10.5(h)  -    Bank Agreement dated October  27, 1993 between The
                              Bank  of New York and the  Company with respect to
                              11% Debentures, Series 7.
               *10.5(i)  -    First  Amendment dated  November 29, 1993  to Bank
                              Agreement dated October 27, 1993  between The Bank
                              of  New York and  the Company with  respect to 11%
                              Debentures,Series 7.
               *10.5(j)  -    Bank Agreement dated November 29, 1993 between The
                              Bank of New  York and the Company  with respect to
                              11% Debentures, Series 8.
               *10.5(k)  -    Bank  Agreement dated  September 12,  1994 between
                              The  Bank of New York and the Company with respect
                              to 12% Debentures, Series 9.
               *10.5(l)  -    Bank Agreement  dated  July 12,  1995 between  The
                              Bank of New York and  the Company with respect  to
                              12% Debentures, Series 10.
               *10.6(a)  -    Form of Short-term Step-up Bond due March 15, 2001
                              Series 1.
               *10.6(b)  -    Form of 12.375% Bond due April 15, 2003 Series 2.
               *10.7(a)  -    Bank Agreement  between The  Bank of New  York and
                              the Company  with  respect to  Short-term  Step-up
                              Bonds Series 1.
               *10.7(b)  -    Bank Agreement  between The  Bank of New  York and
                              the Company with respect  to 12.375% Bonds -Series
                              2.
               *10.8     -    Revolving Credit Agreement dated as of May 7, 1985
                              between Sterling National Bank & Trust Company and
                              the Company.
               *10.9     -    Assumption  Agreement dated  as  of September  10,
                              1996  among Sterling  National  Bank &  Trust, the
                              Company, Bernard M. Rodin and John Luciani.
               *10.9(a)  -    First Amendment  to Assumption Agreement  dated as
                              of September 10, 1996 among Sterling National Bank
                              & Trust,  the Company,  Bernard M. Rodin  and John
                              Luciani.
               *10.10(a) -    Form  of 13.125%  Retirement Financing  Notes III,
                              due October 31, 2001.
               *10.10(b) -    Form of 13.125% Retirement Financing Notes IV, due
                              March 31, 2002.
               *10.11(a) -    Bank  Agreement  dated  as  of  September  6, 1996
                              between the Bank of New  York and the Company with
                              respect to 13.125% Retirement Financing Notes III.
               *10.11(b) -    Bank  Agreement  dated  as  of  October  22,  1996
                              between  the Bank of New York and the Company with
                              respect to 13.125% Retirement Financing Notes IV.
               *12       -    Computation of Ratio of  Earnings to Fixed Charges
                              and Preferred Dividends of the Company.
               *21       -    List of Subsidiaries of the Company.
               23.1      -    Consent   of  Reid &   Priest  LLP   (included  in
                              Exhibit 5(a) and 8 hereto).
               23.2      -    Consent of DELOITTE & TOUCHE LLP.
               *24       -    Power of Attorney.
               27.1      -    Amended Financial  Data  Schedule for  the  period
                              ended October 31, 1996.
               27.2      -    Amended  Financial Data  Schedule  for the  period
                              ended January 31, 1996.
     _______________
     *    Previously filed.
     **   To be filed by amendment.